    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1996


                                            REGISTRATION STATEMENT NO. 333-10777
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              TRIUMPH GROUP, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                                51-0347963
            (State or other jurisdiction of                       (IRS Employer Identification Number)
            incorporation or organization)

                        FOUR GLENHARDIE CORPORATE CENTER
                         1255 DRUMMERS LANE, SUITE 200
                           WAYNE, PENNSYLVANIA 19087
                                 (610) 975-0420
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 RICHARD C. ILL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              TRIUMPH GROUP, INC.
                        FOUR GLENHARDIE CORPORATE CENTER
                         1255 DRUMMERS LANE, SUITE 200
                           WAYNE, PENNSYLVANIA 19087
                                 (610) 975-0420
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

         Edward D. Slevin, Esquire                     George P. Stamas, Esquire
        Gerald J. Guarcini, Esquire                   Joanne F. Catanese, Esquire
     Ballard Spahr Andrews & Ingersoll                 Wilmer, Cutler & Pickering
       1735 Market Street, 51st Floor                       100 Light Street
      Philadelphia, Pennsylvania 19103                 Baltimore, Maryland 21202
               (215) 665-8500                                (410) 986-2800

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                OCTOBER 16, 1996


                                2,500,000 SHARES

                                     [LOGO]

                              TRIUMPH GROUP, INC.

                                  COMMON STOCK
                                   ---------

    All of the 2,500,000 shares of Common Stock offered hereby are being offered by Triumph Group, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $16.00 and $18.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company also has a class of Class D Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange subject to notice of issuance.
    Concurrent with this offering, the Company is offering an additional 125,000 shares of Common Stock to certain executive officers and directors of the Company and certain employees of Citicorp Venture Capital, Ltd. ("CVC") at the price to the public less underwriting discounts and commissions (the "Direct Sale"). See "Certain Transactions," "Principal Stockholders" and "Direct Sale."
                                 --------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                PRICE        UNDERWRITING       PROCEEDS
                                                 TO          DISCOUNTS AND         TO
                                               PUBLIC         COMMISSIONS      COMPANY(1)
Per Share................................         $                $                $
Total(2).................................         $                $                $

(1) Before deducting expenses of this offering estimated at $1,050,000.
(2) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public as shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $        ,
    $        and $        , respectively. See "Underwriting."
                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
           , 1996.

ALEX. BROWN & SONS                                       DILLON, READ & CO. INC.
      INCORPORATED

               THE DATE OF THIS PROSPECTUS IS              , 1996

                  [Picture of a commercial aircraft in flight]


                                 --------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                 --------------

    AS USED IN THIS PROSPECTUS, REFERENCES TO "THE COMPANY" SHALL INCLUDE TRIUMPH GROUP, INC. AND ITS DIRECT AND INDIRECT SUBSIDIARIES AND THE OPERATING DIVISIONS OF SUCH SUBSIDIARIES. THE COMPANY CONDUCTS ITS OPERATIONS THROUGH ITS WHOLLY OWNED SUBSIDIARY, TRIUMPH GROUP HOLDINGS, INC. AND ITS DIRECT AND INDIRECT SUBSIDIARIES. ON AUGUST 21, 1996, THE REGISTRANT'S NAME WAS CHANGED FROM "THE TRIUMPH GROUP HOLDINGS, INC." TO "TRIUMPH GROUP, INC."

    COMMITTED TO GROWTH THROUGH INTEGRITY,
         QUALITY AND SERVICE, AND CUSTOMER FOCUS.

    AVIATION
    A. BIEDERMAN
         GLENDALE, CALIFORNIA

    ADVANCED MATERIALS
    TECHNOLOGIES, INC.
         TEMPE, ARIZONA

    AEROSPACE TECHNOLOGIES
         FORT WORTH, TEXAS

    AIR LAB
         SEATTLE, WASHINGTON

    K T CORPORATION
         SHELBYVILLE, INDIANA

    L.A. GAUGE CO.
         SUN VALLEY, CALIFORNIA

    LAMAR ELECTRO-AIR
         WELLINGTON, KANSAS

    NORTHWEST INDUSTRIES
         ALBANY, OREGON

    TRIUMPH AIR REPAIR
         PHOENIX, ARIZONA

    TRUIMPH CONTROLS, INC.
         NORTH WALES, PENNSYLVANIA


    METALS
    DELUXE SPECIALTIES MFG. CO.
         HUTCHINSON, KANSAS

    GREAT WESTERN STEEL
         CHICAGO, ILLINOIS

    KILROY STRUCTURAL STEEL CO.
         CLEVELAND,OHIO

    TRIUMPH INDUSTRIES
         BRIDGEVIEW, ILLINOIS


[Picture of commercial aircraft in flight]

THE COMPANY DESIGNS, ENGINEERS, MANUFACTURES, REPAIRS AND OVERHAULS COMPONENTS
                              FOR AIRCRAFT, SUCH AS FOR THE MD-80 SHOWN ABOVE.

              [LOGO]    TRIUMPH GROUP, INC.
                        WAYNE, PENNSYLVANIA - (610) 975-0420

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE, SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

AS USED IN THIS PROSPECTUS, REFERENCES TO "THE COMPANY" SHALL INCLUDE TRIUMPH GROUP, INC. AND ITS DIRECT AND INDIRECT SUBSIDIARIES AND THE OPERATING DIVISIONS OF SUCH SUBSIDIARIES. THE COMPANY CONDUCTS ITS OPERATIONS THROUGH ITS WHOLLY OWNED SUBSIDIARY, TRIUMPH GROUP HOLDINGS, INC. AND ITS DIRECT AND INDIRECT SUBSIDIARIES. ON AUGUST 21, 1996, THE REGISTRANT'S NAME WAS CHANGED FROM "THE TRIUMPH GROUP HOLDINGS, INC." TO "TRIUMPH GROUP, INC."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT (I) THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED, AND (II) THE TRANSACTIONS DESCRIBED UNDER "RECAPITALIZATION" HAVE OCCURRED.

                                  THE COMPANY

    The Company designs, engineers, manufactures, repairs and/or overhauls aircraft components such as mechanical and electromechanical control systems, aircraft and engine accessories, auxiliary power units ("APUs"), avionics and aircraft instruments. The Company serves a broad spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components ("OEMs"), on a worldwide basis.

    According to current U.S. Department of Commerce statistics, the annual worldwide market for aircraft, including components, is approximately $56.7 billion. A recent issue of AVIATION WEEK AND SPACE TECHNOLOGY states that the global airline industry spends at least $20 billion annually to maintain its aircraft. The aircraft component production and repair industry is highly fragmented, consisting of both a limited number of well-capitalized companies, which offer a broad range of products and services, and a large number of smaller, specialized companies. The Company believes that this market structure and industry trends will result in continued industry consolidation.

    The Company believes that there are a number of significant trends affecting the demand for its products and services. Boeing's 1996 Market Outlook projects that global air travel will increase by 70% and that the number of passenger and cargo delivery aircraft in service will increase by 47% through the year 2005. This continued growth in air transit and aircraft production will increase the demand for aircraft component purchases and repairs. In addition to increased air transit and aircraft in service, these trends include increased outsourcing of the manufacture and maintenance of aircraft components, assemblies and subassemblies by aircraft operators and OEMs, reductions by customers in the number of approved suppliers and vendors of aviation products and services, aging aircraft that require increased repair and maintenance, reduced supply of surplus aircraft, increased emphasis on component traceability and more stringent maintenance and safety requirements.

COMPETITIVE ADVANTAGES

    The Company believes that it is well positioned to take advantage of these trends due to:

    BROAD ARRAY OF PRODUCT AND SERVICES. The Company offers the aviation industry a consolidated point of purchase for a broad array of aviation products and services. The Company designs, engineers and manufactures aircraft components to fulfill the particular needs and requirements of its customers. In certain cases, the Company retains the proprietary right to these designs and, accordingly, the customer will rely on the Company to provide service on such aircraft components at every stage of their useful lives, including the repair and overhaul or replacement of such components. The Company also manufactures aircraft components according to customer specifications. In addition, the Company performs repair and overhaul services for customers on various aircraft components manufactured by third parties.

    GOVERNMENT CERTIFICATIONS. The Company operates nine repair stations certified by the United States Federal Aviation Administration (the "FAA") and has been granted licenses from the FAA and foreign regulatory counterparts to perform repair and overhaul services on broad classifications of aircraft instruments and accessories. Without such broad certifications and licenses, other companies may not offer these products and services, thereby constituting a significant barrier to entry. In addition, the Company holds two exclusive licenses issued by the FAA that permit the Company to design, engineer and repair products to its own specifications for certain aircraft components and therefore to compete directly with OEMs with respect to such components. These exclusive licenses enable the Company to offer, on a proprietary basis, certain repaired parts to its customers at a lower cost than other companies that must purchase replacement parts from third parties.

    EMPHASIS ON QUALITY CONTROL. The Company incurs significant expenses to maintain stringent quality control of its products and services. In addition to domestic and foreign governmental regulations, OEMs and other customers require that the Company satisfy certain requirements relating to the quality of its products and services. The Company performs testing and certification procedures on all of the products that it designs, engineers, manufactures, repairs and overhauls, and maintains detailed records to ensure traceability of the production of and service on each aircraft component. The expense required to institute and maintain comparable quality control procedures represents a barrier to entry.

    BROAD CUSTOMER BASE. Due to the Company's broad array of products and services and its emphasis on quality control and timely delivery, the Company's customers include virtually all of the world's major commercial airlines and an increasing number of the most widely recognized air cargo carriers and OEMs. The Company expects that its customer base will continue to strengthen and broaden with increased cross-selling efforts by the Company of its various products and services.

    ESTABLISHED INDUSTRY PRESENCE. The operating divisions and subsidiaries in the Company's aviation group have been involved in the aviation industry for an average of over 30 years. These entities are characterized by experienced management and highly-skilled employees. Due in large part to its established industry presence, the Company enjoys strong customer relations, name recognition and repeat business.

COMPANY STRATEGY

    The Company intends to grow its aviation business through:

    EXPANSION OF PRODUCTS AND SERVICES. The Company will continue to introduce new aviation products and services to take advantage of the growing aviation industry and the increasing demand for aviation products and services. In an effort to expand its existing array of products and services and to capture additional repair and overhaul business, the Company plans to expand, as appropriate, its program for the distribution and inventory management of third party aircraft components. The Company will also expand its assembly and subassembly capabilities on certain aircraft components. By broadening its products and services, the Company intends to further augment its position as a consolidated point of purchase to the aviation industry, capitalizing on the trend toward outsourcing and the reduction by aircraft operators and OEMs of the number of approved suppliers and vendors.

    INCREASED INTERNATIONAL MARKETING. The Company will continue to take advantage of the expanding international market for aviation products and services, as worldwide air travel escalates and foreign nations, particularly China and other countries in Asia, purchase used aircraft that require more frequent repair and maintenance. The Company currently supplies products and services to virtually every major commercial airline in the world and retains independent sales representatives in a number of foreign countries. The Company intends to build on its existing international presence through foreign acquisitions and continued market penetration.

    CAPITALIZING ON AVIATION GROUP AFFILIATION. Utilizing the group affiliation of the Company's operating divisions and subsidiaries, the Company plans to increase cross-selling of its various capabilities to its customers. The Company's operating divisions and subsidiaries will continue to share independent sales representatives and jointly bid on projects where appropriate, while still maintaining their individual identities.

    EXPANDED OPERATING CAPACITY. The Company plans to increase its operating capacity to meet the expected increased growth and demand in the aviation industry. The Company will increase its capital expenditures, including expenditures for additional equipment and skilled labor, to support this increased capacity. The Company intends to continue to invest in state of the art machinery to increase its operating efficiencies and improve operating margins.

    GROWTH THROUGH ACQUISITIONS. The Company expects to continue its growth through acquisitions of other companies, assets or product lines that add to or complement the Company's existing aviation products and services. The Company has successfully completed three acquisitions in the last 12 months. Because of the fragmented nature of much of the market for aircraft products and services, the Company believes that many additional acquisition opportunities exist in the aviation industry. The Company does not currently have any pending or probable acquisitions.

ADDITIONAL BUSINESSES

    In addition to the aviation group, the Company also operates a metals group that, through its operating divisions and subsidiaries, processes, fabricates and distributes metal products to manufacturers and other customers in the computer, construction, container, farm equipment and office furniture industries, primarily within North America. The metals group processes and distributes carbon flat-rolled steel products and performs a variety of processes on these products, including electrogalvanizing, slitting and blanking. The Company also manufactures fuel tanks and hydraulic reservoirs and erects structural steel frameworks. The metals group is a significant contributor to the Company's financial strength and has consistently generated profits and positive cash flows for the Company. The Company believes that it competes successfully in the metals markets on the basis of price, quality and reliability of service.

COMPANY ORGANIZATION

    The Company was incorporated in 1993 to purchase the aviation and metals businesses of Alco Standard Corporation ("Alco") in a management buyout (the "Acquisition") organized by 19 members of management and CVC. See "Historical Background." The Company's executive offices are located at Four Glenhardie Corporate Center, 1255 Drummers Lane, Suite 200, Wayne, Pennsylvania 19087-1565, and its telephone number is (610) 975-0420.

                                RECAPITALIZATION

    Immediately prior to the closing of this offering, the Company will consummate a series of transactions to recapitalize. The purpose of these transactions is to simplify the Company's capital structure in anticipation of this offering and the Company's continued operation as a publicly traded company. All of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each having par value $.001 per share, of the Company will be split 65-for-one (the "Stock Split"). In addition, (i) all outstanding shares of Class A Common Stock and Class C Common Stock of the Company and shares of Class B Common Stock held by persons other than CVC and certain investors currently or previously affiliated with CVC ("CVC Investors") will be exchanged (the "Common Stock Conversion") for shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), (ii) the outstanding shares of Common Stock, par value $.001 per share of Triumph Controls, Inc. ("TCI"), a subsidiary of the Company, which are owned by management of TCI, will be converted into shares of Common Stock (the "TCI Conversion"), (iii) all outstanding shares of the Company's preferred stock, par value $.01 per share (the "Preferred Stock"), held by persons other than CVC Investors, with an aggregate liquidation value plus accumulated dividends to the date of this Prospectus will be exchanged (the "Preferred Stock Conversion") at an estimated exchange ratio of one share of Common Stock for 10.85 shares of Preferred Stock (the "Preferred Stock Exchange Ratio") and (iv) all outstanding 14% junior subordinated promissory notes (the "14% JSDs"), held by persons other than CVC Investors, and all outstanding 10.5% junior subordinated promissory notes (the "10.5% JSDs") held by management of TCI (the 14% JSDs and the 10.5% JSDs are collectively referred to hereafter as the "JSDs"), will be exchanged (referred to hereafter individually as the "14% JSD Conversion" and the "10.5% JSD Conversion" and collectively as the "JSD Conversion") at an estimated exchange ratio of one share of Common Stock for every $14.48 of principal and accrued interest on the JSDs to the date of this Prospectus (the "JSD Exchange Ratio"). All shares of Class B Common Stock, Preferred Stock (at the Preferred Stock Exchange Ratio) and JSDs (at the JSD Exchange Ratio) held by CVC Investors will be exchanged for 1,023,570 shares of Common Stock and 4,273,519 shares of Class D Common Stock, par value $.001 per share ("Class D Common Stock"), of the Company (the "CVC Exchange"). The CVC Investors will receive the shares of Class D Common Stock pursuant to the CVC Exchange in order to remain in compliance with certain regulatory requirements relating to investments in small businesses. See "Description of Capital Stock -- Class D Common Stock." The Common Stock of TCI owned by TFX Equities, Inc., an affiliate of Teleflex Incorporated ("Teleflex"), will remain outstanding as a 4.3% minority interest in TCI. The exchange ratios for the Preferred Stock and the JSDs will be adjusted to give effect to the accumulation of dividends on the Preferred Stock and the accrual of interest on the JSDs, respectively, to the date of the exchange and to give effect to the actual initial public offering price of the Common Stock. The outstanding shares of Common Stock and Class D Common Stock are collectively referred to herein as the "Shares." The Common Stock Conversion, the Preferred Stock Conversion, the JSD Conversion and the TCI Conversion are collectively referred to herein as the "Conversions." Except as otherwise indicated, all share numbers in this Prospectus assume that the Conversions have occurred on September 25, 1996.


                                  THE OFFERING

Common Stock offered by the Company.....................  2,500,000 shares

Shares to be outstanding after this offering............  9,526,873 shares(1)(2)(3)

Use of Proceeds.........................................  To repay certain indebtedness of the Company and for working
                                                          capital and general corporate
                                                          purposes. See "Use of Proceeds."

Proposed New York Stock Exchange ("NYSE") symbol........  TGI

--------------
(1) Excludes 650,000 shares of Common Stock issuable upon exercise of an outstanding warrant held by an affiliate of CVC (the "Warrant"). See "Historical Background" and "Certain Transactions."

(2) Includes 125,000 shares to be sold pursuant to the Direct Sale and 4,273,519 shares of Class D Common Stock held by CVC Investors and convertible at their option into an equal number of shares of Common Stock.

(3) Shares outstanding after this offering will be subject to adjustment to the actual date of consummation of the Preferred Stock Conversion, the JSD Conversion and the CVC Exchange to give effect to changes to the exchange ratio of the Preferred Stock for accumulation of dividends on the Preferred Stock and the exchange ratio of the JSDs for accrual of interest to the date of the exchanges and the actual initial public offering price. See "Principal Stockholders."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FISCAL YEARS ENDED MARCH 31,            THREE MONTHS ENDED JUNE 30,
                                   TEN MONTHS     -------------------------------------  -------------------------------------
                                 ENDED MARCH 31,                             PRO FORMA                              PRO FORMA
                                      1994           1995        1996(1)      1996(2)       1995        1996(1)      1996(2)
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
OPERATING DATA:
AVIATION GROUP
  Net sales....................     $  57,257     $  70,714    $ 100,166    $ 143,560    $  21,301    $  35,535    $  41,750
  Group operating income,
   before corporate
   expense(3)..................         9,138         8,778       14,095       23,312        2,765        5,948        7,384
METALS GROUP
  Net sales....................        72,738        93,451       86,608       86,608       21,073       19,649       19,649
  Group operating income,
   before corporate
   expense(3)..................         5,376         6,379        4,638        4,638        1,140          516          516
Combined operating income,
 before corporate expense......        14,514        15,157       18,733       27,950        3,905        6,464        7,900
Corporate expense(4)...........         1,573         1,606        2,522        2,522          604        1,117        1,117
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income...............        12,941        13,551       16,211       25,428        3,301        5,347        6,783
Interest expense...............         4,908         6,589        7,318        8,082        1,600        2,286        1,797
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
Income from continuing
 operations, before income
 taxes.........................         8,033         6,962        8,893       17,346        1,701        3,061        4,986
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
Income from continuing
 operations....................         4,908         4,364        5,194       10,279        1,014        1,809        2,970
Income (loss) from discontinued
 operations(5).................          (462)       (2,852)       4,496        4,496          109        --           --
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
Net income.....................     $   4,446     $   1,512    $   9,690    $  14,775    $   1,123    $   1,809    $   2,970
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
Earnings per share:
  Income from continuing
   operations..................     $    0.73(6)  $    0.67(6) $    0.78(6) $    1.37(7) $    0.16(6) $    0.27(6) $    0.40(7)
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
  Shares used in computing
   income from continuing
   operations..................         7,219(6)      7,360(6)     7,518(6)     7,518(7)     7,397(6)     7,505(6)     7,505(7)
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
                                 ---------------  -----------  -----------  -----------  -----------  -----------  -----------
  Pro forma income from
   continuing operations, as
   adjusted(8).................                                             $    1.18                              $    0.33
                                                                            -----------                            -----------
                                                                            -----------                            -----------
  Pro forma shares used in
   computing income from
   continuing operations, as
   adjusted(8).................                                                10,143                                 10,130
                                                                            -----------                            -----------
                                                                            -----------                            -----------

                                                                                       JUNE 30, 1996
                                                                        --------------------------------------------
                                                                                                      PRO FORMA
                                                                         ACTUAL    PRO FORMA(9)   AS ADJUSTED(9)(10)
                                                                        ---------  -------------  ------------------
BALANCE SHEET DATA:
Working capital.......................................................  $  49,608    $  54,662        $   55,881
Total assets..........................................................    142,297      162,812           164,031
Long-term debt, including current portion.............................     81,467       87,738            50,947
Redeemable preferred stock............................................      2,854       --                --
Total common stockholders' equity.....................................     16,667       28,451            66,461

------------------
 (1) The fiscal year ended March 31, 1996 includes the operating results of TCI and Air Lab, Inc. ("Air Lab") since the dates of acquisition, January 1, 1996 and October 2, 1995, respectively. Additionally, these entities are included in the results of operations for the three months ended June 30, 1996. The combined operations of TCI and Air Lab contributed $11.0 million and $12.2 million, respectively, to the aviation group's net sales and $2.3 million and $2.8 million, respectively, to the aviation group's operating income, before corporate expense, for the fiscal year ended March 31, 1996 and the three months ended June 30, 1996, respectively.

 (2) Represents historical data adjusted to reflect (i) the acquisitions of TCI (acquired on January 1, 1996), Advanced Materials Technologies, Inc. ("AMTI") (acquired on July 31, 1996) and Air Lab (acquired on October 2,
    1995) (the "Acquisitions"), (ii) the refinancing of a portion of the Company's long-term debt (consummated on July 19, 1996), (iii) the Conversions, and (iv) the CVC Exchange as if they occurred on April 1, 1995. See Notes to the Unaudited Condensed Consolidated Pro Forma Financial Statements for information concerning the adjustments to arrive at the pro forma amounts presented herein.


 (3) Operating income, before corporate expense, is presented by group to assist the investor in evaluating each of the group's results of operations before financing and corporate expenses.

 (4) Corporate expenses primarily consist of compensation, rent and general costs related to the operation of the Company's corporate office and other general expenses of the Company including professional fees.

 (5) Represents the results of operations of Quality Park Products, Inc. which was sold by the Company on March 31, 1996. See Note 4 of the Company's Consolidated Financial Statements.

 (6) Earnings per share information represents the Company's per share data and weighted average shares of Common Stock outstanding restated to give effect to the 65-for-one stock split to be effected immediately prior to this offering, the dilutive effects of the Warrant and stock issued during the period commencing 12 months prior to the initial filing of the proposed initial public offering at prices below the anticipated public offering price, the Conversions, the CVC Exchange and an adjustment for the interest on the JSDs net of tax expense. Income from continuing operations represents the amounts reflected in the Company's Consolidated Financial Statements. Primary and fully diluted earnings per share are the same. See Note 2 to the Company's Consolidated Financial Statements.

 (7) Pro forma earnings per share represents the Company's pro forma income from continuing operations and historical weighted average shares outstanding restated to give effect to the 65-for-one stock split to be effected immediately prior to this offering, the dilutive effects of the Warrant and stock issued during the period commencing 12 months prior to the initial filing of the proposed initial public offering at prices below the anticipated public offering price, the Conversions and the CVC Exchange. See Notes to the Unaudited Condensed Consolidated Pro Forma Financial Statements.

 (8) Pro forma earnings per share, as adjusted, represents the Company's pro forma earnings per share adjusted to give effect to the sale of shares of Common Stock offered by the Company pursuant to this offering and the application of the net proceeds therefrom (at an assumed initial public offering price of $16.00 per share, less underwriting discounts and commissions and estimated offering expenses payable by the Company) and pursuant to the Direct Sale and the application of the proceeds therefrom to reduce the Company's long-term borrowings. See Note 12 to the Unaudited Condensed Consolidated Pro Forma Financial Statements for information concerning the computation of pro forma as adjusted earnings per share. See also "Use of Proceeds," "Capitalization" and "Dividend Policy."

 (9) Adjusted to give effect to the acquisition of AMTI, the refinancing of a portion of the Company's long-term debt, the Conversions and the CVC Exchange as if they occurred on June 30, 1996. See Notes to the Unaudited Condensed Consolidated Pro Forma Financial Statements for information concerning the adjustments to arrive at the pro forma amounts presented herein.

(10) Adjusted to give effect to the sale of shares of Common Stock offered by the Company pursuant to this offering and the application of the net proceeds thereof (at an assumed initial public offering price of $16.00 per share, less underwriting discounts and commissions and estimated offering expenses payable by the Company) and pursuant to the Direct Sale and the application of the proceeds therefrom as set forth in "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

    DEPENDENCE ON AVIATION INDUSTRY. A substantial percentage of the Company's gross profit and operating income is derived from its aviation group. The Company's aviation operations are focused on designing, engineering and manufacturing aircraft components on new aircraft and performing repair and overhaul services on existing aircraft and aircraft components. Therefore, the Company's business is directly affected by economic factors and other trends that affect its customers in the aviation industry, including a possible decrease in outsourcing by aircraft operators and OEMs or projected market growth that may not materialize or be sustainable. When such economic and other factors adversely affect the aviation industry, they tend to reduce the overall customer demand for the Company's products and services, thereby decreasing the Company's operating income. There can be no assurance that economic and other factors that might affect the aviation industry will not have an adverse impact on the Company's results of operations. See "Business -- Industry Overview and Trends."

    CAPITAL REQUIREMENTS AND INTEGRATION OF ACQUIRED BUSINESSES. A key element of the Company's strategy has been, and continues to be, internal growth and growth through the acquisition of additional companies engaged in the aviation industry. In order to grow internally, the Company will be required to make significant capital expenditures. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in the Company's revolving and term credit facility (the "Credit Facility") and its other financing arrangements. In addition, growth by acquisition involves risks that could adversely affect the Company's operating results, including difficulties in integrating the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to obtain the capital necessary to pursue its internal growth and acquisition strategy, consummate acquisitions on satisfactory terms or, if any such acquisitions are consummated, satisfactorily integrate such acquired businesses into the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Company Strategy."

    COMPETITION. There are numerous competitors of the Company in both the aviation services and metals processing and distribution industries. Competition in the aviation industry comes from three primary sources: major commercial airlines, many of which operate their own maintenance and overhaul units; OEMs, which manufacture, repair and overhaul their own components; and other independent service companies. The Company's principal competitors in the metals industry include national and regional steel mills, other steel service centers, steel erection companies and pre-engineered building manufacturers. Certain of the Company's competitors in both aviation and metals have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures in either industry will not materially and adversely affect the Company's business, financial condition or results of operations. See "Business -- Competition."

    GOVERNMENT REGULATION AND INDUSTRY OVERSIGHT. The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. The Company must be certified by the FAA and, in some cases, by individual OEMs in order to engineer and service parts and components used in specific aircraft models. If material authorizations or approvals were revoked or suspended, the operations of the Company would be adversely affected. New and more stringent government regulations may be adopted, or industry oversight heightened, in the future and such new regulations, if enacted, or any industry oversight, if heightened, may have an adverse impact on the Company. See "Business -- Government Regulation."

    FLUCTUATIONS IN OPERATING RESULTS. The Company's overall operating results are affected by many factors, including the timing of orders from large customers and the timing of expenditures to manufacture parts and purchase inventory in anticipation of future sales of products and services. A large portion of the Company's operating expenses are fixed. Because several operating divisions and subsidiaries of the Company typically do not obtain long-term purchase orders or commitments from their customers, they must anticipate the future volume of orders based upon the historic purchasing patterns of their customers and upon their discussions with customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE OF CERTAIN BUSINESSES ON KEY CUSTOMERS. Although no individual customer directly accounted for more than 5% of the Company's combined net sales during the last three years, certain of the Company's operating divisions and subsidiaries have significant customers, the loss of whom could have a material adverse effect on their businesses.

    TECHNOLOGICAL DEVELOPMENTS. The aviation industry is constantly undergoing development and change, and accordingly, it is likely that new products, equipment and methods of repair and overhaul service will be introduced in the future. In order to keep pace with any new developments, the Company may need to expend significant capital to purchase new equipment and machines or to train its employees in the new methods of production and service. There can be no assurance that the Company will be successful in developing new products or that such capital expenditures will not have a material adverse effect on the Company.


    RISKS REGARDING THE COMPANY'S INVENTORY. The Company offers to maintain and manage inventories of aircraft components and other products for certain of its customers. In addition, certain of the Company's customers require the Company to maintain and manage their inventories. If this inventory is not used by the Company, because the Company ceases to supply such customers with the related products or services or because such components or other products become obsolete, the Company will not realize any income to offset the expenses incurred by the Company to acquire and maintain such inventory.


    RELIANCE ON SKILLED PERSONNEL. From time to time certain of the Company's operating divisions and subsidiaries have experienced difficulties in attracting and retaining skilled personnel to design, engineer, manufacture or repair and overhaul sophisticated aircraft components. The ability of the Company to operate successfully could be jeopardized if the Company is unable to attract and retain a sufficient number of skilled personnel.

    EXISTENCE OF COLLECTIVE BARGAINING AGREEMENTS. Several of the Company's subsidiaries are parties to collective bargaining agreements with labor unions, of which one agreement will expire in the next six months and the remaining agreements will expire over the next several years. In the aggregate, under those agreements the Company currently employs approximately 200 full-time employees, and from time to time employs up to an additional 150 temporary employees for its steel erection business, all of whom are members of labor unions. Currently, on a pro forma basis, approximately 15% of the Company's permanent employees are represented by labor unions and approximately 21.9% of the aviation group's revenues and 89.4% of the metals group's revenues are derived from the operating divisions and subsidiaries a portion of whose employees are unionized. The Company's inability to negotiate acceptable contracts with these unions could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or other work stoppage, or other employees were to become unionized, the Company could experience a significant disruption of its operations and higher ongoing labor costs, which could have an adverse effect on the Company's business and results of operations. See "Business -- Employees."

    CONTROL BY PRINCIPAL STOCKHOLDERS. Upon completion of this offering, CVC, through the exercise of the Warrant held by an affiliate of CVC and the conversion of shares of Class D Common Stock, will own or have the right to acquire 53.2% of the outstanding Common Stock. The Company's executive officers will own an aggregate of 6.6% of the outstanding Common Stock. After this offering, if CVC and the

Company's executive officers act together, they will be able to control the election of a majority of the members of the Company's Board of Directors and, therefore, to control the business, policies and affairs of the Company. See "Principal Stockholders."

    PRODUCT LIABILITY; CLAIMS EXPOSURE. The Company's overall operations expose it to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been serviced by the Company, the failure of an aircraft component designed or manufactured by the Company or the irregularity of metal products processed or distributed by the Company. While the Company believes that its liability insurance is adequate to protect it from such liabilities and while no material claims have been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could have a material adverse effect on the financial condition of the Company. See "Business -- Legal Proceedings."

    POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES. The Company's business operations and facilities are subject to a number of federal, state and local environmental laws and regulations. Although management believes that the Company's operations and facilities are in material compliance with such laws and regulations, there can be no assurance that future changes in such laws, regulations or interpretations thereof or the nature of the Company's operations will not require the Company to make significant additional capital expenditures to ensure compliance in the future. Certain Company facilities are currently the subject of environmental remediation activities, the cost of which is subject to indemnification provided by Alco in connection with the acquisition by the Company of certain of the businesses of Alco. See "Historical Background." One of these facilities is connected with a site included on the National Priorities List of Superfund sites maintained by the Environmental Protection Agency (the "EPA"). Another of these facilities is located on a site included in EPA's database of potential Superfund sites. The Alco indemnification covers both (i) the costs and claims associated with all of these environmental remediation activities and liabilities, and (ii) the costs of unidentified environmental liabilities that arise from conditions or activities existing at facilities acquired from Alco prior to their acquisition from Alco and that are identified before July 22, 2000. For a more detailed description of the Alco indemnification, see "Business -- Environmental Matters." Another of the Company's facilities leased from Teleflex is located on a site placed on the EPA's National Priorities List prior to its acquisition by the Company, and is subject to indemnification provided by Teleflex for environmental liabilities arising from activities or conditions existing at this facility prior to the Company's acquisition. The Company does not maintain environmental liability insurance, and if the Company were required to pay the expenses related to these environmental liabilities, such expenses could have a material adverse effect on the Company. See "Business -- Environmental Matters."

    NO PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price of the Common Stock will be determined in negotiations among the Company and the representatives of the Underwriters (the "Representatives"). See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active trading market will develop or be sustained following this offering. The stock market has experienced from time to time significant price and volume fluctuations.

    CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL. The Company's Certificate of Incorporation, as amended, and Bylaws contain provisions, including cumulative voting, that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. In addition, the Board of Directors of the Company has the authority to issue up to 250,000 shares of Preferred Stock in one or more series in connection with the purchase by the Company of the assets or stock of another corporation or the merger of the Company with or into another corporation, and to fix the preferences, rights and limitations of any such series without stockholder approval. See "Description of Capital Stock" for a description of these provisions. Cumulative voting and the ability to issue

Preferred Stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock.

    DILUTION. Investors in this offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock purchased in this offering. At an assumed initial public offering price of $16.00 per share, new investors will experience dilution in net tangible book value per share of $11.58. See "Dilution."

    SHARES ELIGIBLE FOR FUTURE SALE. As of the date of this Prospectus, in addition to the 2,500,000 shares of Common Stock offered pursuant to this offering, 791,832 restricted shares of Common Stock and 220,770 restricted shares of Class D Common Stock upon conversion to Common Stock, held by current stockholders, will be eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), beginning 90 days after the date of this Prospectus. 125,000 shares of Common Stock to be sold pursuant to the Direct Sale, 1,688,958 shares of Common Stock held by affiliates, 147,564 shares of Common Stock held less than two years by non-affiliates and 4,052,749 shares of Class D Common Stock held by affiliates are restricted securities under Rule 144 and will not be eligible for sale pursuant to Rule 144 beginning 90 days after the date of this Prospectus. Sales of a substantial number of shares of Common Stock in the public market following the date of this Prospectus could adversely affect the market price for the Common Stock. The Company and its executive officers, directors and all of its stockholders, who beneficially own 6,901,873 shares in the aggregate, have agreed not to offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. The Company also has granted the Warrant. Shares issued upon exercise of the Warrant will be restricted securities under Rule 144. Shares issued upon exercise of the Warrant will be subject to the 180-day lock-up agreement. Additionally, CVC and its affiliates ("CVC Affiliates") owning an aggregate of 970,692 shares of Common Stock and 4,273,519 shares of Class D Common Stock (upon conversion into Common Stock), all of whom are subject to the 180-day lock-up agreements, have the right to demand two registrations of their shares of Common Stock under the Securities Act on Form S-1 at the Company's expense and an unlimited number of registrations at the expense of the CVC Affiliates. The holder of the Warrant has the right to demand one registration at the Company's expense. Both the CVC Affiliates and the holder of the Warrant have the right to demand an unlimited number of registrations on Form S-3 at the Company's expense. In addition, the CVC Affiliates, the holder of the Warrant and certain members of management of the Company have the right, subject to certain limitations, to have their shares of Common Stock included in future registered public offerings of securities of the Company at its expense. See "Shares Eligible for Future Sale."

                             HISTORICAL BACKGROUND

    The Company was formed by members of management and CVC to acquire certain businesses and assets from Alco in the Acquisition. In connection with the Acquisition, 19 members of management contributed capital in the aggregate amount of approximately $1.1 million and CVC, an institutional investor, contributed capital in the aggregate amount of approximately $6.9 million. On the date of this Prospectus, assuming a public offering price of $16.00 per share and conversion of the outstanding securities in accordance with the recapitalization of the Company, the securities of these members of management and CVC and its affiliates will be valued at $22.7 million and $86.6 million, respectively. The Board of Directors has not declared or paid dividends on the Company's outstanding classes of common stock since the Acquisition. See "Certain Transactions" and "Direct Sale" for a description of transactions between the Company and certain members of management or CVC and its affiliates.


    In July 1993, the Company acquired substantially all of the assets relating to Alco's aviation, metals processing and paper converting businesses for an aggregate purchase price of approximately $115.2 million, including a subordinated promissory note in the aggregate principal amount of $13.5 million (the "Alco Note"). See "Certain Transactions." For further information regarding the Acquisition, see Note 1 to the Company's Consolidated Financial Statements.


    The businesses acquired from Alco as part of the Acquisition included a major portion of the Company's aviation operations and its entire metals operations, as well as Quality Park Products, Inc. ("Quality Park"), a paper converting business. Following the Acquisition, the Company determined to focus its efforts on its core businesses and, after restructuring, sold Quality Park in March 1996 to Mail-Well I Corporation ("Mail-Well") for approximately $27.4 million in cash, and the assumption by Mail-Well of certain liabilities.

    As part of the Company's strategy to grow its aviation businesses, the Company has completed three material acquisitions since the Acquisition:

    In October 1995, the Company acquired substantially all of the assets, including the name, and assumed certain liabilities of, Air Lab, Inc. ("Air Lab"), for aggregate consideration of approximately $2.2 million, plus additional amounts to be paid through the year 2000, as consideration for a non-competition agreement entered into by the seller and certain of its stockholders and as consideration for a consulting agreement entered into by the seller to provide marketing and advisory services. Air Lab services instruments and avionics for the commercial aviation industry.

    In January 1996, the Company acquired all of the assets and assumed certain of the liabilities of TCI, formerly a division of Teleflex, for aggregate consideration of approximately $36.5 million, including a 10.5% subordinated promissory note in the principal amount of $5.5 million (the "Teleflex Note"). The Company also assumed liabilities and incurred transaction related costs totalling $3.6 million. TCI also sold shares of Common Stock of TCI, representing a 10% minority interest in TCI (convertible to the Company's Common Stock at the Company's option), and 10.5% JSDs in an aggregate principal amount of $800,000 to an affiliate of Teleflex in payment of a financing fee and to certain members of management of TCI in consideration for cash and confidentiality and non-competition agreements. As part of the acquisition, the Company also granted to the president of TCI a purchase option to purchase shares of Class A Common Stock which will be exchanged into 19,500 shares of Common Stock at an exercise price of $1.87 per share and issued 14% JSDs which will be exchanged into 1,816 shares of Common Stock at the JSD Exchange Ratio. This purchase option was exercised on September 17, 1996. TCI manufactures and services mechanical and electromechanical controls for various end users, primarily in the aviation industry.

    In July 1996, the Company purchased all of the outstanding capital stock of Advanced Materials Technologies, Inc. ("AMTI"). The aggregate consideration for the AMTI acquisition was approximately $7.5 million in cash paid at closing plus a total of approximately $3.7 million to be paid through the year 2002 as consideration for a confidentiality and non-competition agreement entered into by one of the former owners of AMTI. In addition, the Company assumed certain liabilities and incurred transaction related costs totalling $10.6 million. The Company also purchased for approximately $0.5 million certain real estate leased to AMTI by its principal stockholder and granted to such stockholder a purchase option to purchase shares of Class A Common Stock which will be exchanged into 13,000 shares of Common Stock at an exercise price of $1.87 per share and issued 14% JSDs which will be exchanged into 1,211 shares of Common Stock at the JSD Exchange Ratio. This purchase option was exercised on August 30, 1996. As part of the acquisition, the Company also acquired AMTI's wholly owned subsidiary, Special Processes of Arizona, Inc. ("SPOA"). AMTI engages in the repair and manufacture of components for APUs and gas turbine engines. SPOA engages in the production and application of plasma coating used primarily by the aviation industry.


    For additional information regarding the Company's acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 and Note 17 to the Company's Consolidated Financial Statements.

                                USE OF PROCEEDS


    The net proceeds from the sale of the 2,500,000 shares of Common Stock offered pursuant to this offering and the 125,000 shares offered pursuant to the Direct Sale are estimated to be approximately $38.0 million ($43.6 million if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price per share of $16.00 (less underwriting discounts and commissions and estimated offering expenses payable by the Company). The Company intends to use a portion of the net proceeds of this offering to repay $5.5 million of the Alco Note. The principal amount of the Alco Note is $13.5 million. The Alco Note matures in equal installments on June 1, 2002 and June 1, 2003, bears interest at the rate of 10% per annum and may be repaid in whole or in part at any time without penalty. The remaining proceeds will be used to repay the revolving credit facility, which matures on July 19, 2001, and bears interest, at the option of the Company, at the fluctuating prime rate or LIBOR plus applicable basis points. On September 24, 1996, an aggregate of approximately $29.8 million was outstanding under the revolving credit facility, $22.0 million of which was accruing interest at the LIBOR rate (plus applicable basis points) of 6.81% per annum and $7.8 million of which was accruing interest at the prime rate of 8.25% per annum. Amounts repaid on the revolving credit facility may be reborrowed. The remainder of the net proceeds, if any, will be used for working capital and other general corporate purposes. Pending such uses, the net proceeds will be invested in short-term, interest-bearing investments.


                                DIVIDEND POLICY

    The Company has paid no dividends on its Common Stock. The Board of Directors of the Company does not intend to declare any dividends on its Common Stock in the foreseeable future. Rather, the Company intends, after consummation of this offering, to retain its earnings, if any, for use in the operation of its business. The Common Stock and the Class D Common Stock will be treated the same with respect to any dividends declared by the Board of Directors. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the terms of the Credit Facility and other financing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the long-term debt and stockholders' equity of the Company and its subsidiaries as of June 30, 1996: (i) on an actual basis, giving effect to the Stock Split; (ii) on a pro forma basis; and (iii) on a pro forma as adjusted basis. Pro forma amounts give effect to: (a) the acquisition of AMTI which occurred on July 31, 1996; (b) the refinancing of the Company's debt by the Credit Facility which occured on July 19, 1996; (c) the Conversions; and (d) the CVC Exchange. The pro forma amounts as adjusted give effect to the pro forma adjustments described herein and the sale by the Company of 2,500,000 shares of Common Stock in this offering (at an assumed initial public offering price of $16.00, less underwriting discounts and commissions and estimated offering expenses payable by the Company) and the sale of 125,000 shares of Common Stock pursuant to the Direct Sale (at the price to the public less underwriting discounts and commissions) and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's Unaudited Condensed Consolidated Pro Forma Financial Statements and the Notes thereto and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                        JUNE 30, 1996
                                                                            --------------------------------------
                                                                                                       PRO FORMA
                                                                              ACTUAL      PRO FORMA   AS ADJUSTED
                                                                            -----------  -----------  ------------
                                                                                        (IN THOUSANDS)
Long-term debt (including current portion):
  Revolving credit facility...............................................  $     9,109  $    31,291   $   --
  Senior term loans.......................................................       27,598       35,000       35,000
  11% senior subordinated note............................................       14,900      --            --
  10.5% subordinated note.................................................        5,793        5,793        5,793
  10% subordinated note...................................................       13,500       13,500        8,000
  10.5% junior subordinated promissory notes..............................          835          359          359
  14% junior subordinated promissory notes................................        9,055      --            --
  Other debt..............................................................          677        1,795        1,795
                                                                            -----------  -----------  ------------
    Total debt............................................................       81,467       87,738       50,947
Redeemable Preferred Stock, 14% cumulative, $.01 par value, 30,575 shares
 authorized and outstanding; none pro forma and pro forma as adjusted.....        2,854      --            --
Stockholders' equity:
  Preferred Stock, $100 par value, 250,000 shares authorized, no shares
   outstanding............................................................      --           --            --
  Common Stock, $.001 par value:
    Class A:
    6,500,455 shares authorized; 1,300,000 shares issued; none pro forma
     and pro forma as adjusted............................................            1      --            --
    Class B:
    4,550,000 shares authorized and issued; none pro forma and pro forma
     as adjusted..........................................................            5      --            --
    Class C:
    455 shares authorized and issued; none pro forma and pro forma as
     adjusted.............................................................      --           --            --
  Common Stock, $.001 par value, 15,000,000 shares authorized, 2,623,007
   shares pro forma, 5,248,007 shares pro forma as adjusted(1)............      --                 3            5
  Class D Common Stock, $.001 par value, 6,000,000 shares authorized,
   4,245,731 shares pro forma, 4,245,731 shares pro forma as adjusted.....      --                 4            4
  Additional paid-in capital..............................................        1,086       16,067       54,075
  Cost of Class A Common Stock in treasury................................          (85)     --            --
  Retained earnings.......................................................       15,660       12,377       12,377
                                                                            -----------  -----------  ------------
    Total common stockholders' equity.....................................       16,667       28,451       66,461
                                                                            -----------  -----------  ------------
      Total capitalization................................................  $   100,988  $   116,189   $  117,408
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

------------------
(1) Excludes 650,000 shares of Common Stock issuable upon exercise of the Warrant.

                                    DILUTION

    The pro forma net tangible book value of the Company's Common Stock as of June 30, 1996 was $3,921,000 or approximately $0.57 per share. Pro forma net tangible book value per share represents the amount of the tangible assets of the Company less intangible assets and total liabilities, divided by 6,868,738 shares of Common Stock outstanding. For purposes hereof, pro forma net tangible book value and the number of shares of Common Stock outstanding assume the consummation of the Stock Split, the Conversions, the CVC Exchange and the conversion by CVC of all shares of Class D Common Stock into shares of Common Stock on June 30, 1996. See also Unaudited Condensed Consolidated Pro Forma Financial Statements.

    Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale of 2,500,000 shares of Common Stock in this offering (at an assumed initial public offering price of $16.00 per share, less underwriting discounts and commissions and estimated offering expenses payable by the Company) and the sale of 125,000 shares of Common Stock in the Direct Sale (at the price to the public less underwriting discounts and commissions) and application of the net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1996 would have been $41,931,000 or $4.42 per share. This represents an immediate increase in pro forma net tangible book value of $3.75 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.75 per share to purchasers of Common Stock in this offering.

    The following table illustrates the dilution in pro forma net tangible book value per share:

Assumed public offering price per share.....................................             $   16.00
  Pro forma net tangible book value per share at June 30, 1996..............  $    0.57
  Increase per share attributable to new investors..........................       3.85
                                                                              ---------
Pro forma net tangible book value per share after this offering.............                  4.42
                                                                                         ---------
Pro forma net tangible book value dilution per share to new investors.......             $   11.58
                                                                                         ---------
                                                                                         ---------

    The following table sets forth on a pro forma basis as of June 30, 1996, assuming the consummation of the Conversions, the CVC Exchange and the conversion by CVC of all shares of Class D Common Stock into shares of Common Stock, the difference between the existing stockholders and new investors in this offering (at an assumed initial public offering price of $16.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share:

                                                   SHARES PURCHASED         TOTAL CONSIDERATION
                                                -----------------------  --------------------------  AVERAGE PRICE
                                                  NUMBER      PERCENT        AMOUNT       PERCENT      PER SHARE
                                                -----------  ----------  --------------  ----------  -------------
Existing stockholders.........................    6,868,738       72.4%  $   15,297,000       26.8%    $    2.23
Direct Sale Investors.........................      125,000        1.3        1,860,000        3.2%        14.88
New investors.................................    2,500,000       26.3%      40,000,000       70.0%        16.00
                                                -----------              --------------
    Total.....................................    9,493,738      100.0%  $   57,157,000      100.0%
                                                -----------              --------------
                                                -----------              --------------


    The foregoing computations do not assume exercise of the Warrant to purchase 650,000 shares at an aggregate exercise price of $100.00 but do assume the exercise of purchase options in August and September 1996. See "Historical Background." To the extent that shares of Common Stock are issued upon exercise of the Warrant, the effect would be to increase the pro forma dilution to new investors to $11.87 per share from $11.58 per share. See "Historical Background."

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical financial data for the ten months ended March 31, 1994 and for each of the two years in the period ended March 31, 1996 are derived from the audited consolidated financial statements of Triumph Group, Inc. and should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The selected financial data for each of the three month periods ended June 30, 1995 and 1996 are derived from the unaudited interim financial statements included elsewhere herein. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ended March 31, 1997.

                                          PREDECESSOR COMPANY                           TRIUMPH GROUP, INC.
                                   ---------------------------------  -------------------------------------------------------
                                                            EIGHT
                                                           MONTHS     TEN MONTHS
                                       YEARS ENDED          ENDED        ENDED      YEARS ENDED MARCH     THREE MONTHS ENDED
                                      SEPTEMBER 30,        MAY 31,     MARCH 31,           31,                 JUNE 30,
                                   --------------------  -----------  -----------  --------------------  --------------------
                                    1991(1)    1992(1)     1993(1)       1994        1995      1996(2)     1995      1996(2)
                                   ---------  ---------  -----------  -----------  ---------  ---------  ---------  ---------
HISTORICAL OPERATING DATA:
AVIATION GROUP
  Net sales......................  $  87,304  $  76,346   $  46,517    $  57,257   $  70,714  $ 100,166  $  21,301  $  35,535
  Cost of products sold..........     60,116     55,254      34,568       39,941      51,395     70,643     15,494     23,286
                                   ---------  ---------  -----------  -----------  ---------  ---------  ---------  ---------
  Gross profit...................     27,188     21,092      11,949       17,316      19,319     29,523      5,807     12,249
  Selling, general and
   administrative................      9,541      9,161       5,830        6,799       8,761     12,915      2,554      5,276
  Depreciation and
   amortization..................      2,114      2,060       1,413        1,379       1,780      2,513        488      1,025
                                   ---------  ---------  -----------  -----------  ---------  ---------  ---------  ---------
  Operating income, before
   corporate expense(3)..........     15,533      9,871       4,706        9,138       8,778     14,095      2,765      5,948
METALS GROUP
  Net sales......................     78,020     78,258      57,216       72,738      93,451     86,608     21,073     19,649
  Cost of products sold..........     60,813     60,178      45,293       57,154      74,441     69,097     16,584     15,860
                                   ---------  ---------  -----------  -----------  ---------  ---------  ---------  ---------
  Gross profit...................     17,207     18,080      11,923       15,584      19,010     17,511      4,489      3,789
  Selling, general and
   administrative................     10,990     10,741       7,704        9,614      11,715     11,874      3,122      3,046
  Depreciation and
   amortization..................        738        832         658          594         916        999        227        227
                                   ---------  ---------  -----------  -----------  ---------  ---------  ---------  ---------
  Operating income, before
   corporate expense(3)..........      5,479      6,507       3,561        5,376       6,379      4,638      1,140        516
                                   ---------  ---------  -----------  -----------  ---------  ---------  ---------  ---------
  Combined operating income,
   before corporate expense......  $  21,012  $  16,378   $   8,267       14,514      15,157     18,733      3,905      6,464
                                   ---------  ---------  -----------
                                   ---------  ---------  -----------
  Corporate expense(4)...........                                          1,573       1,606      2,522        604      1,117
  Interest expense...............                                          4,908       6,589      7,318      1,600      2,286
                                                                      -----------  ---------  ---------  ---------  ---------
  Income from continuing
   operations, before income
   taxes.........................                                          8,033       6,962      8,893      1,701      3,061
  Income tax expense.............                                          3,125       2,598      3,699        687      1,252
                                                                      -----------  ---------  ---------  ---------  ---------
  Income from continuing
   operations....................                                          4,908       4,364      5,194      1,014      1,809
  Income (loss) from discontinued
   operations....................                                           (462)     (2,852)     4,496        109     --
                                                                      -----------  ---------  ---------  ---------  ---------
  Net income.....................                                      $   4,446   $   1,512  $   9,690  $   1,123  $   1,809
                                                                      -----------  ---------  ---------  ---------  ---------
                                                                      -----------  ---------  ---------  ---------  ---------
Earning per share(5):
  Income from continuing
   operations(5).................                                      $    0.73   $    0.67  $    0.78  $    0.16  $    0.27
  Shares used in computing
   earnings per share(5).........                                          7,219       7,360      7,518      7,397      7,505


                                      SEPTEMBER 30,        MAY 31,                MARCH 31,                    JUNE 30,
                                   --------------------  -----------  ---------------------------------  --------------------
                                     1991       1992        1993         1994        1995       1996       1995       1996
                                   ---------  ---------  -----------  -----------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Working capital................  $  30,766  $  32,360   $  33,296    $  49,152   $  39,609  $  60,379  $  38,055  $  49,608
  Total assets...................    152,153    154,343     152,761      104,905     111,386    161,406     95,548    142,297
  Long-term debt, including
   current portion...............     64,690     64,477      69,013       74,403      71,738     98,769     82,202     81,467
  Redeemable preferred stock.....     --         --          --            1,423       1,912      2,652      2,057      2,854
  Total common stockholders'
   equity........................     61,037     69,283      63,398        5,080       6,094     15,065      7,093     16,667

------------------
(1) Financial information related to the years ended September 30, 1991 and 1992 and the eight month period ended May 31, 1993 is unaudited and represents operating results for the divisions and subsidiaries of the predecessor company which were purchased by the Company on June 1, 1993. Information is provided through operating income to assist the investor in evaluating the Company's historical operating trends. Financial information after operating income is excluded as the information is not comparable to subsequent periods because of the significantly changed corporate organization and capital structure which resulted from the Acquisition.

(2) The fiscal year ended March 31, 1996 includes the operating results of TCI and Air Lab since the dates of acquisition, January 1, 1996 and October 2, 1995, respectively. Additionally, these entities are included in the results of operations for the three months ended June 30, 1996. The combined operations of TCI and Air Lab contributed $11.0 million and $12.2 million to the aviation group's net sales and $2.3 million and $2.8 million to the aviation group's operating income, before corporate expense, for the fiscal year ended March 31, 1996 and the three months ended June 30, 1996, respectively.

(3) Operating income, before corporate expense, is presented by group to assist the investor in evaluating each of the group's results of operations before financing and corporate expenses.

(4) Corporate expenses primarily consist of compensation, rent and general costs related to the operation of the Company's corporate office and other general expenses of the Company including professional fees.

(5) Earnings per share information represents the Company's per share data and weighted average Common Stock outstanding restated to give effect to the 65-for-one stock split to be effected immediately prior to this offering, the dilutive effects of the Warrant and stock issued during the period commencing 12 months prior to the initial filing of the proposed initial public offering at prices below the anticipated public offering price, the Conversions and an adjustment for the interest on the JSDs net of tax expense. Income from continuing operations represents the amounts reflected in the Company's Consolidated Financial Statements. Primary and fully diluted earnings per share are the same. See Note 2 to the Company's Consolidated Financial Statements.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The unaudited pro forma operating data for the fiscal year ended March 31, 1996 and for the three months ended June 30, 1996 set forth herein give effect to the Acquisitions, the refinancing of the Company's outstanding debt, the Conversions and the CVC Exchange. The unaudited pro forma balance sheet data gives effect to the transactions described above, except for the acquisitions of Air Lab and TCI (which are included in the historical balances) as if such transactions had occurred on June 30, 1996. The pro forma as adjusted amounts also give effect to the offering.

    The selected unaudited pro forma financial data should be read in conjunction with the Unaudited Condensed Consolidated Pro Forma Financial Statements and the related Notes thereto and the Consolidated Financial Statements and the related Notes thereto appearing elsewhere herein. The unaudited pro forma financial data are provided for informational purposes only and do not purport to represent what the Company's financial position or results of operations actually would have been had the transactions described therein been completed as of the date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                                                                   YEAR ENDED               THREE MONTHS ENDED
                                                                 MARCH 31, 1996               JUNE 30, 1996
                                                           ---------------------------  --------------------------
                                                           HISTORICAL    PRO FORMA(1)   HISTORICAL   PRO FORMA(1)
                                                           -----------  --------------  -----------  -------------
OPERATING DATA:
AVIATION GROUP
  Net sales..............................................  $   100,166  $   143,560      $  35,535    $  41,750
  Cost of products sold..................................       70,643       94,936         23,286       26,890
                                                           -----------  --------------  -----------  -------------
  Gross profit...........................................       29,523       48,624         12,249       14,860
  Selling, general, and administrative...................       12,915       20,004(2)       5,276        6,046
  Depreciation and amortization..........................        2,513        5,308(3)       1,025        1,430(3)
                                                           -----------  --------------  -----------  -------------
  Operating income, before corporate expense.............       14,095       23,312          5,948        7,384

METALS GROUP
  Net sales..............................................       86,608       86,608         19,649       19,649
  Cost of products sold..................................       69,097       69,097         15,860       15,860
                                                           -----------  --------------  -----------  -------------
  Gross profit...........................................       17,511       17,511          3,789        3,789
  Selling, general, and administrative...................       11,874       11,874          3,046        3,046
  Depreciation and amortization..........................          999          999            227          227
                                                           -----------  --------------  -----------  -------------
  Operating income, before corporate expense.............        4,638        4,638            516          516
                                                           -----------  --------------  -----------  -------------
Combined operating income, before corporate expense......       18,733       27,950          6,464        7,900
Corporate expense(2).....................................        2,522        2,522          1,117        1,117
Interest expense.........................................        7,318        8,082(4)       2,286        1,797(4)
                                                           -----------  --------------  -----------  -------------
Income from continuing operations before income taxes....        8,893       17,346          3,061        4,986
Income tax expense(5)....................................        3,699        7,067          1,252        2,016
                                                           -----------  --------------  -----------  -------------
Income (loss) from continuing operations.................  $     5,194  $    10,279      $   1,809    $   2,970
                                                           -----------  --------------  -----------  -------------
                                                           -----------  --------------  -----------  -------------
Income from continuing operations, per share(6)..........  $      0.78  $      1.37      $    0.27    $    0.40
                                                           -----------  --------------  -----------  -------------
                                                           -----------  --------------  -----------  -------------
Shares used in computing earnings per share(6)...........        7,518        7,518          7,505        7,505
                                                           -----------  --------------  -----------  -------------
                                                           -----------  --------------  -----------  -------------

                                                                                     JUNE 30, 1996
                                                                     ---------------------------------------------
                                                                                                     PRO FORMA
                                                                     HISTORICAL   PRO FORMA(7)   AS ADJUSTED(7)(8)
                                                                     -----------  -------------  -----------------
BALANCE SHEET DATA:
Working capital....................................................   $  49,608     $  54,662        $  55,881
Total assets.......................................................     142,297       162,812          164,031
Long term debt, including current portion..........................      81,467        87,738           50,947
Redeemable preferred stock.........................................       2,854        --               --
Total common stockholders' equity..................................      16,667        28,451           66,461

(1) Adjustments to arrive at pro forma amounts relate to the following transactions:

    (a) The Company made the following acquisitions during the past 12 months:

                                                                                  AGGREGATE
BUSINESS                                                    DATE OF PURCHASE   PURCHASE PRICE
----------------------------------------------------------  -----------------  ---------------
Air Lab...................................................       10/2/95        $ 3.4 million
TCI.......................................................       1/1/96          40.1 million
AMTI......................................................       7/31/96         21.3 million
SPOA......................................................    (acquired by AMTI on 1/31/96)

        The pro forma results of operations adjustments are those necessary to reflect the Company's income from continuing operations as if each acquisition took place at the beginning of the period presented. The results of operations of SPOA are included in the pro forma adjustments for periods subsequent to the date of acquisition by AMTI only.

    (b) On July 19, 1996, the Company entered into an unsecured five year credit agreement for a $50.0 million revolving credit facility and a $35.0 million term loan. Proceeds from the new credit agreement were used to retire the Company's existing revolving credit facility, senior term loans and senior subordinated notes. The refinancing resulted in interest savings which are reflected herein.

    (c) In conjunction with this offering, the Company has elected to exchange a portion of the common stock of TCI held by certain minority stockholders (approximately 5% of the total outstanding) for 41,405 shares of Common Stock of the Company. In addition, the Company intends to exchange its JSDs plus accrued interest, and Preferred Stock at liquidation value plus accumulated dividends, for shares of Common Stock at an assumed initial public offering price of $16.00 per share (less underwriting discounts and commissions and estimated offering expenses payable by the Company). As a result of these exchanges 982,073 shares (as of June 30, 1996) of the Company's stock will be issued to holders of the JSDs and the Preferred Stock.

(2) Certain amounts, aggregating $3.5 million, were excluded from selling, general and administrative expenses for the year ended March 31, 1996 as they related to expenses incurred prior to the acquisitions which are neither recurring nor indicative of future operations. Corporate expenses primarily consist of compensation, rent and general costs related to the operation of the Company's corporate office and other general expenses of the Company including professional fees.

(3) Adjustments to depreciation and amortization expense reflect the following:
    (i) additional depreciation expense in excess of historical amounts of $0.9 million and $0.1 million for the year ended March 31, 1996 and the three months ended June 30, 1996, respectively, due to the write-up of property, plant and equipment to estimated fair market value and (ii) amortization of excess cost over net assets acquired (amortized over 25 years) and amortization of other intangible assets acquired (amortized over a period of six to 25 years) of $0.4 million and $0.8 million for the year ended March 31, 1996 and $18 thousand and $0.2 million, for the three months ended June 30, 1996.

(4) Adjustments to interest expense for the year ended March 31, 1996 and the three months ended June 30, 1996 consist of increases of: (i) $3.2 million and $0.3 million, respectively, for interest incurred under the Company's revolving credit facilities used to finance the purchases and fund operations of the acquired companies and amounts incurred pertaining to actual borrowings under the senior term loans used to purchase the companies at historical interest rates; (ii) $0.5 million for the fiscal year ended March 31, 1996 for interest incurred related to the subordinated promissory note and junior subordinated promissory notes arising as a result of the Acquisitions (acquisition amounts are included in the historical results for the quarter ended June 30, 1996); (iii) $0.1 million for fiscal year ended March 31, 1996 for amortization of deferred financing costs, classified as interest, pertaining to the Company's increase in senior term loans outstanding as a result of the Acquisitions (acquisition amounts are included in the historical results for the quarter ended June 30, 1996); and
    (iv) $0.2 million and $0.1 million for the fiscal year ended March 31, 1996 and the three months ended June 30, 1996, respectively, incurred relating to the interest cost associated with long-term covenants not-to-compete with the previous owners of certain acquired companies, partially offset by reductions in interest expense of $2.0 million and $0.5 million relating to the refinancing described in (1)(b) above and $1.2 million and $0.3 million relating to the elimination of interest as a result of the JSD Conversion for the year ended March 31, 1996 and the three months ended June 30, 1996, respectively.

(5) The tax provision arising from the pro forma adjustments (excluding the portion of the Company's income attributable to the minority interest's investment in TCI) is based on the Company's estimated tax rate of 40.0%.

(6) The calculation of shares used in computing income from continuing operations per share include adjustments for the outstanding Warrant, stock issued during the period commencing 12 months prior to the initial filing of the proposed initial public offering at prices below the anticipated public offering price, the Conversions and the CVC Exchange. The pro forma as adjusted shares also include the issuance of 2,500,000 shares in connection with this offering and 125,000 shares in connection with the Direct Sale. See also Notes to the Unaudited Condensed Consolidated Pro Forma Financial Statements and Note 2 to the Consolidated Financial Statements.

(7) Adjustments to the pro forma balance sheet include adjustments to record the purchase of AMTI as though it occurred on June 30, 1996, including the write-up of fixed assets to estimated fair value and the recording of excess of cost over net assets acquired and intangible assets acquired, as well as the assumption of liabilities and debt used to finance the purchase. In addition, adjustments are made to reflect the extraordinary loss of $1.5 million, net of a tax benefit of $1.0 million related to prepayment penalties incurred and the write-off of deferred financing fees related to the existing debt and the additional long-term debt assumed under the refinancing. Adjustments also give effect to the Conversions and the CVC Exchange. See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

(8) Adjustments give effect to the sale of 2,500,000 shares of Common Stock at an assumed initial public offering price of $16.00 per share (less underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom and the sale of 125,000 shares of Common Stock in the Direct Sale and the application of the proceeds therefrom to reduce long-term debt by $36.8 million and increase cash by $1.2 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company's aviation group designs, engineers, manufactures or repairs and overhauls aircraft components for commercial airlines and air cargo carriers, as well as OEMs, on a worldwide basis. The Company's metals group manufactures, machines, forges, processes and distributes metal products to customers in the computer, construction, container, farm equipment and office furniture industries, primarily within North America.

    Net sales consist of sales of aircraft components and metal products, as well as revenues derived from repairing and overhauling aircraft components. Net sales are recorded when services are performed or when products are shipped, except for long-term construction contracts entered into by the Company's metals group, which are recorded on the percentage-of-completion method based on the relationship between actual costs incurred and total estimated costs at completion. Net sales from long-term construction contracts which are recorded on the percentage-of-completion method approximated 12% and 11% of total net sales in 1996 and 1995, respectively.

    The metals group has recently experienced declining operating margins due to weakened demand and lower selling prices for flat-rolled steel products, increased competition for electrogalvanized products and losses associated with certain major structural steel fabrication projects. In an effort to improve operating performance in the metals group, the Company closed its metals fabrication operations during the first quarter of fiscal 1997.

    Operating costs consist primarily of cost of products sold, selling, general and administrative expenses and depreciation and amortization. Selling, general and administrative expenses consist primarily of compensation and related benefits to certain administrative employees, marketing, communications and professional fees.

    The Company focuses its acquisition activities on companies engaged in the aviation products and services industry. This group has historically provided, and the Company believes that it will continue to provide, higher operating margins than the metals group.

    Within the past 12 months, the Company has completed three acquisitions of aviation companies and has sold one of its subsidiaries not engaged in the aviation or metals business.

    The acquisition of TCI has been accounted for under the purchase method of accounting and, accordingly, the operating results of TCI have been included for the three months ended March 31, 1996.

    The acquisition of Air Lab has been accounted for under the purchase method of accounting and, accordingly, the operating results of Air Lab have been included in consolidated operating results since October 2, 1995.

    In July 1996, the Company acquired AMTI. The acquisition was accounted for under the purchase method of accounting. The operating results of AMTI will be included in consolidated operating results from July 31, 1996.

    In March 1996, the Company sold substantially all of the assets of its paper converting subsidiary, Quality Park, for approximately $27.4 million in cash, and the assumption by the purchaser of certain liabilities.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationships of expense items to net sales.

                                                                                                    THREE MONTHS ENDED
                                                                          FISCAL YEAR ENDED
                                                        TEN MONTHS    --------------------------  ----------------------
                                                        ENDED MARCH    MARCH 31,     MARCH 31,     JUNE 30,    JUNE 30,
                                                         31, 1994         1995          1996         1995        1996
                                                       -------------  ------------  ------------  ----------  ----------
Aviation Group
  Net sales..........................................       100.0%         100.0%        100.0%       100.0%      100.0%
  Operating costs:
    Cost of products sold............................        69.8%          72.7%         70.5%        72.7%       65.6%
    Selling, general and administrative..............        11.8%          12.4%         12.9%        12.0%       14.8%
    Depreciation and amortization....................         2.4%           2.5%          2.5%         2.3%        2.9%
                                                            -----          -----         -----        -----       -----
  Operating income, before corporate expenses........        16.0%          12.4%         14.1%        13.0%       16.7%

Metals Group
  Net sales..........................................       100.0%         100.0%        100.0%       100.0%      100.0%
  Operating costs:
    Cost of products sold............................        78.6%          79.7%         79.8%        78.7%       80.7%
    Selling, general and administrative..............        13.2%          12.5%         13.7%        14.8%       15.5%
    Depreciation and amortization....................         0.8%           1.0%          1.1%         1.1%        1.2%
                                                            -----          -----         -----        -----       -----
  Operating income, before corporate expenses........         7.4%           6.8%          5.4%         5.4%        2.6%

THREE MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE MONTHS ENDED JUNE 30, 1995

    AVIATION GROUP

    NET SALES. Net sales for the aviation group increased by $14.2 million, or 66.8%, to $35.5 million for the three months ended June 30, 1996 from $21.3 million for the three months ended June 30, 1995. This increase was primarily due to the additional net sales generated by TCI and Air Lab, acquired in January 1996 and October 1995, respectively, accounting for an aggregate of $12.2 million of such increase. Net sales from the remaining operating divisions and subsidiaries in the aviation group experienced a 9.5% increase due to higher activity in the repair and overhaul markets and increased orders from OEMs.

    COSTS OF PRODUCTS SOLD. Costs of products sold for the aviation group increased by $7.8 million, or 50.3%, to $23.3 million for the three months ended June 30, 1996 from $15.5 million for the three months ended June 30, 1995. Of this increase, $7.1 million was associated with net sales generated by TCI and Air Lab. The remaining operating divisions and subsidiaries experienced a 4.6% increase in costs of products sold relating to increased sales volume.

    GROSS PROFIT. Gross profit for the aviation group increased by $6.4 million, or 110.9%, to $12.2 million for the three months ended June 30, 1996 from $5.8 million for the three months ended June 30, 1995. Of this increase, $5.1 million was a direct result of the net sales of TCI and Air Lab, while the remaining operating divisions and subsidiaries experienced a $1.3 million increase in gross profit on the higher sales volume. As a percentage of net sales, gross profit for the aviation group was 34.5% and 27.3% of net sales for the three months ended June 30, 1996 and June 30, 1995, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the aviation group increased by $2.7 million, or 106.6%, to $5.3 million for the three months ended June 30, 1996 from $2.6 million for the three months ended June 30, 1995. Of this increase, $2.3 million of the increase was associated with the selling, general and administrative costs (including costs for engineering personnel) of the acquired businesses, TCI and Air Lab. The remaining $0.4 million increase was attributable to compensation and wage increases, reserves for bad debts and increased insurance costs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the aviation group increased by $0.5 million, or 110.0%, to $1.0 million for the three months ended June 30, 1996 from $0.5 million for the three months ended June 30, 1995. This increase was primarily due to the assets acquired in connection with the TCI and Air Lab acquisitions.

    OPERATING INCOME. Operating income for the aviation group increased by $3.2 million, or 115.1%, to $5.9 million for the three months ended June 30, 1996 from $2.8 million for the three months ended June 30, 1995. This increase was primarily due to the operating income generated by TCI and Air Lab, accounting for $2.8 million of the increase. The balance of the increase is related to incremental sales volume at the remaining operating divisions and subsidiaries. As a percentage of net sales, operating income for the aviation group was 16.7% and 13.0% of net sales for the three months ended June 30, 1996 and June 30, 1995, respectively.

    METALS GROUP

    NET SALES. Net sales for the metals group decreased by $1.4 million, or 6.8%, to $19.6 million for the three months ended June 30, 1996 from $21.1 million for the three months ended June 30, 1995. This decrease was primarily due to weakened demand and lower selling prices for flat-rolled steel products processed by the Company. In addition, the Company's electrogalvanized products experienced greater competition from hot-dipped rolled steel products, primarily for use in the container market.

    COSTS OF PRODUCTS SOLD. Costs of products sold for the metals group decreased by $0.7 million, or 4.4%, to $15.9 million for the three months ended June 30, 1996 from $16.6 million for the three months ended June 30, 1995. This decrease was primarily due to the decline in the cost of the primary raw material used by the metals group, flat-rolled steel, and lower costs associated with lower sales volume.

    GROSS PROFIT. Gross profit for the metals group decreased by $0.7 million, or 15.6%, to $3.8 million for the three months ended June 30, 1996 from $4.5 million for the three months ended June 30, 1995, due to the reasons discussed above. As a percentage of net sales, gross profit for the metals group was 19.3% and 21.3% of net sales for the three months ended June 30, 1996 and June 30, 1995, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the metals group decreased by $0.1 million, or 2.4%, to $3.0 million for the three months ended June 30, 1996 from $3.1 million for the three months ended June 30, 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the metals group was approximately $0.2 million for each of the three months ended June 30, 1996 and 1995, respectively.

    OPERATING INCOME. Operating income for the metals group decreased by $0.6 million, or 54.7%, to $0.5 million for the three months ended June 30, 1996 from $1.1 million for the three months ended June 30, 1995. Nonrecurring costs associated with the permanent closure of the Company's fabrication operations during the quarter ended June 30, 1996 also contributed to the decline in operating income. As a percentage of net sales, operating income for the metals group was 2.6% and 5.4% of net sales for the three months ended June 30, 1996 and June 30, 1995, respectively.

    OVERALL RESULTS

    CORPORATE EXPENSES. Corporate expenses, consisting primarily of salaries to corporate officers and employees, travel and professional fees and expenses, increased by $0.5 million, or 84.9%, to $1.1 million for the three months ended June 30, 1996 from $0.6 million for the three months ended June 30, 1995. This increase was primarily due to increased professional fees and expenses.

    INTEREST EXPENSE. Interest expense increased by $0.7 million, or 42.9%, to $2.3 million for the three months ended June 30, 1996 from $1.6 million for the three months ended June 30, 1995. This increase was primarily due to increased debt levels associated with the acquisitions of TCI and Air Lab, the cash portions of which were financed by borrowings under the Company's credit agreement.

    INCOME TAX EXPENSE. The effective tax rate was 40.9% for the three months ended June 30, 1996 and 40.4% for the three months ended June 30, 1995.

    INCOME FROM CONTINUING OPERATIONS. Income from continuing operations increased by $0.8 million, or 78.4%, to $1.8 million for the three months ended June 30, 1996 from $1.0 million for the three months ended June 30, 1995. This increase was primarily due to the acquisitions of TCI and Air Lab and the overall sales volume increases in the aviation group, partially offset by reduced net sales in the metals group.

    INCOME FROM DISCONTINUED OPERATIONS. Income from discontinued operations associated with the Quality Park disposition was $0.1 million for the three months ended June 30, 1995.

    NET INCOME. Net income increased by $0.7 million, or 61.1%, to $1.8 million for the three months ended June 30, 1996 from $1.1 million for the three months ended June 30, 1995. This increase was primarily due to the acquisitions of TCI and Air Lab and the overall sales volume increases in the aviation group, partially offset by reduced net sales in the metals group. As a percentage of net sales, net income was 3.3% and 2.7% of net sales for the three months ended June 30, 1996 and June 30, 1995, respectively.

FISCAL YEAR ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1995

    AVIATION GROUP

    NET SALES. Net sales for the aviation group increased by $29.5 million, or 41.6%, to $100.2 million for fiscal 1996 from $70.7 million for fiscal 1995. This increase was primarily due to an $18.4 million increase in net sales for the operating divisions and subsidiaries in the aviation group, representing a 26.0% increase in net sales over fiscal 1995, and the inclusion of an aggregate of $11.0 million in net sales for TCI and Air Lab. Increased demand for overhaul and repair services from the commercial airlines and cargo carriers, as well as increased orders of aircraft components from OEMs, accounted for the increase in net sales in the aviation group.

    COSTS OF PRODUCTS SOLD. Costs of products sold for the aviation group increased by $19.2 million, or 37.5%, to $70.6 million for fiscal 1996 from $51.4 million for fiscal 1995. This increase was primarily due to $6.4 million of increased costs of products sold associated with net sales generated by TCI and Air Lab. The remaining increase is associated with the increase in net sales of the remaining operating divisions and subsidiaries in the aviation group.

    GROSS PROFIT. Gross profit for the aviation group increased by $10.2 million, or 52.8%, to $29.5 million for fiscal 1996 from $19.3 million for fiscal 1995. Of this increase, $5.0 million was a result of the increased sales volume and $0.6 million was a result of improved margins at the operating divisions and subsidiaries in the aviation group. This increase was also attributable to the inclusion of $4.6 million of gross profit on the net sales generated by TCI and Air Lab. As a percentage of net sales, gross profit for the aviation group was 29.5% and 27.3% of net sales for fiscal 1996 and fiscal 1995, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the aviation group increased by $4.2 million, or 47.4%, to $12.9 million for fiscal 1996 from $8.8 million for fiscal 1995, due to increased sales volume and the TCI and Air Lab acquisitions.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the aviation group increased by $0.7 million, or 41.2%, to $2.5 million for fiscal 1996 from $1.8 million for fiscal 1995, primarily due to the assets acquired in connection with the TCI and Air Lab acquisitions.

    OPERATING INCOME. Operating income for the aviation group increased by $5.3 million, or 60.6%, to $14.1 million for fiscal 1996 from $8.8 million for fiscal 1995. This increase was assisted by the growth in aircraft production and the increased outsourcing of repair and overhaul services by commercial aircraft operators. This increase was also due to the addition of net sales and profits generated by TCI and Air Lab, as well as the incremental operating income resulting from increased sales volume. As a percentage of net sales, operating income for the aviation group was 14.1% and 12.4% of net sales for fiscal 1996 and fiscal 1995, respectively.

    METALS GROUP

    NET SALES. Net sales for the metals group decreased by $6.8 million, or 7.3%, to $86.6 million for fiscal 1996 from $93.5 million for fiscal 1995. This decrease was primarily due to weakened demand and lower selling prices for flat-rolled steel products processed by the Company. In addition, the Company's electrogalvanized products experienced greater competition from hot-dipped rolled steel products.

    COSTS OF PRODUCTS SOLD. Costs of products sold for the metals group decreased by $5.3 million, or 7.2%, to $69.1 million for fiscal 1996 from $74.4 million for fiscal 1995. This decrease was primarily due to the reduced sales volume and lower costs of raw materials.

    GROSS PROFIT. Gross profit for the metals group decreased by $1.5 million, or 7.9%, to $17.5 million for fiscal 1996 from $19.0 million for fiscal 1995, due to the reasons discussed above. As a percentage of net sales, gross profit for the metals group was 20.2% and 20.3% of net sales for fiscal 1996 and fiscal 1995, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the metals group increased by $0.2 million, or 1.4%, to $11.9 million for fiscal 1996 from $11.7 million for fiscal 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the metals group increased by $0.1 million, or 9.1%, to $1.0 million for fiscal 1996 from $0.9 million for fiscal 1995. This increase was primarily due to depreciation of certain assets recently placed into service.

    OPERATING INCOME. Operating income for the metals group decreased by $1.7 million, or 27.3%, to $4.6 million for fiscal 1996 from $6.4 million for fiscal 1995, due to the reasons discussed above. As a percentage of net sales, operating income for the metals group was 5.4% and 6.8% of net sales for fiscal 1996 and fiscal 1995, respectively.

    OVERALL RESULTS

    CORPORATE EXPENSES. Corporate expenses increased by $0.9 million, or 57.0%, to $2.5 million for fiscal 1996 from $1.6 million for fiscal 1995. This increase was primarily due to additional incentive compensation, staffing and professional fees.

    INTEREST EXPENSE. Interest expense increased by $0.7 million, or 11.1%, to $7.3 million for fiscal 1996 from $6.6 million for fiscal 1995. This increase was primarily due to increased debt levels associated with the acquisitions of TCI and Air Lab, the cash portions of which were financed by borrowings under the Company's credit agreement.

    INCOME TAX EXPENSE. The effective tax rate was 41.6% for fiscal 1996 and 37.3% for fiscal 1995.

    INCOME FROM CONTINUING OPERATIONS. Income from continuing operations increased by $0.8 million, or 19.0%, to $5.2 million for fiscal 1996 from $4.4 million for fiscal 1995. This increase was primarily due to the net sales generated by TCI and Air Lab and the overall favorable conditions in the aviation industry resulting in increased net sales of the Company's products and services.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS. The Company had income from discontinued operations of $4.5 million in fiscal 1996, principally as a result of the sale of Quality Park, which resulted in an after-tax gain of $2.5 million, and improved operating results at Quality Park due to the favorable effects of restructuring efforts. The Company had a loss from discontinued operations of $2.9 million in fiscal 1995 due to $2.0 million in operating losses at Quality Park and a $0.9 million loss on the sale of certain assets of Quality Park.

    NET INCOME. Net income increased by $8.2 million, or 540.9%, to $9.7 million for fiscal 1996 from $1.5 million for fiscal 1995. Of this increase, $7.3 million was attributable to the income from the discontinued Quality Park operations in fiscal 1996 as compared to the loss at these operations during fiscal 1995. The increase in fiscal 1996 net income was also attributable to the strong results of the aviation group, partially offset by a decline in profitability in the metals group. As a percentage of net sales, net income was 5.2% and 0.9% of net sales for fiscal 1996 and fiscal 1995, respectively.

FISCAL YEAR ENDED MARCH 31, 1995 COMPARED TO TEN MONTHS ENDED MARCH 31, 1994

    AVIATION GROUP

    NET SALES. Net sales for the aviation group increased by $13.5 million, or 23.5%, to $70.7 million for fiscal 1995 from $57.3 million for the ten months ended March 31, 1994 (the "1994 period"). This increase was primarily due to the comparison of 12 months to 10 months. On an annualized basis, the increase in net sales was $2.0 million, or 2.9%, due to increased sales of products and services to commercial airlines, partially offset by the loss of a significant customer at one of the Company's operating divisions.

    COSTS OF PRODUCTS SOLD. Costs of products sold for the aviation group increased by $11.5 million, or 28.7%, to $51.4 million for fiscal 1995 from $39.9 million for the 1994 period. This increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, the increase was $3.5 million, or 7.2%, resulting from higher sales volume.

    GROSS PROFIT. Gross profit for the aviation group increased by $2.0 million, or 11.6%, to $19.3 million for fiscal 1995 from $17.3 million for the 1994 period. This increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, gross profit decreased by $1.5 million, or 7.0%. On an annualized basis, as a percentage of net sales, gross profit for the aviation group was 27.3% and 30.2% of net sales for fiscal 1995 and fiscal 1994, respectively. The decrease in gross profit margin on increased net sales was primarily the result of the loss of a customer at one of the Company's higher margin operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the aviation group increased by $2.0 million, or 28.9%, to $8.8 million for fiscal 1995 from $6.8 million for the 1994 period. The increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, such expenses increased by $0.6 million, or 7.4%.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the aviation group increased by $0.4 million, or 29.1%, to $1.8 million for fiscal 1995 from $1.4 million for the 1994 period. This increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, the depreciation and amortization increased $0.1 million, or 7.6%, resulting from depreciation recorded on certain assets recently placed into service.

    OPERATING INCOME. Operating income for the aviation group was $8.8 million and $9.1 million for fiscal 1995 and the 1994 period, respectively. On an annualized basis, there was a decrease in operating income of $2.2 million, or 19.9% for fiscal 1995, primarily as a result of the loss of a significant customer at one of the Company's operating divisions. As a percentage of net sales, annualized operating income for the aviation group was 12.4% and 16.0% of net sales for fiscal 1995 and fiscal 1994, respectively.

    METALS GROUP

    NET SALES. Net sales for the metals group increased by $20.7 million, or 28.5%, to $93.5 million for fiscal 1995 from $72.7 million for the 1994 period. This increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, the increase in net sales was $6.2 million, or 7.1%. This increase was due to several factors, including increases in net sales of containers for the agricultural industry and steel products for the housing market, which accounted for approximately $4.2 million of such increase, and additional structural steel fabrication and erection business, which accounted for the remaining $2.0 million.

    COSTS OF PRODUCTS SOLD. Costs of products sold for the metals group increased by $17.3 million, or 30.2%, to $74.4 million for fiscal 1995 from $57.2 million for the 1994 period. This increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, costs of products sold increased by $5.9 million, or 8.5%, due to price increases for flat-rolled steel.

    GROSS PROFIT. Gross profit for the metals group increased by $3.4 million, or 22.0%, to $19.0 million for fiscal 1995 from $15.6 million for the 1994 period. This increase was primarily due to the 12 month to

10 month comparison. On an annualized basis, gross profit increased by $0.3 million, or 1.7%. On an annualized basis, as a percentage of net sales, gross profit for the metals group was 20.3% and 21.4% of net sales for fiscal 1995 and fiscal 1994, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the metals group increased by $2.1 million, or 21.9%, to $11.7 million for fiscal 1995 from $9.6 million for the 1994 period. On an annualized basis, the increase was only $0.2 million, or 1.5%.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the metals group increased $0.3 million, or 54.2%, to $0.9 million for fiscal 1995 from $0.6 million for the 1994 period. This increase was partially due to the 12 month to 10 month comparison. On an annualized basis, the increase was $0.2 million, due to new assets placed into service.

    OPERATING INCOME. Operating income for the metals group increased by $1.0 million, or 18.7%, to $6.4 million for fiscal 1995 from $5.4 million for the 1994 period. This increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, there was a decrease in operating income of $0.1 million, or 1.1%. On an annualized basis, as a percentage of net sales, operating income for the metals group was 6.8% and 7.4% of net sales for fiscal 1995 and fiscal 1994, respectively.

    OVERALL RESULTS

    CORPORATE EXPENSES. Corporate expenses were $1.6 million for each of fiscal 1995 and the 1994 period, respectively.

    INTEREST EXPENSE. Interest expense increased by $1.7 million, or 34.3%, to $6.6 million for fiscal 1995 from $4.9 million for the 1994 period. This increase was primarily due to the 12 month to 10 month comparison. On an annualized basis, interest expense increased by $0.7 million due to an increase in the prime rate.

    INCOME TAX EXPENSE. The effective tax rate was 37.3% for fiscal 1995 and 38.9% for fiscal 1994.

    INCOME FROM CONTINUING OPERATIONS. Income from continuing operations decreased by $0.5 million, or 11.1%, to $4.4 million for fiscal 1995 from $4.9 million for the 1994 period. This decrease was primarily due to the decrease in profitability in the aviation group resulting from increased competition in the repair market, loss of a significant customer at one of the Company's operating divisions and decreases in aircraft production rates.

    LOSS FROM DISCONTINUED OPERATIONS. Loss from discontinued operations was $2.9 million in fiscal 1995 and $0.5 million for the 1994 period due to losses at Quality Park. The losses in fiscal 1995 were primarily due to the closure and sale of a product line within Quality Park's operations and operating losses at Quality Park.

    NET INCOME. Net income decreased by $2.9 million, or 66.0%, to $1.5 million for fiscal 1995 from $4.4 million for the 1994 period. This decrease was primarily due to the above factors. On an annualized basis, as a percentage of net sales, net income was 0.9% and 3.4% of net sales for fiscal 1995 and fiscal 1994, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 121, "Accounting for the Impairments of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and SFAS 123, "Accounting for Stock-Based Compensation." The Company does not expect that adoption of SFAS 121 and 123 will have a material effect on its financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's working capital needs are generally funded through cash flows from operations and the Credit Facility. The Company used approximately $6.8 million of cash flows from operating activities, principally for working capital requirements, for the three months ended June 30, 1996. The Company generated cash flows of approximately $16.1 million from operating activities for the year ended March 31, 1996.

    On July 19, 1996, the direct and indirect subsidiaries of the Company entered into the Credit Facility, an unsecured five year credit facility for a $50.0 million revolving credit line and a $35.0 million term loan. The Company guarantees repayment of the loans under the Credit Facility. Both loans bear interest at either LIBOR plus an applicable margin or the prime rate plus an applicable margin, at the option of the borrowers. The margin applicable to LIBOR varies between 0.63% and 1.88% and the margin applicable to the prime rate varies between 0% and 0.38%, in each case based upon the borrowers' ratio of total indebtedness to earnings before interest, taxes and depreciation and amortization. In addition, the borrowers are required to pay a commitment fee of between 0.2% and 0.45% on the unused portion of the Credit Facility based upon the ratio described above. Principal payments on the term loan of approximately $1.3 million are made quarterly with a final lump sum payment of approximately $11.3 million due on July 1, 2001. The borrowers may repay amounts owed under the Credit Facility or reduce the revolving credit facility commitment without penalty. Additionally, the borrowers may allocate up to $5.0 million of the available revolving credit facility for the issuance of letters of credit. The Credit Facility contains restrictions and covenants applicable to the borrowers and the Company which include limitations on the ability to incur additional indebtedness, issue stock options or warrants, make certain restricted payments and acquisitions, create liens, enter into transactions with affiliates, sell substantial portions of its assets and make capital expenditures. The Credit Facility, the Alco Note and the Teleflex Note prohibit the Company from paying any dividends or making any distributions on its capital stock, except for the payment of stock dividends and redemptions of an employee's shares of capital stock upon termination of employment. At such time as no senior debt, such as the Credit Facility, is outstanding, the Company is permitted by the Alco Note, but not by the Teleflex Note, to pay dividends from 50% of excess cash flow.

    Under the terms of the Credit Facility, upon completion of this offering, the Company is required to make a capital contribution to the borrowers in the amount of $15.0 million. The borrowers are required to apply such capital contribution to make a principal payment of $15.0 million, first to any balance outstanding on the revolving credit facility and then to the term loan. Amounts applied to repay the revolving credit facility may be reborrowed. Should the Company fail to receive at least $30.0 million in proceeds from this offering by December 31, 1996, the Credit Facility will become secured as the Company is required to grant the lender a first priority lien and security interest in all real and personal property owned by the Company at that time. As of September 24, 1996, approximately $20.0 million was available for borrowing under the Credit Facility.

    The proceeds of borrowings under the Credit Facility and the proceeds from the sale of Quality Park were used to extinguish the outstanding balances of the revolving credit facility, the senior term loans and the senior subordinated notes existing at March 31, 1996. The extinguishment of this debt resulted in an extraordinary loss of approximately $1.5 million, net of an income tax benefit of approximately $1.0 million.


    The Company's outstanding subordinated promissory notes consist of two notes, the Alco Note and the Teleflex Note in the aggregate principal amount of $13.5 million and $5.5 million, respectively. Approximately $5.5 million, or 40.1%, of the Alco Note will be repaid with the proceeds of this offering.


    The 14% JSDs are unsecured obligations of the Company which were issued to CVC Affiliates and certain members of management of the Company. The 14% JSDs will aggregate approximately $9.5 million, including principal and accrued interest, on October 15, 1996, and will be converted into Common Stock immediately prior to the consummation of this offering.

    During 1996, the 10.5% JSDs were issued in the amount of $0.8 million and are contractually subordinated to all liabilities of TCI and its subsidiaries, and bear interest at 10.5%. The 10.5% JSDs were issued to TFX Equities, Inc. and certain members of management of TCI. The 10.5% JSDs are due in equal installments on December 31, 2005 and 2006, although the holders of the 10.5% JSDs have no right to demand payment of principal until all superior debt, as defined, has been paid in full. The 10.5% JSDs owned by members of management of TCI will have an aggregate value of approximately $0.5 million, including principal and accrued interest, on October 15, 1996, and will be converted into shares of Common Stock immediately prior to the consummation of this offering. The 10.5% JSDs owned by TFX Equities, Inc. will have an aggregate value of approximately $0.4 million, including principal and accrued interest on October 15, 1996, and will remain outstanding after the closing of this offering.

    Capital expenditures were approximately $0.9 million and $1.9 million for the three months ended June 30, 1996 and the year ended March 31, 1996, respectively, primarily for manufacturing machinery and equipment for the aviation group. The Company funded these expenditures through cash generated by operations and borrowings under its credit arrangements. The Company expects capital expenditures to be approximately $6.0 million for fiscal year ending March 31, 1997. Of this amount, approximately $3.0 million is expected to be used to expand capacity at the Company's stretch forming operations and the remainder will be used for upgrades of information systems, machinery and equipment, primarily for the aviation group. The Company believes that the cash proceeds from this offering, together with cash generated by operations and borrowings under the Credit Facility, will be sufficient to meet anticipated cash requirements for the next 12 months. There can be no assurance that additional capital will not be required or that any such additional capital will be available on reasonable terms, if at all, at such times as may be required by the Company.

                                    BUSINESS

GENERAL OVERVIEW

    The Company designs, engineers, manufactures, repairs and/or overhauls aircraft components such as mechanical and electromechanical control systems, aircraft and engine accessories, APUs, avionics and aircraft instruments. The Company serves a broad spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as OEMs, on a worldwide basis.

INDUSTRY OVERVIEW AND TRENDS

    According to U.S. Department of Commerce statistics, the annual worldwide market for aircraft, including components, is approximately $56.7 billion. This market is expected to grow at an annual rate of 5% to 6% over the next four years. A recent issue of AVIATION WEEK AND SPACE TECHNOLOGY states that the global airline industry spends at least $20 billion annually to maintain its aircraft. The aircraft component production and repair industry is highly fragmented, consisting of both a limited number of well-capitalized companies, which offer a broad range of products and services, and a large number of smaller, specialized companies. The aviation industry has been consolidating at an increasing pace in recent years, and it is expected that such consolidation will continue for the foreseeable future.

    A number of significant trends are currently affecting the market for the design, engineering, manufacture, repair and overhaul of aircraft components. These trends include the following:

    INCREASES IN AIR TRANSIT AND AIRCRAFT PRODUCTION. Boeing's 1996 Market Outlook projects that global air travel will increase by 70% and that the number of passenger and cargo delivery aircraft in service will increase by 47% through the year 2005. This trend will be driven, in part, by the anticipated continued growth of established carriers engaged in the air freight and package delivery businesses. Average passenger seat miles flown is also expected to increase significantly over the next few years. Further, many new airlines are expected to commence operations in the United States and abroad, especially in China and other countries in Asia, where only a small percentage of the population has ever flown. Because start-up airlines generally do not invest in the infrastructure necessary to service their aircraft, such airlines outsource all or most of their repair and overhaul services. To meet their needs, certain foreign and many start-up airlines have turned to older aircraft which generally require more frequent servicing. Further, as aging aircraft are retired, new aircraft production is increasing. The number of surplus aircraft is expected to significantly decline while new aircraft production is expected to increase over the next several years. The continued growth in air transit and aircraft production will increase the demand for aircraft component purchases and repairs.


    INCREASED OUTSOURCING BY AIRCRAFT OPERATORS AND OEMS. Aircraft operators have come under increasing pressure to reduce both operating and capital costs associated with providing aviation services. While several of the expenditures incurred by aircraft operators are beyond their direct control, such as fuel prices and labor costs, aircraft operators seeking cost reductions have increased purchases of certain components from third parties and have outsourced repair and overhaul functions. Aircraft components sold by third party suppliers and aircraft components that have been repaired and overhauled are generally less expensive than new aircraft components sold by OEMs. In addition, OEMs are increasingly becoming "assemblers" of aviation products by outsourcing more manufacturing and repair functions to third parties. In this regard, the Company supplies many OEMs with aircraft components and subassemblies, in addition to performing repair and overhaul services. In addition, as consolidation in the aviation services industry continues, aviation services consumers are requiring vendors to offer a broader range of services including, in some instances, inventory maintenance and management services. The Company believes that its broad array of aviation products and services and its reputation for quality and timely and reliable delivery will position the Company to continue to capitalize on the outsourcing trend. The Company anticipates that increased reliance on outsourcing will continue to cause consolidation in the industry since only those suppliers with extensive capacities and adequate capital will secure such agreements with OEMs and aircraft operators.

    REDUCTION IN THE NUMBER OF APPROVED SUPPLIERS AND VENDORS. In order to reduce purchasing costs, streamline purchasing decisions and have greater control over quality, purchasing departments of OEMs and aircraft operators have been reducing the number of approved suppliers and vendors. Recently, several OEMs and aircraft operators have reduced their supplier and vendor lists from as many as 50 to a core group of five to ten "mega-suppliers" or "mega-vendors" who have the size and capacity to meet their needs. The Company has secured a position on such lists of a number of OEMs and airlines. The Company believes that this trend will continue in the future and that, due to its established market presence and reputation for quality, the Company will continue to be selected as an approved supplier and vendor. See "- Government Regulation."

    INCREASED MAINTENANCE AND SAFETY REQUIREMENTS. Under regulations promulgated by the FAA and similar agencies in other countries, including the Joint Aviation Authority (the "JAA") and the Civil Aviation Administration of China (the "CAAC"), as well as guidelines established by OEMs and aircraft operators, when an aircraft component fails to perform within certain prescribed limits or after logging a prescribed number of flight hours, the aircraft component must be brought to a repair facility certified by the FAA or similar agency of a foreign nation for various types of designated service or replacement. The FAA has changed the nature of the licenses that it grants, from the grant of broad licenses for aircraft accessories or instruments within broad classifications to more limited licenses covering specific parts within more narrow classifications. The Company holds many perpetual broad licenses that will continue unless abandoned, suspended or revoked. In addition, aircraft components require regular maintenance and inspection and replacement of "life-limited" components. The trend toward more stringent maintenance requirements and more frequent maintenance and overhaul has increased the size of the market for the repair of such components, because the use of new components is not always cost effective. In addition, a potential change in FAA regulations would require aircraft repair stations and others to implement and follow internal maintenance and safety requirements in addition to FAA regulations. The Company believes that, because of its broad licenses and long-standing emphasis on quality control, it will benefit from the evolving maintenance and safety standards.

    INCREASED EMPHASIS ON COMPONENT TRACEABILITY. Because of concerns regarding the use of unapproved aircraft spare parts, regulatory authorities have increased the level of documentation that must be maintained on spare parts. This requirement has been extended by OEMs and aircraft operators to the vendors of spare parts. The high cost of required technology to compete effectively in the redistribution market has made entry into and survival in the aircraft spare parts redistribution market increasingly difficult and expensive. The Company has implemented technology to enable it to meet these more stringent traceability requirements and intends to continue to do so in the future.

COMPETITIVE ADVANTAGES

    The Company believes that it is well positioned to take advantage of trends affecting the market for the design, engineering, manufacture, repair and overhaul of aircraft components due to:


    BROAD ARRAY OF PRODUCT AND SERVICES. The Company offers the aviation industry a consolidated point of purchase for a broad array of aviation products and services. The Company designs, engineers and manufactures aircraft components to fulfill the particular needs and requirements of its customers, including electromechanical controls for McDonnell Douglas and fuselage structural components for the 777 model aircraft for Boeing. In certain cases, principally at TCI, the Company retains the proprietary rights to these designs and, accordingly, the customer will rely on the Company to provide service on such aircraft components at every stage of their useful lives, including the repair and overhaul or replacement of such components. The Company also manufactures aviation components according to its customers' specifications. In addition, the Company performs repair and overhaul services for customers on various aviation components manufactured by third parties such as AlliedSignal. In addition, the Company offers to maintain and manage inventories of aircraft components and other products for certain of its customers. In certain instances, the Company's customers require it to maintain and manage their inventories.

    GOVERNMENT CERTIFICATIONS. The Company operates nine FAA-certified repair stations and has been granted licenses from the FAA and foreign regulatory counterparts, including the JAA and the CAAC, to perform repair and overhaul services on broad classifications of aircraft instruments and accessories. Without such broad certifications and licenses, which are often expensive and time-consuming to obtain and involve extensive audit procedures, other companies may not offer these products and services, thereby constituting a significant barrier to entry. See "- Government Regulation." In addition, the Company holds two exclusive licenses issued by the FAA which permit the Company to design, engineer, repair, test and release into service without FAA approval certain products to its own specifications for certain aircraft components and therefore to compete directly with OEMs with respect to such components. These exclusive licenses, known as SFAR 36 certifications, enable the Company to offer, on a proprietary basis, certain repaired parts relating to various aircraft accessories such as APUs and constant speed drives to its customers at a lower cost than other companies that must purchase replacement parts from third parties.



    EMPHASIS ON QUALITY CONTROL. The Company incurs significant expenses to maintain the most stringent quality control of its products and services. In addition to domestic and foreign governmental regulations, OEMs, commercial airlines and other customers require that the Company satisfy certain requirements relating to the quality of its products and services. The Company has continually met or exceeded these requirements, and has successfully completed many audits conducted on a regular basis by the Coordinated Agency for Supplier Evaluation ("C.A.S.E."), a consortium of United States airlines. As a C.A.S.E. listed vendor, the Company is reviewed on a regular basis for quality and efficiency. In addition, the Company conducts voluntary thorough self-auditing, utilizing inspectors from its various companies to audit other companies in the aviation group. The Company also performs testing and certification procedures on all of the products that it designs, engineers, manufactures, repairs and overhauls, and maintains detailed records to ensure traceability of the production of and service on each aircraft component. The Company believes that its emphasis on quality control has enabled it to obtain many of the FAA licenses it enjoys, including its exclusive SFAR licenses. The expense required to institute and maintain the Company's quality control procedures represents a barrier to entry.


    BROAD CUSTOMER BASE. Due to the Company's broad array of products and services and its emphasis on quality control and timely delivery, the Company's customers include virtually all of the world's major commercial airlines and an increasing number of the most widely recognized air cargo carriers including Federal Express and United Parcel Service, and OEMs such as Boeing, McDonnell Douglas, AirBus and AlliedSignal. The Company expects that its customer base will continue to strengthen and broaden with increased cross-selling efforts by the Company of its various products and services.

    ESTABLISHED INDUSTRY PRESENCE. The operating divisions and subsidiaries in the Company's aviation group have been involved in the aviation industry for an average of over 30 years. These entities are characterized by experienced management and highly-skilled employees. Due in large part to its established industry presence, the Company enjoys strong customer relations, name recognition and repeat business.

COMPANY STRATEGY

    The Company intends to grow its aviation business through:

    EXPANSION OF PRODUCTS AND SERVICES. The Company will continue to introduce new aviation products and services, to take advantage of the growing aviation industry and the increasing demand for aviation products and services. In an effort to expand its existing array of products and services and to capture additional repair and overhaul business, the Company plans to expand, as appropriate, its program for the distribution and inventory management of third party aircraft components. The Company will also expand its assembly and subassembly capabilities on certain aircraft components. By broadening its products and services, the Company intends to further expand its position as a consolidated point of purchase to the aviation industry, capitalizing on the increasing trend toward outsourcing and the reduction by aircraft operators and OEMs of the number of approved suppliers and vendors.

    INCREASED INTERNATIONAL MARKETING. The Company will continue to take advantage of the expanding international market for aviation products and services as worldwide air travel escalates and foreign nations, particularly China and other countries in Asia, purchase used aircraft that require more frequent repair and maintenance. The Company currently supplies products and services to virtually every major commercial airline in the world and retains independent sales representatives in a number of foreign countries. In addition, the Company participates each year in several international trade shows, including the Paris Air Show and the Singapore Air Show. The Company intends to build on its existing international presence through foreign acquisitions and continued market penetration.

    CAPITALIZING ON AVIATION GROUP AFFILIATION. Utilizing the group affiliation of the Company's operating divisions and subsidiaries, the Company plans to increase cross-selling of its various capabilities to its customers. For example, one of the Company's operating divisions has recently begun distributing certain electromechanical controls manufactured by a subsidiary of the Company. The Company's operating divisions and subsidiaries will continue to share independent sales representatives and jointly bid on projects where appropriate, while still maintaining their individual identities.

    EXPANDED OPERATING CAPACITY. The Company plans to increase its operating capacity to meet the expected increased growth and demand in the aviation industry. The Company will increase its capital expenditures, including expenditures for additional equipment and skilled labor, to support this increased capacity. The Company intends to continue to invest in state of the art machinery to increase its operating efficiencies and improve operating margins.

    GROWTH THROUGH ACQUISITIONS. The Company expects to continue its growth through acquisitions of other companies, assets or product lines that add to or complement the Company's existing aviation products and services. The Company has successfully completed three acquisitions in the last 12 months. The acquisition of TCI is an example of the Company seeking to add to its existing product offering (in this case, mechanical and electromechanical controls) through the acquisition of an established company in the industry. AMTI and Air Lab represent acquisitions that expand both the Company's existing aviation products and services and its customer base. Because of the fragmented nature of much of the market for aircraft products and services, the Company believes that many additional acquisition opportunities exist in the aviation industry. The Company does not currently have any pending or probable acquisitions.

PRODUCTS AND SERVICES

    The Company's aviation products and services may generally be divided into three categories: structural components, instrument and flight controls and operational components. The following is a description of some of the products and services offered by the Company in each of these three categories:

    STRUCTURAL COMPONENTS. The Company performs stretch forming, bending, die forming, machining, welding, assembly and other fabrication on aircraft wings, fuselages and skins for aircraft produced by OEMs such as McDonnell Douglas and Boeing. The Company also manufactures metallic and composite bonded honeycomb assemblies for fuselage, wings and flight control surface parts for commercial airlines and other aircraft operators.

    INSTRUMENT AND FLIGHT CONTROLS. The Company designs and engineers mechanical and electromechanical controls such as remote valve operators and push/pull controls ranging from simple vent controls to sophisticated flight-critical engine controls for OEMs and commercial airlines. The Company's designs and engineering for such controls are proprietary because they are not sold to the OEM for whom the control is manufactured. Consequently, the OEM must rely on the Company to repair or replace such component. The Company also performs repair and overhaul services, and supplies spare parts, for various types of cockpit instruments and gauges for a broad range of commercial airlines on a worldwide basis.

    OPERATIONAL COMPONENTS. The Company performs complete repair and overhaul services on APUs for both commercial airlines and OEMs. APUs are used to provide power for all non-propulsion aircraft functions such as air conditioning, lights and other electrical functions. The Company also repairs and overhauls aircraft accessories, including constant speed drives, pneumatic or electrically actuated valves, cabin compressors, starters and generators, and manufactures refueling booms. Certain of these components, like the APUs, are repaired pursuant to SFAR 36 certifications. Finally, the Company provides precision machining services for other operational components manufactured from refractory and other metals for the aviation and aerospace industry.

PROPRIETARY RIGHTS

    The Company benefits from its proprietary rights relating to certain designs, engineering, manufacturing processes and repair and overhaul procedures. For example, at TCI, the Company designs and engineers flight control systems and retains the proprietary rights to these designs and engineering. Accordingly, the customer will rely on the Company to provide initial and additional components, as well as to redesign, reengineer, replace or repair and provide overhaul services on such aircraft components at every stage of their useful lives. In addition, the Company has proprietary rights to certain of its manufacturing processes. For certain products, the Company's unique manufacturing capabilities are required by the customer's specifications or designs, thereby necessitating reliance on the Company for production of such designed product. The Company also holds several SFAR 36 licenses that permit it to develop proprietary repair procedures to be used in certain repair and overhaul processes, enabling the Company to offer the customer a lower cost alternative to purchasing the OEM's replacement part.

RAW MATERIALS AND REPLACEMENT PARTS

    The Company purchases raw materials, primarily consisting of steel and aluminum coils, sheets and shapes, from various vendors. The Company also purchases replacement parts which are utilized in its various repair and overhaul operations. The Company believes that these raw materials and replacement parts are generally available at competitive prices from numerous sources.

OPERATING DIVISIONS AND SUBSIDIARIES

    The Company operates through several operating divisions and subsidiaries which are divided into two groups: the aviation group and the metals group. The following chart describes the operations, customer base and certain other information with respect to the Company's operating divisions and subsidiaries:


OPERATING DIVISION/SUBSIDIARY                                                                                   NUMBER OF
(YEAR ESTABLISHED)                            LOCATION            BUSINESS             TYPE OF CUSTOMERS        EMPLOYEES
-----------------------------------------  --------------  -----------------------  -----------------------  ---------------
AVIATION GROUP
A. Biederman, Inc.(1)                      Glendale, CA    Sells and services       Commercial airlines,               79
 (1933)                                                    aircraft and industrial  U.S. military and cargo
                                                           instruments.             carriers.
Advanced Materials Technologies, Inc.(1)   Phoenix, AZ     Repairs and              Aviation OEMs and                 172
 (1987)                                                    manufactures components  aircraft operators.
                                                           for APUs and gas
                                                           turbine engines.
Aerospace Technologies, Inc.(1)            Fort Worth, TX  Manufactures metallic/   Commercial airlines,               87
 (1969)                                                    composite bonded         U.S. military and
                                                           honeycomb assemblies     component supplier
                                                           and repairs fuselage,    industry.
                                                           wing, flight control
                                                           surface parts and other
                                                           flight critical
                                                           components.
Air Lab, Inc.(1)                           Seattle, WA     Repairs and overhauls    Commercial airlines,               34
 (1974)                                                    aviation                 aircraft manufacturers,
                                                           instrumentation and      avionics and instrument
                                                           controls.                manufacturers, major
                                                                                    freight carriers,
                                                                                    corporate aircraft
                                                                                    operators and aviation
                                                                                    parts suppliers.

OPERATING DIVISION/SUBSIDIARY                                                                                   NUMBER OF
(YEAR ESTABLISHED)                            LOCATION            BUSINESS             TYPE OF CUSTOMERS        EMPLOYEES
-----------------------------------------  --------------  -----------------------  -----------------------  ---------------
K-T Corporation                            Shelbyville,    Performs stretch         Aviation OEMs, U.S.               156
 (1963)                                    IN              forming, bending, die    military and aerospace,
                                                           forming, machining,      mass transportation,
                                                           welding, assembly and    energy and heavy
                                                           other fabrication on     trucking industries.
                                                           aircraft wings,
                                                           fuselages and skins.
L.A. Gauge Co., Inc.                       Sun Valley, CA  Machines, bonds and      Defense, aerospace,                40
 (1954)                                                    fabricates               medical, automotive and
                                                           ultra-precision parts.   computer industries.
Lamar Electro-Air Corporation(1)(2)        Wellington, KS  Repairs and overhauls    U.S. government,                   92
 (1965)                                                    aircraft and engine      commercial airlines and
                                                           accessories,             general aviation
                                                           manufactures pneumatic   aircraft operators.
                                                           and electrically
                                                           actuated valves for
                                                           aircraft and assembles
                                                           axles and aluminum
                                                           wheels for automobiles.
Northwest Industries, Inc.                 Albany, OR      Machines and fabricates  Aerospace, nuclear,                29
 (1960)                                                    refractory, reactive,    medical, electronic and
                                                           heat and                 chemical industries.
                                                           corrosion-resistant
                                                           precision products.
Special Processes of Arizona, Inc.(1)      Phoenix, AZ     Produces and applies     Aviation OEMs and                  19
 (1987)                                                    plasma coating.          aircraft operators.
Triumph Air Repairs, Inc.(1)(2)            Phoenix, AZ     Repairs and overhauls    Worldwide commercial              112
 (1979)                                                    APUs and supplemental    airlines.
                                                           equipment.
Triumph Controls, Inc.(1)                  North Wales,    Designs and              Aviation OEMs,                    253
 (1943)                                    PA              manufactures mechanical  shipyards, repair and
                                                           and electromechanical    overhaul facilities,
                                                           control systems.         airlines and U.S. and
                                                                                    NATO military forces.

METALS GROUP
Deluxe Specialties Mfg Co.                 Hutchinson, KS  Manufactures fuel tanks  U.S. manufacturers of             102
 (1961)                                                    and hydraulic            mobile, material
                                                           reservoirs.              handling, agricultural,
                                                                                    construction and power
                                                                                    generation equipment.
Great Western Steel Co.                    Chicago, IL     Produces steel           Manufacturers,                     43
 (1918)                                                    products, specializing   primarily in the home
                                                           in flat rolled           and office products
                                                           products.                industries.
Kilroy Structural Steel Co.                Cleveland, OH   Erects structural steel  General contractors,               14
 (1918)                                                    frameworks.              engineers and
                                                                                    architects of
                                                                                    commercial buildings
                                                                                    and bridges.
Triumph Industries                         Bridgeview, IL  Produces and             Computer and electronic            59
 (1960)                                                    distributes specialty    industries.
                                                           electrogalvanized
                                                           products

------------------
(1)  Designates FAA-certified repair station.

(2)  Designates SFAR 36 certification.

METALS PROCESSING AND DISTRIBUTION

    The Company's metals group consists of three operating divisions and one subsidiary with aggregate average operating experience of 56 years. These businesses include a leading producer of electrogalvanized steel products, a steel service center specializing in flat rolled steel products and a leading manufacturer of fuel tanks and hydraulic reservoirs. These entities supply products to several hundred manufacturers and other customers in the computer, electronics and agricultural industries on a regional and national basis. In addition, the Company operates a business engaged in the erection of structural frameworks for buildings and bridges in the midwestern United States.

    The Company's metals group processes, converts and distributes steel and steel products on a national basis. The Company produces and distributes electrogalvanized steel, which can be stamped, formed, welded and painted and coated steel (including Tribrite-Registered Trademark-, Triclear-Registered Trademark- and Trichrome-Registered Trademark-) for the electronic and computer industries. The Company also operates a steel service center specializing in flat rolled products and their processing, including hot or cold rolled sheet and coil and galvanized sheet and coil used primarily by the home and office products and appliance industry. The Company also manufactures fuel tanks and hydraulic reservoirs for off-highway mobile equipment units, which are sold primarily to the agricultural industry.

    The Company also operates a business engaged in the erection of structural framework, including steel members and allied materials, for buildings and bridges, with a specialty in commercial and industrial buildings. The Company erected the structural framework of Jacobs' Field, the Cleveland Indians' new baseball stadium, and the Rock and Roll Hall of Fame in Cleveland, Ohio. These structural erection services are provided on a project-by-project basis primarily in the midwestern United States. These projects are generally awarded on a fixed fee, competitive bid basis.

SALES AND MARKETING

    Each of the Company's operating divisions and subsidiaries independently conducts sales and marketing efforts directed at their respective customers and industries and, in some cases, collaborate with other operating divisions and subsidiaries within its group for cross-marketing efforts. Each sales force and the respective officers of the operating divisions and subsidiaries are responsible for obtaining new customers and maintaining relationships with existing customers. Sales and marketing efforts are conducted primarily by independent regional manufacturer's representatives and in-house personnel. The Company has approximately 72 independent manufacturer's representatives, including many representatives in foreign countries, and approximately 56 in-house sales employees. Generally, manufacturer's representatives receive a commission on sales and the in-house sales personnel receive a base salary plus commission. Engaging independent sales representatives at the local level facilitates responsiveness to each customer's changing needs and current trends in each marketplace in which the Company operates.

    The Company's Aviation Council, which is comprised of the presidents of each of the Company's operating divisions and subsidiaries in the aviation group, meets periodically to discuss ways to improve sales and cross-marketing opportunities. The Company has also engaged in innovative marketing efforts including participation in research groups. The management of each operating division and subsidiary of the Company also maintains close business relationships with many customers, thereby furthering the sales and marketing efforts of their businesses.

    A significant portion of the Company's government and defense contracts are awarded on a competitive bidding basis. The Company generally does not bid or act as the primary contractor, but will typically bid and contract as a subcontractor on contracts on a fixed fee basis. The Company generally sells to its other customers on a fixed fee, negotiated contract or purchase order basis.

BACKLOG

    As of June 30, 1996, the Company's aviation group had outstanding purchase orders representing an aggregate invoice price of approximately $69.4 million, $17.4 million of which will not be shipped by the Company by fiscal year end. As of June 30, 1996, the Company's metals group had outstanding purchase orders representing an aggregate invoice price of approximately $21.3 million, $0.4 million of which will not be shipped by the Company's fiscal year end.

COMPETITION

    The aircraft components production and repair industry is highly fragmented, consisting of both a limited number of well-capitalized companies which offer a broad range of products and services and a large number of smaller, specialized companies. The Company believes that the principal competitive factors in the aviation products and services industry are quality, turnaround time, overall customer service and price. See "-- Competitive Advantages." The Company believes that it competes favorably on the basis of the foregoing factors. The Company does not believe that the location of its repair facilities is a significant factor to its customers in selecting the Company, as substantially all of the components serviced by the Company are transported by common carrier to the Company's facilities for service.

    The Company competes with third party manufacturers, some of which are divisions or subsidiaries of OEMs or other large companies in the manufacture of aircraft components and subassemblies. Competition for the repair and overhaul of aviation components comes from three primary sources, some with greater financial and other resources than the Company: OEMs, major commercial airlines and other independent service companies. Certain major commercial airlines own and operate their own service centers. Some major airlines have begun to sell their repair and overhaul services to other aircraft operators. The repair and overhaul services provided by domestic airlines are primarily for their own components, although these airlines may outsource a limited amount of repair and overhaul services to third parties. Foreign airlines that provide repair and overhaul services typically provide these services for their own components and for third parties. OEMs also maintain service centers that provide repair and overhaul services for the components they manufacture. Other independent service organizations also compete for the repair and overhaul business of other users of aircraft components.

    The Company's principal competitors in the metals industry include national and regional steel mills, other steel service centers, steel erection companies and pre-engineered building manufacturers. Some of these competitors have greater financial and other resources than the Company.

GOVERNMENT REGULATION

    The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. The Company must be certified by the FAA and, in some cases, by individual OEMs in order to engineer and service parts and components used in specific aircraft models. If material authorizations or approvals were revoked or suspended, the operations of the Company would be adversely affected. New and more stringent government regulations may be adopted, or industry oversight heightened, in the future and such new regulations, if enacted, or any industry oversight, if heightened, may have an adverse impact on the Company.

    The Company must also satisfy the requirements of its customers, including OEMs, that are subject to FAA regulations, and provide these customers with products and services that comply with the government regulations applicable to aircraft components used in commercial flight operations. The FAA regulates commercial flight operations and requires that aircraft components meet its stringent standards. In addition, the FAA requires that various maintenance routines be performed on aircraft components, and the Company currently satisfies these maintenance standards in its repair and overhaul services. Several of the Company's operating divisions are FAA-approved repair stations.

    Currently, the FAA is granting licenses only for the manufacture or repair of a specific aircraft component, rather than the broader licenses that have been granted in the past. The FAA licensing process may be costly and time-consuming. In order to obtain an FAA license, an applicant must satisfy all applicable regulations of the FAA governing repair stations. These regulations require that an applicant have experienced personnel, inspection systems, suitable facilities and equipment. In addition, the applicant must demonstrate a need for the license. Due in part to the fact that an applicant must procure manufacturing and repair manuals from third parties relating to a particular aircraft component in order to obtain a license with respect to such component, the application process may be extremely costly for certain applicants.

    The license approval processes for the JAA and the CAAC are similarly stringent, involving potentially lengthy audits conducted by these regulatory authorities.

    The Company's aviation and metals operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act of 1970 ("OSHA") mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. The Company believes that its operations are in material compliance with OSHA's health and safety requirements.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to federal, state and local environmental laws and regulation by government agencies, including the EPA. Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transportation and disposal of hazardous materials, pollutants and contaminants, govern public and private response actions to hazardous or regulated substances which may be or have been released to the environment, and require the Company to obtain and maintain licenses and permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company. Although management believes that the Company's operations and its facilities are in material compliance with such laws and regulations, there can be no assurance that future changes in such laws, regulations or interpretations thereof or the nature of the Company's operations will not require the Company to make significant additional capital expenditures to ensure compliance in the future.

    Certain Company facilities are currently the subject of environmental remediation activities, the cost of which is subject to indemnification provided by Alco pursuant to the purchase agreement between Alco and the Company executed in connection with the Acquisition. One of these facilities is connected with a site included on the National Priorities List of Superfund sites maintained by the EPA. Another of these facilities is located on a site included in the EPA's database of potential Superfund sites. Alco's indemnification covers the Company for losses the Company might suffer in connection with liabilities and obligations (and other liabilities and obligations arising out of or in connection with the Acquisition) arising under environmental, health and safety laws with respect to operations or use of those facilities prior to their acquisition by the Company. More specifically, this Alco indemnification covers both (i) the costs, claims and potential losses associated with environmental matters identified in the purchase agreement for the Acquisition as the result of environmental assessments or other disclosures made in connection with the Acquisition, including the costs, claims and potential losses associated with all the environmental remediation activities and identified liabilities, and
(ii) the losses connected to environmental liabilities which were not identified in the purchase agreement and which arise from conditions or activities existing at the facilities or operations acquired from Alco prior to their acquisition from Alco, provided that they are identified by the Company to Alco before July 22, 2000. Another of the Company's facilities leased from Teleflex is located on a site placed on EPA's National Priorities List prior to its acquisition by the Company, and is subject to indemnification provided by Teleflex for environmental liabilities arising from activities or conditions existing at this facility prior to the Company's acquisition. See "Risk Factors -- Potential Exposure to Environmental Liabilities."

EMPLOYEES

    As of July 31, 1996, the Company employed approximately 1,300 persons, of whom 113 were management employees, 56 were sales and marketing personnel, 155 were technical personnel, 147 were administrative personnel and 829 were production workers. As of July 31, 1996, approximately 200 employees were subject to collective bargaining agreements, one of which will expire in February 1997. There can be no assurance that the Company will be able to renegotiate successfully its collective bargaining agreements without any labor disruptions or that such agreements will be renegotiated on terms favorable to the Company. The Company has not experienced any material labor-related work stoppage and considers its relations with its employees to be good.

PROPERTIES

    The Company's executive offices are located in Wayne, Pennsylvania, where the Company leases 5,100 square feet of space. This lease expires in September 2000. In addition, the Company owns or leases the following facilities in which its operating divisions and subsidiaries are located:

                                                                            SQUARE     OWNED/LEASE
     LOCATION                            DESCRIPTION                        FOOTAGE    EXPIRATION
------------------  -----------------------------------------------------  ---------  -------------
Chandler, AZ        Thermal processing facility and office                     7,000           2017
Phoenix, AZ         Plasma spray facility and office                          13,500           2000
Phoenix, AZ         Repair and overhaul shop and office                       50,000           1999
Tempe, AZ           Manufacturing facility and office                         13,500          Owned
Tempe, AZ           Machine Shop                                               9,300          Owned
Glendale, CA        Instrument shop, warehouse and office                     25,000           2005
Milpitas, CA        Warehouse, repair shop and office                          3,700           1997
Sun Valley, CA      Machine shop and office                                   30,000          Owned
Bridgeview, IL      Steel processing facility and office                     135,700           2006
Chicago, IL         Steel distribution facility and office                   140,000          Owned
Shelbyville, IN     Manufacturing facility and office                        192,300          Owned
Hutchinson, KS      Manufacturing facility and office                         75,000          Owned
Wellington, KS      Repair and overhaul and office                            90,000           1997
Cleveland, OH       Steel fabrication facility and office                    163,000          Owned
Plain City, OH      Office                                                     2,000           1997
Albany, OR          Machine shop and office                                   25,000          Owned
North Wales, PA     Manufacturing facility and office                        111,400           2002
Fort Worth, TX      Manufacturing facility and office                        114,100          Owned
Seattle, WA         Instrument shop, warehouse and office                     10,000           1998

    The Company believes that its properties are adequate to support its operations for the foreseeable future.

LEGAL PROCEEDINGS

    The Company is not presently involved in any material legal proceedings outside of the ordinary course of business. The Company may in the future be named as a defendant in lawsuits involving product defects, breach of warranty or other actions relating to products that it manufactures or products that it distributes that are manufactured by others. The Company believes that its potential exposure is adequately covered by its aviation product and general liability insurance.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:


             NAME                   AGE                        POSITION
------------------------------  -----------  ---------------------------------------------------------------------
Richard C. Ill................          53   President, Chief Executive Officer and Director
John R. Bartholdson...........          52   Senior Vice President, Chief Financial Officer, Treasurer and
                                              Director
Paul T. Stimmler..............          57   Vice President
Richard M. Eisenstadt.........          52   Vice President, General Counsel and Secretary
Kevin E. Kindig...............          39   Controller
Richard C. Gozon(1)(2)........          57   Director
Claude F. Kronk(1)(2).........          64   Director
Joseph M. Silvestri(1)........          35   Director
Michael A. Delaney(2).........          42   Director


------------------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

    Richard C. Ill has been President and Chief Executive Officer and a director of the Company since 1993. Mr. Ill joined Alco in 1968 and became Group Vice President of Metalsource, a steel distribution business, in 1973. In 1975, Mr. Ill became President of Triumph Industries and, in 1983, became President of Metalsource. In 1988, Mr. Ill became President of Alco Diversified Services, a division of Alco. He was named Vice President of Alco in 1989. Mr. Ill is a member of the Advisory Board of Outward Bound, USA and the Board of Directors, Chairman's Council and Policy and Planning Committees of the Steel Service Center Institute.

    John R. Bartholdson has been Senior Vice President, Chief Financial Officer and Treasurer and a director of the Company since 1993. Mr. Bartholdson joined Alco Diversified Services in the fall of 1992. Prior to joining Alco Diversified Services, Mr. Bartholdson was employed for 14 years by Lukens, Inc., the last five years in the position of Senior Vice President and Chief Financial Officer. Mr. Bartholdson serves on the Board of Directors of PBHG Funds, Inc.


    Paul T. Stimmler has been Vice President of the Company since 1993 and also served as Secretary of the Company until October 1996. From 1989 to 1993, Mr. Stimmler was Group Vice President of Alco Diversified Services, responsible for risk management, vehicle leasing, advertising, benefits administration and human resources.



    Richard M. Eisenstadt will become Vice President, General Counsel and Secretary of the Company in October 1996. Mr. Eisenstadt was previously general counsel of Unisource Worldwide, Inc., an affiliate of Alco, for a period in excess of five years.


    Kevin E. Kindig has been Controller of the Company since 1993. From 1985 to 1993, Mr. Kindig was employed by Lukens, Inc. in various positions, as Manufacturing Accounting Manager since 1989 and as a financial analyst from 1985 to 1989. Prior thereto, Mr. Kindig was in public accounting.

    Richard C. Gozon has been a director of the Company since 1993. Mr. Gozon has been Executive Vice President of Weyerhaeuser Company since 1994. From 1960 to 1993, Mr. Gozon held various executive positions at Alco, was elected to the Board of Directors in 1984 and served as President and Chief Operating Officer from 1988 to 1993. Mr. Gozon serves on the Board of Directors of U.G.I. Corporation and AmeriSource Health Corporation.

    Claude F. Kronk has been a director of the Company since 1993. Mr. Kronk has been Vice Chairman and Chief Executive Officer and a director of J&L Specialty Steel, Inc. for a period in excess of five years. Mr. Kronk held various positions with Jones & Laughlin Steel Corporation from 1957 to 1986. Mr. Kronk serves on the Board of Directors of Cold Metal Products, Co.

    Joseph M. Silvestri has been a director of the Company since his appointment by CVC in 1994. Mr. Silvestri has been employed by CVC since 1990 and has been a Vice President since 1995, responsible for evaluating, executing and monitoring equity investments for CVC. Mr. Silvestri served as Assistant Vice President of CVC from 1990 to 1995. Mr. Silvestri serves on the Board of Directors of International Media Group, Polyfibron Technologies, Inc., Frozen Specialties, Inc., Glenoit Mills and Euramax International, Inc.

    Michael A. Delaney has been a director of the Company since his appointment by CVC in January 1996. Mr. Delaney has been a Vice President of CVC since 1989, responsible for evaluating, executing and monitoring equity investments for CVC. From 1986 through 1989, Mr. Delaney was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney serves on the Board of Directors of Sybron Chemicals, Inc., GVC Holdings, JAC Holdings, Delco Remy International, Enterprise Media, Inc., Southern Coil Processing, Inc., Aetna Industries, CORT Business Services, Inc., Palomar Technologies, Inc., Farm Fresh, Inc. and AmeriSource Health Corporation.


    After the closing of this offering, all directors will be elected by the stockholders pursuant to cumulative voting. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.


    Pursuant to the terms of a Stockholders' Agreement dated July 22, 1993, the Board of Directors is comprised of the Chief Executive Officer of the Company, three directors of the Company designated by CVC and three directors to be elected by CVC, as proxy for the majority of stockholders of the Company, one of whom must be John Bartholdson, until his resignation or the termination of his employment by the Company. There is currently a vacancy on the Board of Directors to be filled at CVC's designation. This right of designation and proxy will terminate simultaneously with the closing of this offering.

    The Board of Directors has a Compensation and an Audit Committee. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers, administers the Company's stock option plans and establishes guidelines for compensation of other personnel. The Compensation Committee is currently comprised of Messrs. Gozon, Kronk and Silvestri. The Audit Committee communicates and receives information directly from the Company's independent accountants. The Audit Committee is currently comprised of Messrs. Gozon, Kronk and Delaney.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    COMPENSATION OF DIRECTORS. Directors who are also employees of the Company, or one of its operating divisions or subsidiaries or CVC do not receive additional compensation for serving as directors. Each director who is not an employee of the Company, or one of its operating divisions or subsidiaries or CVC receives an annual fee of $7,500 and a fee of $1,000 for attendance at each Board of Directors' meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors' meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. The Company is contemplating adopting a stock option plan for its non-employee directors.

    COMPENSATION OF EXECUTIVE OFFICERS. The following table summarizes the compensation paid to the President and Chief Executive Officer and to each of the three most highly compensated executive officers of the Company and its subsidiaries, other than the President and Chief Executive Officer, for the fiscal years ended March 31, 1996, 1995 and 1994. The Company has four officers that perform managerial functions for the Company and are elected and qualify as its executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                     -------------------------------------------
                                                                                 OTHER ANNUAL         ALL OTHER
     NAME AND PRINCIPAL POSITION           YEAR        SALARY      BONUS(1)     COMPENSATION(2)    COMPENSATION(3)
-------------------------------------  ------------  -----------  -----------  -----------------  -----------------
Richard C. Ill                              1996     $   280,000  $   308,000      $   3,080          $   5,472
 President and Chief Executive              1995         255,000       89,250          3,080              6,653
 Officer                                    1994(4)      235,600      159,375          3,080              5,547
John R. Bartholdson                         1996     $   240,000  $   264,000      $   3,080          $   4,320
 Senior Vice President, Chief               1995         205,000       71,750          3,080              4,792
 Financial Officer and Treasurer            1994(4)      150,000      128,125         --                  2,071
Paul T. Stimmler                            1996     $    98,500  $    50,000      $   1,970          $   4,950
 Vice President and Secretary               1995          92,900       23,000          1,858              3,150
                                            1994(4)       84,500       40,000          1,690              2,826
Kevin E. Kindig                             1996     $    73,000  $    30,000      $   1,460          $     462
 Controller                                 1995          65,000       10,000          1,300                304
                                            1994(4)       60,000       10,800          1,200                275

------------------
(1) The amounts shown consist of cash bonuses earned in the fiscal year identified, of which only a portion was paid in that year.
(2) "Other Annual Compensation" reflects amounts contributed by the Company to its 401(k) Plan.
(3)  The amounts shown consist of group term life insurance premiums.
(4) Compensation for fiscal year 1994 is presented on an annualized basis for the 12 months ended March 31, 1994.

STOCK OPTION PLANS

    The Company intends to adopt a 1996 Stock Option Plan (the "1996 Plan") which will become effective upon closing of this offering. The 1996 Plan provides for grants of stock options to officers and key employees of the Company, or any of its operating divisions or subsidiaries, including a director who is also a key employee. Non-employee directors of the Company are not entitled to participate in the 1996 Plan. By encouraging stock ownership, the Company seeks to attract, retain and motivate participants and to encourage such participants to devote their best efforts to the business and financial success of the Company.

    Subject to adjustments in certain circumstances described below, the 1996 Plan authorizes up to 500,000 shares of Common Stock, subject to increase of such number of shares equal to five (5%) percent of any and all Common Stock sold pursuant to the over-allotment option granted to the Underwriters, for issuance pursuant to the terms thereof. If and to the extent that options granted under the 1996 Plan expire or are terminated for any reason without being exercised, or the shares subject to the option are forfeited, the shares of Common Stock subject to such option again would be available for grant under the 1996 Plan.

    The 1996 Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has the sole authority to administer and determine the 1996 Plan including the determination of (i) persons to whom options may be made under the 1996 Plan, (ii) the type, size and other terms and conditions of each option, (iii) the time when the options will be granted and the duration of any applicable exercise or restrictions, including the criteria for vesting and acceleration, and (iv) other matters as set forth in the 1996 Plan.

    Options granted under the 1996 Plan may consist of (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") and (ii) "non-qualified stock options" that are not intended to so qualify ("NQSOs"). Options may be granted to any officer or key employee of the Company or its operating divisions and subsidiaries.

    The option price of any ISO granted under the 1996 Plan may not be less than the fair market value of the underlying share of the Common Stock on the date of grant. The option price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Compensation Committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant. The participants may pay the option price under the 1996 Plan (i) in cash, (ii) with the approval of the Compensation Committee, by delivering shares of Common Stock owned by the participant for six months and having a fair market value on the date of exercise equal to the option price or (iii) by a combination of the foregoing.

    The Board of Directors may amend or terminate the 1996 Plan at any time; provided however, that the Board of Directors may not amend the plan, without stockholder approval, to (i) increase (except for increases due to adjustments upon changes in capitalization of the Company) the aggregate number of shares of Common Stock for which options may be granted, (ii) change the effective date, termination or amendment provisions of the 1996 Plan or (iii) make any other change for which stockholder approval is required under the rules and regulations promulgated under Section 16 of the Securities Exchange Act of 1934 or the Code. The 1996 Plan will terminate upon the earlier of the tenth anniversary of its effective date or the date it is terminated by the Board of Directors.

    It is anticipated that, if the 1996 Plan is adopted, options to purchase up to 250,000 shares of Common Stock may be granted to certain members of management and other key employees of the Company, including options which may be granted to the executive officers of the Company, at or about the time of this Prospectus, at an exercise price equal to or greater than the initial public offering price or, if granted subsequent to the date of this Prospectus, at or greater than the fair market value on the date of grant. Some or all of these options may be ISOs.

EMPLOYMENT AGREEMENTS

    The Company proposes to enter into employment agreements with Richard C. Ill and John R. Bartholdson (as applicable, the "Executive"), effective October 1, 1996, pursuant to which Messrs. Ill and Bartholdson will serve as President and Chief Executive Officer, and as Senior Vice President and Chief Financial Officer, respectively, of the Company through September 30, 1999, unless earlier terminated by the Board of Directors or, in certain circumstances following a change of control transaction, by the Executive. These agreements provide for an annual salary to Mr. Ill of not less than $291,200 and to Mr. Bartholdson of not less than $249,600, plus incentive compensation as determined by the Board of Directors and comparable benefits and perquisites given to other members of senior management. Messrs. Ill and Bartholdson are entitled to severance and other payments following the earlier termination of employment by the Company or upon termination by the Executive following a change in control of the Company. The Executive may terminate the employment following a change of control transaction, if as a result of such change in control, the Executive is required to accept a material reduction in his duties and responsibilities or a geographical relocation or the successor company fails to assume the Executive's employment agreement. In the event of any early termination (other than for cause or death or disability), Messrs. Ill and Bartholdson are entitled to receive a severance payment from the Company equal to 24 months salary. Messrs. Ill and Bartholdson are required to devote substantially all of their time and effort during normal business hours (reasonable sick leave and vacations excepted) to the business and affairs of the Company.

    All of the Company's executive officers are subject to agreements that prohibit their competition with the Company for two years following termination of employment.

                              CERTAIN TRANSACTIONS

    Pursuant to an Executive Stock Agreement, dated July 22, 1993, between the Company and Richard C. Ill, the Company's President and Chief Executive Officer, Mr. Ill purchased 3,700 shares of Class A Common Stock for $10.00 per share and 2,080 shares of Preferred Stock for $34.57 per share. In addition, on July 22, 1993, Mr. Ill purchased seven shares of Class C Common Stock for $10.00 per share. No other shares of Class C Common Stock have been issued by the Company. Each share of Class C Common Stock entitled Mr. Ill to 4,000 votes. Assuming consummation of the Stock Split and the Conversions, Mr. Ill will hold 263,524 shares of Common Stock.

    Pursuant to an Executive Stock Agreement, dated July 22, 1993, between the Company and John R. Bartholdson, the Company's Senior Vice President and Chief Financial Officer, Mr. Bartholdson purchased 3,500 shares of Class A Common Stock for $10.00 per share and 1,970 shares of Preferred Stock for $34.57 per share. Assuming consummation of the Stock Split and the Conversions, Mr. Bartholdson will hold 248,876 shares of Common Stock.

    Pursuant to an Executive Stock Agreement dated July 22, 1993, between the Company and Paul T. Stimmler, the Company's Vice President and Secretary, Mr. Stimmler purchased 900 shares of Class A Common Stock for $10.00 per share and 14% JSDs in a principal amount equal to $50,625, which mature on December 31, 2003 and bear interest at the rate of 14% per annum (the "14% JSD Terms"). Assuming consummation of the Stock Split and the Conversions, Mr. Stimmler will hold 63,948 shares of Common Stock.

    Pursuant to an Executive Stock Agreement, dated July 22, 1993, between the Company and Kevin E. Kindig, the Company's Controller, Mr. Kindig purchased 400 shares of Class A Common Stock at $10.00 per share and 14% JSDs in a principal amount of $22,500 on the 14% JSD Terms. Assuming consummation of the Stock Split and the Conversions, Mr. Kindig will hold 28,422 shares of Common Stock.

    Pursuant to a Purchase Agreement, dated July 22, 1993, between the Company and CVC, the Company's majority stockholder, CVC purchased 70,000 shares of Class B Common Stock for $10.00 per share and 26,525 shares of Preferred Stock for $34.57 per share. Each share of Class B Common Stock entitled CVC to 6/10ths of a vote. On September 17, 1993, CVC transferred approximately 303 shares and 277 shares, respectively, of its Class B Common Stock to Joseph M. Silvestri and Michael A. Delaney, both directors of the Company. On December 30, 1993 and February 17, 1995, respectively, CVC transferred approximately 750 shares of its Class B Common Stock to each of Richard C. Gozon and Claude F. Kronk, both directors of the Company. On September 17, 1993, CVC transferred approximately 115 and 105 shares, respectively, of Preferred Stock to each of Mr. Silvestri and Mr. Delaney. On December 30, 1993 and February 17, 1995, respectively, CVC transferred approximately 284 shares of Preferred Stock to each of Mr. Gozon and Mr. Kronk. In addition, pursuant to the Purchase Agreement, CVC purchased 14% JSDs in the principal amount of approximately $5.3 million on the 14% JSD Terms. On September 17, 1993, CVC transferred 14% JSDs to Mr. Silvestri and Mr. Delaney in the principal amounts of approximately $23,000 and $21,100, respectively. On December 30, 1993 and February 17, 1995, respectively, CVC transferred 14% JSDs to Mr. Gozon and Mr. Kronk, each in the principal amount of approximately $57,000. Assuming the Stock Split and the CVC Exchange, CVC will hold 920,782 shares of Common Stock and 3,827,971 shares of Class D Common Stock. Assuming consummation of the Stock Split and the Conversions, Messrs. Silvestri and Delaney will hold 23,389 and 21,441 shares of Common Stock, respectively. Assuming consummation of the Stock Split and the Conversions, Messrs. Gozon and Kronk will hold 57,412 and 56,084, respectively.

    On July 22, 1993, in connection with the Acquisition, the Company issued to World Subordinated Debt Partners, L.P., an affiliate of CVC, 11% senior subordinated notes in the principal amount of $15 million, which notes accrued interest at the rate of 11% per annum, were payable semiannually in arrears and were payable in full in equal installments on July 22, 2000 and July 22, 2001. On July 19, 1996, the Company repaid these notes in full from borrowings under the Credit Facility.

    On July 22, 1993, in connection with the issuance of certain financing the Company issued the Warrant to World Equity Partners, L.P. ("WEP"), an affiliate of CVC. The Warrant may be exercised through July 31, 2003 to purchase 650,000 shares of Common Stock for an aggregate purchase price of $100.00.


    Concurrent with this offering, the Company is offering to certain of the Company's directors and executive officers and certain employees of CVC an aggregate maximum of 125,000 shares of Common Stock at the price to the public less underwriting discounts and commissions. See "Direct Sale."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company, as of September 25, 1996, by: (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. The address of all officers and directors listed is the Company's principal executive offices.



                                               SHARES BENEFICIALLY OWNED
                                               PRIOR TO THIS OFFERING(1)      SHARES BENEFICIALLY OWNED
                                               --------------------------        AFTER THIS OFFERING
                                                              PERCENT OF    ------------------------------
                                                                 TOTAL                        PERCENT OF
                                                                SHARES                       TOTAL SHARES
NAME                                            NUMBER(2)     OUTSTANDING(3)  NUMBER(2)     OUTSTANDING(3)
---------------------------------------------  ------------   -----------   ------------    --------------
Richard C. Ill...............................       263,524       3.8%           273,524(4)      2.9%
John R. Bartholdson..........................       248,876       3.6            258,876(4)      2.7
Paul T. Stimmler.............................        63,948      *                65,448(5)    *
Richard M. Eisenstadt........................             0      *                 1,000(8)    *
Kevin E. Kindig..............................        28,422      *                30,922(6)    *
Richard C. Gozon.............................        57,412      *                67,412(4)    *
Claude F. Kronk..............................        56,084      *                66,084(4)    *
Joseph M. Silvestri..........................        23,389(7)    *               24,389(8)    *
Michael A. Delaney...........................        21,441(9)    *               21,441       *
Citicorp Venture Capital, Ltd................     5,415,324(10)    71.7        5,415,324(11)     53.2
399 Park Avenue
New York, NY 10043
All executive officers and directors as a
 group (8 persons)...........................       763,096      11.0%           808,096         8.5%


------------------
*    Less than one percent.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) For each $14.48 of aggregate accrued interest on the JSDs and accumulated dividends on the Preferred Stock after August 20, 1996, immediately prior to the closing of this offering, each holder will be entitled to receive upon the JSD Conversion and the Preferred Stock Conversion one additional share of Common Stock or, at CVC's election, Class D Common Stock, at an assumed initial public offering price of $16.00 per share (less underwriting discounts and commissions and estimated offering expenses payable by the Company).
(3)  Based upon outstanding shares of Common Stock and Class D Common Stock.

(4)  Assumes 10,000 shares will be purchased pursuant to the Direct Sale.


(5)  Assumes 1,500 shares will be purchased pursuant to the Direct Sale.


(6)  Assumes 2,500 will be purchased pursuant to the Direct Sale.

(7) Includes 4,520 shares of Common Stock and 18,869 shares of Class D Common Stock. Mr. Silvestri disclaims beneficial ownership relating to shares of Common Stock and Class D Common Stock held by CVC and CVC Affiliates.

(8)  Assumes 1,000 shares will be purchased pursuant to the Direct Sale.

(9) Includes 4,143 shares of Common Stock and 17,298 shares of Class D Common Stock. Mr. Delaney disclaims beneficial ownership relating to shares of Common Stock and Class D Common Stock held by CVC and CVC Affiliates.
(10) Includes 920,814 shares of Common Stock and 3,844,510 shares of Class D Common Stock. Includes 650,000 shares of Common Stock which may be acquired upon exercise by WEP, an affiliate of CVC, of the Warrant. Excludes an aggregate of 258,117 shares of Common Stock and Class D Common Stock held by CVC Affiliates, including Messrs. Silvestri and Delaney, as to which CVC disclaims beneficial ownership.

(11) Does not include approximately 80,000 shares which may be purchased by certain employees of CVC pursuant to the Direct Sale, as to which CVC disclaims beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $.001 per share, 6,000,000 shares of Class D Common Stock, par value $.001 per share, and 250,000 shares of Preferred Stock, par value $.01 per share. Upon completion of this offering, the Company will have outstanding 5,253,354 shares of Common Stock (5,628,354 if the Underwriters' over-allotment option is exercised in full), 4,273,519 shares of Class D Common Stock and no shares of Preferred Stock. As of September 25, 1996, there would be approximately 40 holders of Common Stock and 13 holders of Class D Common Stock.

COMMON STOCK

    The holders of Common Stock are generally entitled to one vote for each share held on all matters voted upon by stockholders. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase securities of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be upon payment therefor, fully paid and non-assessable.

    The directors of the Company are elected by the holders of Common Stock pursuant to cumulative voting, which gives a stockholder the right to cast as many votes in the aggregate as he is entitled to vote under the Certificate of Incorporation, multiplied by the number of directors to be elected. A stockholder may cast all his votes for one director candidate or distribute such votes among two or more director candidates, as he sees fit. Therefore, cumulative voting may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Any director, or the entire Board of Directors, may be removed by the stockholders at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote for the election of directors, except that, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him when cumulatively voted at an election of the entire board of directors.

    The Common Stock has been approved for listing on the NYSE subject to notice of issuance.

CLASS D COMMON STOCK

    The rights of holders of Class D Common Stock are identical and entitle the holders thereof to the same rights, privileges, benefits and notices as the holders of Common Stock, except that the holders of such shares are not entitled to vote in the election of directors of the Company. On all other matters voted upon by the stockholders, the holders of Common Stock and the Class D Common Stock vote together as a class, except as provided by law. Under Section 242(b)(2) of the Delaware General Corporation Law, the holders of the Class D Common Stock shall be entitled to vote as a class upon any proposed amendment to the Company's Certificate of Incorporation if such amendment would increase or decrease the number of shares or the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The transfer of shares of Class D Common Stock is restricted, in the case of an individual holder, to members of the holder's family, to trusts for his benefit or the benefit of his family, to his estate and to his donees; in the case of trustees, to the grantor or a designated beneficiary of such trust or their guardians or custodians, or to persons who are permitted transferees of the grantor or such beneficiaries; in the case of a corporation or partnership which is an original holder of such shares, to its stockholders or partners or permitted transferees of such stockholders or partners; in the case of any other corporation or partnership, to persons who previously contributed such shares to such corporation or partnership or who are permitted transferees of such persons; and, in the case of an estate of a deceased or bankrupt or insolvent holder, to any persons, trusts, corporations or partnerships which are otherwise entitled to own shares of Class D Common

Stock. A share of Class D Common Stock will automatically be converted into a share of Common Stock at any time at the sole option of the holder. Once a share of Class D Common Stock has been converted into Common Stock, it will no longer be subject to any restrictions on transfer.


    In order to maintain compliance with regulations relating to investments in small businesses, CVC may not (unless it has made certain submissions with the Small Business Administration) own greater than 25% of the Company's securities of the Company which entitle the holders thereof to vote in the election of directors. Holders of shares of Class D Common Stock, unlike holders of shares of Common Stock, are not entitled to vote in the election of directors. Accordingly, CVC believes that it will maintain compliance with these regulatory requirements by maintaining part of its equity interest in the Company in Class D Common Stock.


PREFERRED STOCK

    Preferred Stock may be issued from time to time by the Board of Directors in one or more series in connection with one or more acquisitions of the stock or assets of another corporation or in connection with a merger of the Company with or into another corporation. Subject to the provisions of the Company's Certificate of Incorporation, as amended, and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series of Preferred Stock and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any series of Preferred Stock.

    One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to the Company's Certificate of Incorporation, as amended, and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

WARRANT

    On July 22, 1993, the Company issued the Warrant to purchase an aggregate of 650,000 shares of Common Stock to WEP for an aggregate exercise price of $100.00. The Warrant is currently exercisable for cash. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrant are subject to adjustment under certain circumstances, including stock splits or the issuance of stock dividends on the Common Stock, or issuance of shares of Common Stock or securities convertible into Common Stock for a purchase price per share less than the per share exercise price of the Warrant.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services.

                                  DIRECT SALE

    Pursuant to the terms of subscription agreements with the Company, the Company is offering, concurrent with this offering, an additional 125,000 shares of Common Stock to certain of the Company's directors and executive officers and certain employees of CVC, at the price to the public less underwriting discounts and commissions. The purchasers in the Direct Sale will represent to the Company that they are acquiring such shares for their own account and not with a view to distribution. The Company's obligations to sell such shares, and such individuals' obligations to purchase such shares, are subject to the purchase by the Underwriters of the Common Stock to be purchased by them as set forth under "Underwriting." CVC is the Company's largest stockholder. See "Principal Stockholders."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding 5,253,354 shares of Common Stock and 4,273,519 shares of Class D Common Stock (5,628,354 shares of Common Stock and 4,273,519 shares of Class D Common Stock if the Underwriters' over-allotment option is exercised in full). 2,625,000 of the shares sold in this offering will be freely tradeable without restriction unless acquired by affiliates of the Company. None of the remaining 6,901,873 outstanding shares of Common Stock and Class D Common Stock have been registered under the Securities Act, which means that they are "Restricted Securities" within the meaning of Rule 144 under the Securities Act and may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144.

    791,832 shares of Common Stock and 220,770 shares of Class D Common Stock upon conversion to Common Stock of the Restricted Securities will become eligible for sale pursuant to Rule 144 beginning 90 days after the date of this Prospectus if the conditions of Rule 144 are met. 125,000 shares of Common Stock to be sold pursuant to the Direct Sale, 1,688,958 shares of Common Stock held by affiliates, 147,564 shares of Common Stock held less than two years by non-affiliates and 4,052,749 shares of Class D Common Stock held by affiliates are restricted securities under Rule 144 and will not be eligible for sale pursuant to Rule 144 beginning 90 days after the date of this Prospectus. In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of the acquisition of the Restricted Securities from either the Company or an affiliate of the Company, the acquiror or subsequent holder (or persons whose shares are aggregated) thereof may sell, within any three month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (52,534 shares upon completion of this offering), or (ii) the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks preceding the date on which notice of the proposed sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of the acquisition the Restricted Securities from the Company or any affiliate of the Company, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice requirements.

    The Company and its executive officers, directors and all of its stockholders, who beneficially own 6,901,873 shares in the aggregate, have agreed not to offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

    In addition, the Warrant to acquire 650,000 shares of Common Stock will be subject to the 180-day lock-up. Shares issued upon exercise of the Warrant will be Restricted Securities within the meaning of Rule 144. See "Principal Stockholders."

    Additionally, the CVC Affiliates, all of whom are subject to the 180-day lock-up agreements, have the right to demand two registrations of their shares of Common Stock and Class D Common Stock upon conversion to Common Stock under the Securities Act on Form S-1 at the Company's expense and an unlimited number of registrations at the expense of the CVC Affiliates. The holder of the Warrant has the right to demand one registration at the Company's expense. Both the CVC Affiliates and the holder of the Warrant have the right to demand an unlimited number of registrations on Form S-3 at the Company's expense. In addition, the CVC Affiliates, the holder of the Warrant and certain members of management of the Company have the right, subject to certain limitations, to have their shares of Common Stock included in future registered public offerings of securities by the Company at its expense.

    Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

    No earlier than 120 days after the date of this Prospectus, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock under the 1996 Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement would become effective on filing.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters named below, through their Representatives, Alex. Brown & Sons Incorporated and Dillon, Read & Co. Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at an assumed initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                                                                        NUMBER OF
UNDERWRITER                                                                                              SHARES
-----------------------------------------------------------------------------------------------------  -----------
Alex. Brown & Sons Incorporated......................................................................
Dillon, Read & Co. Inc...............................................................................

                                                                                                       -----------
Total................................................................................................    2,500,000
                                                                                                       -----------
                                                                                                       -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase the total number of shares of Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession not in excess of $        per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $        per share to certain other dealers. After the initial
public offering, the offering price and other selling terms may be changed by the Representatives.

    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,500,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company and its executive officers, directors and all of its stockholders, who beneficially own 6,901,873 shares in the aggregate, have agreed not to offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, the price-earning ratios and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, the results of operations of the Company in recent periods, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The Common Stock has been approved for listing on the NYSE subject to notice of issuance. The Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners to meet the distribution requirements of the NYSE.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters related to this offering will be passed upon for the Underwriters by Wilmer, Cutler & Pickering, Baltimore, Maryland.

                                    EXPERTS

    The consolidated financial statements of the Company at March 31, 1996 and 1995 and for each of the years in the periods ended March 31, 1996 and 1995 and for the ten months ended March 31, 1994, and the financial statements of Advanced Materials Technologies, Inc. at March 31, 1996 and for the year then ended, appearing in the Registration Statement of which this Prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of North Wales Controls and Quadrants Group, a division of Teleflex Incorporated, for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

THE TRIUMPH GROUP HOLDINGS, INC.(1): PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

Introduction to Unaudited Condensed Consolidated Pro Forma Financial Statements.......        F-2
Unaudited Condensed Consolidated Pro Forma Statement of Income for the year ended
 March 31, 1996.......................................................................        F-3
Unaudited Condensed Consolidated Pro Forma Statement of Income for the three months
 ended June 30, 1996..................................................................        F-4
Unaudited Condensed Consolidated Pro Forma Statement of Income for the three months
 ended June 30, 1995..................................................................        F-5
Unaudited Condensed Consolidated Pro Forma Balance Sheet as of June 30, 1996..........        F-6
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements..............        F-7

THE TRIUMPH GROUP HOLDINGS, INC.(1): HISTORICAL FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors.....................................       F-13
Consolidated Balance Sheets as of March 31, 1995 and 1996 and June 30, 1996
 (Unaudited)..........................................................................       F-14
Consolidated Statements of Income for the ten months ended March 31, 1994, the fiscal years ended March 31, 1995 and 1996, and for the three months ended June 30, 1995 and
 1996 (Unaudited).....................................................................       F-15
Consolidated Statements of Common Stockholders' Equity for the ten months ended March
 31, 1994, the fiscal years ended March 31, 1995 and 1996, and for the three months
 ended June 30, 1995 and 1996 (Unaudited).............................................       F-16
Consolidated Statements of Cash Flows for the ten months ended March 31, 1994, the fiscal years ended March 31, 1995 and 1996 and for the three months ended June 30,
 1995 and 1996 (Unaudited)............................................................       F-17
Notes to Consolidated Financial Statements............................................       F-18

NORTH WALES CONTROLS AND QUADRANTS GROUP(2): HISTORICAL FINANCIAL STATEMENTS
Report of Price Waterhouse LLP, Independent Accountants...............................       F-30
Statement of Income for the years ended December 26, 1993, December 25, 1994 and
 December 31, 1995....................................................................       F-31
Statement of Cash Flows for the years ended December 26, 1993, December 25, 1994 and
 December 31, 1995....................................................................       F-32
Notes to Financial Statements.........................................................       F-33

ADVANCED MATERIALS TECHNOLOGIES, INC.: HISTORICAL FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors.....................................       F-38
Consolidated Balance Sheets as of March 31, 1996 and June 30, 1996 (Unaudited)........       F-39
Consolidated Statements of Income for the year ended March 31, 1996 and for the three
 months ended June 30, 1996 (Unaudited)...............................................       F-40
Consolidated Statements of Shareholders' Equity for the year ended March 31, 1996 and
 for the three months ended June 30, 1996 (Unaudited).................................       F-41
Consolidated Statements of Cash Flows for the year ended March 31, 1996 and for the
 three months ended June 30, 1996 (Unaudited).........................................       F-42
Notes to Consolidated Financial Statements............................................       F-43

--------------
(1) On August 21, 1996, The Triumph Group Holdings, Inc. amended its certificate of incorporation to change its corporate name to Triumph Group, Inc.

(2) Triumph Controls, Inc., a subsidiary of Triumph Group Holdings, Inc., was formed to acquire substantially all of the assets and certain liabilities of North Wales Controls and Quadrants Group, a division of Teleflex Incorporated, on January 1, 1996.

                        THE TRIUMPH GROUP HOLDINGS, INC.
        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The unaudited pro forma statements of income for the fiscal year ended March 31, 1996 and for the three months ended June 30, 1996 and 1995 set forth herein give effect to the acquisitions of Air Lab, Inc., Triumph Controls, Inc. and Advanced Materials Technologies, Inc. ("AMTI") (the "Acquisitions"), the refinancing of a portion of the Company's long-term debt (the "Refinancing"), the conversion of the 14% Junior Subordinated Promissory Notes and a portion of the 10.5% Junior Subordinated Promissory Notes, the Preferred Stock and a portion of the minority interest in Triumph Controls, Inc. to Common Stock and Class D Common Stock and the conversion of all Class A, Class B and Class C common stock to Common Stock and Class D Common Stock ("the Conversions") and the use of the assumed net proceeds of $38,010 from the offering and the Direct Sale as if such transactions had occurred as of the beginning of each of the periods presented. The Unaudited Condensed Consolidated Pro Forma Financial Statements assume the term "offering" includes both the offering of Common Stock pursuant to this Prospectus and the Direct Sale. See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements for further explanation of these transactions.

    The unaudited condensed consolidated pro forma balance sheet as of June 30, 1996 set forth gives effect to the acquisition of AMTI, the Refinancing, the Conversions and the offering as if such transactions had occurred on June 30, 1996.

    The unaudited condensed consolidated pro forma financial statements are not necessarily indicative of what the Company's results of operations and balance sheet would have been had the Acquisitions, the Refinancing, the Conversions and the offering been consummated at the indicated dates, nor are they necessarily indicative of the Company's results of operations and balance sheet for any future period. The Unaudited Condensed Consolidated Pro Forma Financial Statements should be read in conjunction with the Consolidated Financial Statements and Related Notes thereto and "Use of Proceeds" included elsewhere in this Prospectus.

                        THE TRIUMPH GROUP HOLDINGS, INC.
         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                        FISCAL YEAR ENDED MARCH 31, 1996

                                                   PRO FORMA ADJUSTMENTS
                                      ------------------------------------------------
                                                                         OTHER EQUITY                               PRO FORMA
                         HISTORICAL   ACQUISITIONS(1)    REFINANCING     TRANSACTIONS    PRO FORMA     OFFERING    AS ADJUSTED
                         -----------  ----------------  --------------  --------------  -----------  ------------  -----------
Revenues...............   $ 186,774     $  43,394        $    --         $    --         $ 230,168   $    --        $ 230,168
Cost of products
 sold..................     139,740        24,293             --              --           164,033        --          164,033
Selling, general and
 administrative
 expenses..............      27,288         7,145             --               (33)(4)      34,400        --           34,400
Depreciation and
 amortization..........       3,535         2,751             --                21(5)        6,307        --            6,307
                         -----------     --------          -------         -------      -----------  ------------  -----------
Operating income.......      16,211         9,205             --                12          25,428        --           25,428
Interest expense.......       7,318         4,000           (2,048)(2)      (1,188)(6)       8,082      (2,787)(7)      5,295
                         -----------     --------          -------         -------      -----------  ------------  -----------
Income from continuing
 operations before
 income tax............       8,893         5,205            2,048           1,200          17,346       2,787         20,133
Income tax expense.....       3,699         2,082              819(3)          467(3)        7,067       1,115(3)       8,182
                         -----------     --------          -------         -------      -----------  ------------  -----------
Income from continuing
 operations............   $   5,194     $   3,123        $   1,229       $     733       $  10,279   $   1,672      $  11,951
                         -----------     --------          -------         -------      -----------  ------------  -----------
                         -----------     --------          -------         -------      -----------  ------------  -----------
Income from continuing
 operations per
 share(8)..............  $     0.78                                                     $     1.37
                         -----------                                                    -----------
                         -----------                                                    -----------
Weighted average common
 shares outstanding (in
 thousands)(8).........       7,518                                                          7,518
                         -----------                                                    -----------
                         -----------                                                    -----------
Pro forma income from
 continuing operations
 per share, as
 adjusted(9)...........                                                                                            $     1.18
                                                                                                                   -----------
                                                                                                                   -----------
Pro forma weighted
 average common shares
 outstanding, as
 adjusted (in
 thousands)(9).........                                                                                                10,143
                                                                                                                   -----------
                                                                                                                   -----------

 See accompanying notes to unaudited condensed consolidated pro forma financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.
         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                        THREE MONTHS ENDED JUNE 30, 1996

                                                       PRO FORMA ADJUSTMENTS
                                        ---------------------------------------------------
                                                                             OTHER EQUITY                                PRO FORMA
                           HISTORICAL    ACQUISITIONS(1)     REFINANCING     TRANSACTIONS     PRO FORMA     OFFERING    AS ADJUSTED
                           -----------  -----------------  ---------------  ---------------  -----------  ------------  -----------
Revenues.................   $  55,184     $   6,215         $    --          $    --          $  61,399   $    --        $  61,399
Cost of products sold....      39,146         3,604              --               --             42,750        --           42,750
Selling, general and
 administrative
 expenses................       9,433           790              --                (14)(4)       10,209        --           10,209
Depreciation and
 amortization............       1,258           394              --                  5(5)         1,657        --            1,657
                           -----------      -------            ------           ------       -----------     ------     -----------
Operating income.........       5,347         1,427              --                  9            6,783        --            6,783
Interest expense.........       2,286           348              (513)(10)        (324)(6)        1,797        (697)(7)      1,100
                           -----------      -------            ------           ------       -----------     ------     -----------
Income from continuing
 operations before income
 tax.....................       3,061         1,079               513              333            4,986         697          5,683
Income tax expense.......       1,252           432               205(3)           127(3)         2,016         279(3)       2,295
                           -----------      -------            ------           ------       -----------     ------     -----------
Income from continuing
 operations..............       1,809           647               308              206            2,970         418          3,388
                           -----------      -------            ------           ------       -----------     ------     -----------
                           -----------      -------            ------           ------       -----------     ------     -----------
Income from continuing
 operations per
 share(8)................   $    0.27                                                         $    0.40
                           -----------                                                       -----------
                           -----------                                                       -----------
Weighted average common
 shares outstanding (in
 thousands)(8)...........       7,505                                                             7,505
                           -----------                                                       -----------
                           -----------                                                       -----------
Pro forma income from
 continuing operations
 per share, as
 adjusted(9).............                                                                                                $    0.33
                                                                                                                        -----------
                                                                                                                        -----------
Pro forma weighted
 average common shares
 outstanding, as adjusted
 (in thousands)(9).......                                                                                                   10,130
                                                                                                                        -----------
                                                                                                                        -----------

 See accompanying notes to unaudited condensed consolidated pro forma financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.
         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                        THREE MONTHS ENDED JUNE 30, 1995

                                                      PRO FORMA ADJUSTMENTS
                                        -------------------------------------------------
                                                                           OTHER EQUITY                                PRO FORMA
                           HISTORICAL   ACQUISITIONS(1)    REFINANCING     TRANSACTIONS     PRO FORMA     OFFERING    AS ADJUSTED
                           -----------  ---------------  ---------------  ---------------  -----------  ------------  -----------
Revenues.................   $  42,374    $  12,225        $    --          $    --          $  54,599   $    --        $  54,599
Cost of products sold....      32,078        6,709             --               --             38,787        --           38,787
Selling, general and
 administrative
 expenses................       6,274        2,469             --                (12)(4)        8,731        --            8,731
Depreciation and
 amortization............         721          806             --                  5(5)         1,532        --            1,532
                           -----------  ---------------      ------           ------       -----------     ------     -----------
Operating income.........       3,301        2,241             --                  7            5,549        --            5,549
Interest expense.........       1,600        1,189             (868)(11)        (283)(6)        1,638        (697)(7)        941
                           -----------  ---------------      ------           ------       -----------     ------     -----------
Income from continuing
 operations before income
 tax.....................       1,701        1,052              868              290            3,911         697          4,608
Income tax expense.......         687          421              347(3)           111(3)         1,566         279(3)       1,845
                           -----------  ---------------      ------           ------       -----------     ------     -----------
Income from continuing
 operations..............       1,014          631              521              179            2,345         418          2,763
                           -----------  ---------------      ------           ------       -----------     ------     -----------
                           -----------  ---------------      ------           ------       -----------     ------     -----------
Income from continuing
 operations per
 share(8)................   $    0.16                                                       $    0.32
                           -----------                                                     -----------
                           -----------                                                     -----------
Weighted average common
 shares outstanding (in
 thousands)(8)...........       7,397                                                           7,397
                           -----------                                                     -----------
                           -----------                                                     -----------
Pro forma income from
 continuing operations
 per share, as
 adjusted(9).............                                                                                              $    0.28
                                                                                                                      -----------
                                                                                                                      -----------
Pro forma weighted
 average common shares
 outstanding, as adjusted
 (in thousands)(9).......                                                                                                 10,022
                                                                                                                      -----------
                                                                                                                      -----------

 See accompanying notes to unaudited condensed consolidated pro forma financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.
            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 JUNE 30, 1996

                                     ASSETS

                                                    PRO FORMA ADJUSTMENTS
                                          -----------------------------------------
                                                                          OTHER
                                                                          EQUITY                                    PRO FORMA AS
                            HISTORICAL    ACQUISITION(12) REFINANCING(13) TRANSACTIONS(14)  PRO FORMA OFFERING(15)    ADJUSTED
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
Current assets:
  Cash...................    $    430        $--            $--           $128          $   558        $1,219         $  1,777
  Accounts Receivable....      32,086          4,547        --             --            36,633         --              36,633
  Inventories............      48,295          1,451        --             --            49,746         --              49,746
  Prepaid expenses and
   other.................       2,490             15        --             --             2,505         --               2,505
  Deferred income
   taxes.................       3,345         --            --             (1,000)        2,345         --               2,345
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
Total current assets.....      86,646          6,013        --               (872)       91,787        1,219            93,006
Property and equipment,
 net.....................      36,441          8,000        --             --            44,441         --              44,441
Excess of cost over net
 assets acquired.........      10,234          2,706        --                520        13,460         --              13,460
Intangible assets........       6,516          4,554        --             --            11,070         --              11,070
Other assets.............       2,460             23          (429)        --             2,054         --               2,054
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
Total assets.............    $142,297        $21,296        $ (429)       $  (352)      $162,812       $  1,219       $164,031
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------

                                              LIABILITIES AND STOCKHOLDERS' EQUITY


                                                    PRO FORMA ADJUSTMENTS
                                          -----------------------------------------
                                                                          OTHER
                                                                          EQUITY                                    PRO FORMA AS
                            HISTORICAL    ACQUISITION    REFINANCING   TRANSACTIONS    PRO FORMA      OFFERING        ADJUSTED
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
Current liabilities:
  Accounts payable.......    $ 14,213        $   478        $--           $--           $14,691        $--            $ 14,691
  Accrued expenses.......      14,161            272          (975)        --            13,458         --              13,458
  Income taxes payable...       3,458          1,226          (996)        (1,000)        2,688         --               2,688
  Deferred income
   taxes.................      --                813        --             --               813         --                 813
  Current portion of
   long-term debt........       5,206            316           (47)        --             5,475         --               5,475
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
Total current
 liabilities.............      37,038          3,105        (2,018)        (1,000)       37,125         --              37,125
Long-term debt, less
 current portion.........      76,261         12,451         3,082         (9,531)       82,263         (36,791)        45,472
Other liabilities........       2,426          3,888        --                (80)        6,234         --               6,234
Deferred income taxes....       7,051          1,688        --             --             8,739         --               8,739
Redeemable preferred
 stock...................       2,854         --            --             (2,854)       --             --              --
Common stock.............           6         --            --                  1             7               2              9
Capital in excess of par
 value...................       1,086            164        --             14,902        16,067          38,008         54,075
Treasury stock, at cost..         (85)        --            --             --            --             --              --
Retained earnings........      15,660         --            (1,493)        (1,790)       12,377         --              12,377
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
Total common
 stockholders' equity....    $ 16,667            164        (1,493)        13,113        28,451          38,010         66,461
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
Total liabilities and
 stockholders' equity....    $142,297        $21,296        $ (429)       $  (352)      $162,812       $  1,219       $164,031
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------
                           ------------   ------------   -----------   ------------   -----------   -------------   ------------

 See accompanying unaudited condensed notes to consolidated pro forma financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ACQUISITIONS

    The Company made the following acquisitions during the last year:

                                                                    DATE OF       AGGREGATE
BUSINESS                                                            PURCHASE   PURCHASE PRICE
-----------------------------------------------------------------  ----------  ---------------
Air Lab, Inc.....................................................     10/2/95    $     3,400
Triumph Controls, Inc............................................      1/1/96    $    40,100
AMTI.............................................................     7/31/96    $    21,300

    The acquisitions of Air Lab, Inc. and Triumph Controls, Inc. were made through the acquisition of assets and assumption of certain liabilities, while the acquisition of AMTI was made through the purchase of all the outstanding common stock. Each acquisition was accounted for using the purchase method. On January 31, 1996, AMTI acquired the assets and assumed certain liabilities of Special Processes of Arizona, Inc. (SPOA), for approximately $1.5 million including cash and a promissory note.

    The pro forma results of operations adjustments are those necessary to reflect the Company's income from continuing operations as if each acquisition took place at the beginning of the period presented. The results of operations of SPOA are included in the pro forma adjustments for periods subsequent to the date of acquisition by AMTI only. The pro forma balance sheet includes adjustments to reflect the purchase of AMTI, as it was the only acquisition to occur subsequent to June 30, 1996. The following are the components of the aggregate purchase price of AMTI:

Cash consideration................................................  $   7,950
Liabilities assumed and costs related to the transaction..........      9,250
Amounts due under the covenant not-to-compete contract............      2,800
Deferred taxes....................................................      1,300
                                                                    ---------
Total purchase price..............................................  $  21,300
                                                                    ---------
                                                                    ---------

REFINANCING

    On July 19, 1996, the Company entered into an unsecured five year credit agreement for a $50,000 revolving credit facility and a $35,000 term loan. Proceeds from the new credit agreement were used to retire its revolving credit facility and senior term loans (existing credit facility) and senior subordinated notes. The refinancing resulted in an interest savings of 175 basis points over the existing credit facility and 385 basis points (based on weighted average interest rates for the year ended March 31, 1996) over the existing senior subordinated notes. Additionally, the Company reduced its annual commitment fee by $115. Due to the retirement of debt, the Company recorded an extraordinary loss of $1,478, net of a tax benefit of $985, in July 1996 (at June 30, 1996 the extraordinary loss would have been $1,493, net of a tax benefit of $995 had the refinancing been consummated at such date) related to prepayment penalties incurred and the write-off of deferred financing fees related to the existing debt. This loss is reflected as an adjustment to retained earnings in the pro forma balance sheet as of June 30, 1996.

OTHER EQUITY TRANSACTIONS

    In conjunction with this offering, the Company has elected to exchange a portion of the common stock of Triumph Controls, Inc. held by certain minority shareholders (approximately 5% of the total outstanding) for 41,405 shares of Common Stock of the Company valued as of June 30, 1996. As a result of the conversion, $520 will be recorded as excess of cost over net assets acquired to reflect the excess of fair market value (based on an assumed net initial public offering price of $16.00 per share less underwriting discounts and commissions and estimated offering expenses payable by the Company) over book value as an increase in the purchase price of Triumph Controls, Inc. Additionally, the Company intends to exchange its 10.5% junior subordinated promissory notes held by members of management of

                        THE TRIUMPH GROUP HOLDINGS, INC.
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   PRO FORMA FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Triumph Controls, Inc., plus accrued interest, at an assumed initial public offering price of $16 per share (less underwriting discounts and commissions and estimated offering expenses payable by the Company). These conversions are reflected in the June 30, 1996 pro forma balance sheet. Pro forma net income related to the minority shareholder's interest and interest expense related to the notes is added back to the results of operations for each period in the pro forma income statements.

    In conjunction with this offering, the Company intends to exchange its 14% junior subordinated promissory notes plus accrued interest and preferred stock at liquidation value plus accumulated dividends for shares of Common Stock at an assumed initial public offering price of $16 per share (less underwriting discounts and commissions and estimated offering expenses payable by the Company). As a result of this exchange and the exchange noted above, 982,073 shares (as of June 30, 1996) of the Company's stock will be issued to the holders of the notes and preferred stock. The exchange is reflected in the pro forma balance sheet as of June 30, 1996. Interest expense related to the notes is added back to the results of operations for each period in the pro forma income statements.


    As a result of the transactions described herein, holders of the stock options have the right to purchase junior subordinated promissory notes which, in conjunction with this offering, immediately convert into shares of Common Stock at an assumed initial public offering price of $16 per share (less underwriting discounts and commissions and estimated offering expenses payable by the Company). The exercise of the options and the purchase and exchange of the attached junior subordinated promissory notes have been included in the pro forma balance sheet as of June 30, 1996 as a net increase in cash and capital in excess of par value of $128 which represents the total consideration received for the exercise of the options and purchase of the attached junior subordinated promissory notes as of June 30, 1996.


STATEMENTS OF INCOME


 (1) The pro forma results of operations adjustments are those necessary to reflect the Company's income from continuing operations as if each acquisition took place at the beginning of the period presented. Historical results of operations are included for each of the acquisitions for the months during the indicated period which were prior to the acquisition. Historical pre-acquisition amounts for Air Lab, Inc. and Triumph Controls, Inc. were obtained from each of the companies' monthly financial statements. Historical pre-acquisition amounts for AMTI were obtained from the financial statements included herein. The results of operations of SPOA are included in the pro forma adjustments for periods subsequent to the date of acquisition by AMTI only.



                                                                     NINE MONTHS      TWELVE
                                                   SIX MONTHS           ENDED         MONTHS
                                                      ENDED         DECEMBER 31,       ENDED
                                                  SEPTEMBER 30,         1995         MARCH 31,
                                                      1995         ---------------     1996                            NET
                                                -----------------      TRIUMPH      -----------     PRO FORMA       PRO FORMA
                                                  AIR LAB, INC.    CONTROLS, INC.      AMTI        ADJUSTMENTS    ACQUISITIONS
                                                -----------------  ---------------  -----------  ---------------  -------------

Revenue.......................................          1,985            24,373         17,036         --              43,394
Cost of products sold.........................            811            13,873          9,609         --              24,293
Selling, general and administrative...........            877             4,396          5,298         (3,426)(a)       7,145
Depreciation and amortization.................             15               338            314          2,084(b)        2,751
                                                        -----           -------     -----------        ------     -------------
Income from operations........................            282             5,766          1,815          1,342           9,205
Interest expense..............................         --                --                240          3,760(c)        4,000
                                                        -----           -------     -----------        ------     -------------
Income from continuing operations
 before income tax expense....................            282             5,766          1,575         (2,418)          5,205
Income tax expense............................                                                          2,082(d)        2,082
                                                                                                                  -------------
Income from continuing operations.............                                                                          3,123
                                                                                                                  -------------
                                                                                                                  -------------

                        THE TRIUMPH GROUP HOLDINGS, INC.
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   PRO FORMA FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30, 1996


                                                                                       PRO FORMA       NET PRO FORMA
                                                                          AMTI        ADJUSTMENTS      ACQUISITIONS
                                                                          -----     ---------------  -----------------

Revenue..............................................................       6,215         --                 6,215
Cost of products sold................................................       3,604         --                 3,604
Selling, general and administrative..................................         790         --                   790
Depreciation and amortization........................................         137            257(b)            394
                                                                            -----         ------             -----
Income from operations...............................................       1,684           (257)            1,427
Interest expense.....................................................          88            260(c)            348
                                                                            -----         ------             -----
Income from continuing operations before income tax expense..........       1,596           (517)            1,079
Income tax expense...................................................                                          432
                                                                                                             -----
Income from continuing operations....................................                                          647
                                                                                                             -----
                                                                                                             -----


THREE MONTHS ENDED JUNE 30, 1995


                                                                   TRIUMPH                       PRO FORMA       NET PRO FORMA
                                             AIR LAB, INC.     CONTROLS, INC.       AMTI        ADJUSTMENTS      ACQUISITIONS
                                           -----------------  -----------------     -----     ---------------  -----------------

Revenue..................................            992              8,467           2,766         --                12,225
Cost of products sold....................            406              4,712           1,591         --                 6,709
Selling, general and administrative......            438              1,472             486             73(a)          2,469
Depreciation and amortization............              7                137              58            604(b)            806
                                                     ---              -----           -----         ------           -------
Income from operations...................            141              2,146             631           (677)            2,241
Interest expense.........................         --                 --                  20          1,169(c)          1,189
                                                     ---              -----           -----         ------           -------
Income from continuing operations before
 income tax expense......................            141              2,146             611         (1,846)            1,052
Income tax expense.......................                                                              421(d)            421
                                                                                                                     -------
Income from continuing operations........                                                                                631
                                                                                                                     -------
                                                                                                                     -------


     (a) Certain amounts, aggregating $3,450 and $50, were excluded from selling, general and administrative expenses for the year ended March 31, 1996 and for the three months ended June 30, 1995 as they related to expenses incurred prior to the acquisitions which are neither recurring nor indicative of future operations. Adjustments also include a charge for the minority interest's investment in Triumph Controls, Inc.

     (b) Reflects increase in depreciation and amortization expense in excess of historical amounts as a result of the following factors: (i) fair market value of property, plant, and equipment acquired of $15,300, resulting in additional depreciation of $873, $84 and $251 for the year ended March 31, 1996 and the three months ended June 30, 1996 and 1995, respectively;
       (ii) excess of cost over net assets acquired of $12,213, resulting in additional amortization of $384, $18 and $122 for the year ended March 31, 1996 and the three months ended June 30, 1996 and 1995, respectively; and (iii) other intangible assets acquired of $10,016 resulting in additional amortization of $827, $155, and $231 for the year ended March 31, 1996 and the three months ended June 30, 1996 and 1995, respectively. Intangible assets consist primarily of patents, trademarks, aerospace designs and covenants not-to-compete. Such assets are amortized on a straight line basis over their estimated useful lives which range from six to twenty-five years. The excess of cost over fair value of net assets acquired is amortized on a straight-line basis over twenty-five years.

                        THE TRIUMPH GROUP HOLDINGS, INC.
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   PRO FORMA FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     (c) Adjustments to interest expense for the year ended March 31, 1996 consist of: (i) $2,956 for interest incurred under the Company's existing credit facility used to finance the purchases and fund operations of the acquired companies and amounts incurred pertaining to actual borrowings under the senior term loans used to purchase the companies at historical rates; (ii) $493 for interest incurred related to the subordinated promissory note and junior subordinated promissory notes arising as a result of the acquisitions; (iii) $71 for amortization of deferred financing costs, classified as interest, pertaining to the Company's increase in senior term loans outstanding as a result of the acquisitions; and (iv) $240 incurred related to the interest cost associated with long-term covenants not-to-compete with the previous owners of certain acquired companies.



        Adjustments to interest expense for the quarter ended June 30, 1996 consist of: (i) $204 for interest incurred through the Company's existing credit facility used to fund the acquired companies at historical interest rates; and (2) $56 incurred related to the interest cost associated with long-term covenants not-to-compete with the previous owners of certain acquired companies.



        Adjustments to interest expense for the quarter ended June 30, 1995 consist of: (i) $917 for interest incurred through the Company's existing credit facility used to fund the acquired companies and amounts incurred pertaining to actual borrowings on the senior term loans used to purchase the companies at historical interest rates; (ii) $164 for interest incurred related to the subordinated promissory note and junior subordinated promissory notes arising as a result of the acquisitions;
       (iii) $24 amortization of deferred financing costs, classified as interest, pertaining to the Company's increase in senior term loans outstanding as a result of the acquisition; and (iv) $64 incurred related to the interest cost associated with long-term covenants not-to-compete with the previous owners of certain acquired companies.


     (d) Represents the tax provision arising from the pro forma adjustments discussed herein based on the Company's estimated tax rate of 40.0%.

 (2) Adjusted for interest savings consisting of: (i) a $579 and $1,162 net reduction of interest expense on the senior subordinated notes and existing credit facility, respectively, as a result of changes in interest rates under the refinancing. The new credit facility is assumed to bear interest at a weighted average rate of 7.1% for the year ended March 31, 1996, which is representative of historical interest rates plus the basis points specified in the new credit agreement; and (ii) a $307 reduction in amortization of deferred financing fees and commitment fees.

 (3) Represents the tax provision arising from the pro forma adjustments discussed herein (excluding the portion of the Company's income attributable to the minority interest's investment in Triumph Controls, Inc.) based on the Company's estimated tax rate of 40.0%.

 (4) Represents the portion of the Company's income attributable to the minority interest's investment in Triumph Controls, Inc. which will convert to Common Stock. (See "Other Equity Transactions".)

 (5) Represents amortization of excess of cost over net assets acquired (See "Other Equity Transactions"). Amount is amortized using the straight-line method over a period of twenty-five years.

 (6) Adjustment reflects interest savings on the junior subordinated promissory notes converted to Common Stock.

                        THE TRIUMPH GROUP HOLDINGS, INC.
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   PRO FORMA FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 (7) Adjustment to eliminate interest expense as a result of the reduction in principal of the revolving credit facility of $31,291 and the reduction in principal of the 10% subordinated note of $5,500 through the use of the proceeds from the Offering.

 (8) Earnings per share information represents the Company's per share data and weighted average Common Stock outstanding restated to give effect to the 65-for-one stock split to be effected immediately prior to this offering, the dilutive effects of the Warrant and stock issued during the period commencing 12 months prior to the initial filing of the proposed initial public offering at prices below the anticipated public offering price and an adjustment for the interest on the junior subordinated promissory notes, net of tax expense. Income from continuing operations represents the amounts reflected in the Company's Consolidated Financial Statements. Primary and fully diluted earnings per share are the same. See Note 2 to the Company's Consolidated Financial Statements.

 (9) The calculation of pro forma, as adjusted weighted average number of shares outstanding is as follows:

                                                                                THREE MONTHS
                                                                          ------------------------
                                                             YEAR ENDED      ENDED        ENDED
                                                              MARCH 31,    JUNE 30,     JUNE 30,
                                                                1996         1995         1996
                                                             -----------  -----------  -----------
Weighted average shares outstanding........................       5,851        5,851        5,805
Warrants outstanding.......................................         650          650          650
Stock options issued within one year of the initial
 offering..................................................          35           35           35
Assumed conversion of TCI minority interest................          36           36           36
Assumed exchange of preferred shares.......................         309          278          321
Assumed exchange of 14% junior subordinated promissory
 notes.....................................................         637          547          658
Shares issued in connection with the initial public
 offering and direct sale to be used to reduce debt........       2,625        2,625        2,625
                                                             -----------  -----------  -----------
Pro Forma weighted average shares outstanding, as
 adjusted..................................................      10,143       10,022       10,130
                                                             -----------  -----------  -----------
                                                             -----------  -----------  -----------

(10) Adjusted for interest savings consisting of: (i) a $167 and $269 net reduction of interest expense on the senior subordinated notes and existing credit facility, respectively, as a result of changes in interest rates under the refinancing. The new credit facility is assumed to bear interest at a weighted average rate of 6.6% for the quarter ended June 30, 1996 and is representative of historical rates plus the basis points specified in the new credit agreement; and (ii) a $77 reduction in amortization of deferred financing fees and commitment fees.

(11) Adjusted for interest savings consisting of: (i) $136 and $644 net reduction of interest expense on the senior subordinated notes and the existing credit facility, respectively, as a result of changes in interest rates under the refinancing. The new credit facility is assumed to bear interest at a weighted average rate of 7.4% for the quarter ended June 30, 1995, which is representative of historical interest rates plus the basis points specified in the new credit agreement; and (ii) a $88 reduction in amortization of deferred financing fees and commitment fees.

                        THE TRIUMPH GROUP HOLDINGS, INC.
                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   PRO FORMA FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BALANCE SHEET

(12) The pro forma acquisition adjustments reflect the opening balance sheet of AMTI as though the acquisition had occurred on June 30, 1996. The historical financial position of AMTI has been adjusted to include the write-up of fixed assets of $3,407 to estimated fair value; the recording of excess of cost over net assets acquired of $2,706; the recording of the gross value of the previous owner's covenant not-to-compete of $3,720 and its related present value liability; and the increase in the Company's long-term debt and other accrued liabilities to record costs related to the acquisition. The excess of the market price (at an assumed initial public offering price of $16.00 -- less underwriting discounts and commissions and estimated offering expenses payable by the Company) over the exercise price ($1.87) of 13,000 stock options issued to the previous owner of AMTI is also included in the pro forma adjustments, valued at $164. The allocation of the purchase price is based upon estimates and will be finalized during the current year. Management does not anticipate the final allocation of the purchase price to be materially different from the preliminary allocation.

(13) Adjustments reflect: (i) the write-off of the deferred financing fees related to the existing credit facility; (ii) prepayment penalties associated with early extinguishment of the senior subordinated note and the existing credit facility; (iii) payment of accrued interest related to the senior subordinated note and the existing credit facility, and the net increase in debt necessary to fund the prepayment penalties and the financing fees related to the new credit facility.

(14) Adjustments reflect (i) the reclassification of the deferred taxes related to interest on the 14% junior subordinated promissory notes; (ii) the accretion of the preferred stock from its value as of June 30, 1996 to its liquidation value which is reflected as an adjustment to retained earnings and (iii) the conversion of the junior subordinated promissory notes (principal and accrued interest of 9,055 and 476 for the 14% and 10.5% junior subordinated promissory notes, respectively, as of June 30, 1996), the preferred stock (at the liquidation value plus accumulated dividends as of June 30, 1996) and a portion of the minority interest in Triumph Controls, Inc. to the Company's Common Stock.

(15) Adjustments give effect to the sale of shares of Common Stock offered by the Company hereby and the application of the net proceeds thereof to extinguish the outstanding balance related to the pro forma revolving credit facility of $31,291 and to reduce the senior subordinated promissory note by $5,500.

               REPORT OF ERNST & YOUNG LLP , INDEPENDENT AUDITORS

Board of Directors and Stockholders
The Triumph Group Holdings, Inc.

    We have audited the accompanying consolidated balance sheets of The Triumph Group Holdings, Inc. as of March 31, 1996 and 1995, and the related consolidated statements of income, common stockholders' equity, and cash flows for each of the two years in the period ended March 31, 1996 and for the ten months ended March 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Triumph Group Holdings, Inc. at March 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended March 31, 1996 and for the ten months ended March 31, 1994, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 22, 1996

                        THE TRIUMPH GROUP HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                          MARCH 31,
                                                                                    ----------------------
                                                                                       1995        1996
                                                                                    ----------  ----------    JUNE 30,
                                                                                                                1996
                                                                                                            ------------
                                                                                                            (UNAUDITED)
Current assets:
  Cash............................................................................  $      746  $      539   $      430
  Accounts receivable, less allowance for doubtful accounts of $766,
   $973 and $1,011, respectively..................................................      27,881      29,680       32,086
  Inventories.....................................................................      30,474      45,098       48,295
  Estimated net realizable value of business sold or discontinued, current........       9,296      27,350        1,800
  Prepaid expenses and other......................................................         378         698          690
  Deferred income taxes...........................................................       1,878       1,917        3,345
                                                                                    ----------  ----------  ------------
Total current assets..............................................................      70,653     105,282       86,646
Property and equipment, at cost:
  Land............................................................................       3,009       3,009        3,009
  Buildings and improvements......................................................       7,072       7,438        7,602
  Machinery and equipment.........................................................      21,437      32,823       33,535
                                                                                    ----------  ----------  ------------
                                                                                        31,518      43,270       44,146
  Less accumulated depreciation...................................................       3,933       6,718        7,705
                                                                                    ----------  ----------  ------------
                                                                                        27,585      36,552       36,441

Other net assets of business sold or discontinued.................................      10,869      --           --
Excess of cost over net assets acquired, less accumulated amortization
 of $0, $105 and $209, respectively...............................................      --          10,339       10,234
Intangible assets, less accumulated amortization of $656, $1,110 and
 $1,274 respectively..............................................................       1,134       6,680        6,516
Other assets......................................................................       1,145       2,553        2,460
                                                                                    ----------  ----------  ------------
Total assets......................................................................  $  111,386  $  161,406   $  142,297
                                                                                    ----------  ----------  ------------
                                                                                    ----------  ----------  ------------

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................  $   18,047  $   18,203   $   14,213
  Accrued expenses................................................................       9,506      15,757       14,161
  Income taxes payable............................................................         542       2,137        3,458
  Current portion of long-term debt...............................................       2,949       8,806        5,206
                                                                                    ----------  ----------  ------------
Total current liabilities.........................................................      31,044      44,903       37,038
Long-term debt, less current portion..............................................      68,789      89,963       76,261
Other liabilities.................................................................         783       1,992        2,426
Deferred income taxes.............................................................       2,764       6,831        7,051
Redeemable preferred stock, 14% cumulative, $.01 par value 30,575
 shares authorized and issued.....................................................       1,912       2,652        2,854

Common stockholders' equity:
  Common stock, $.001 par value:
    Class A -- 6,500,455 shares authorized; 1,300,000 shares issued...............           1           1            1
    Class B convertible -- 4,550,000 shares authorized and issued.................           5           5            5
    Class C convertible -- 455 shares authorized and issued.......................      --          --           --
  Capital in excess of par value..................................................         994       1,006        1,086
  Treasury stock, at cost.........................................................          (9)     --              (85)
  Retained earnings...............................................................       5,103      14,053       15,660
                                                                                    ----------  ----------  ------------
Total common stockholders' equity.................................................       6,094      15,065       16,667
                                                                                    ----------  ----------  ------------
Total liabilities and common stockholders' equity.................................  $  111,386  $  161,406   $  142,297
                                                                                    ----------  ----------  ------------
                                                                                    ----------  ----------  ------------

                See notes to consolidated financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     TEN MONTHS                              THREE MONTHS ENDED
                                                       ENDED        YEAR ENDED MARCH 31,          JUNE 30,
                                                     MARCH 31,    ------------------------  --------------------
                                                        1994         1995         1996        1995       1996
                                                    ------------  -----------  -----------  ---------  ---------
                                                                                                (UNAUDITED)
Net sales.........................................   $  129,995   $   164,165  $   186,774  $  42,374  $  55,184

Operating costs and expenses:
  Cost of products sold...........................       97,095       125,836      139,740     32,078     39,146
  Selling, general, and administrative............       17,966        22,060       27,288      6,274      9,433
  Depreciation and amortization...................        1,993         2,718        3,535        721      1,258
                                                    ------------  -----------  -----------  ---------  ---------
                                                        117,054       150,614      170,563     39,073     49,837
                                                    ------------  -----------  -----------  ---------  ---------
Operating income..................................       12,941        13,551       16,211      3,301      5,347
Interest expense..................................        4,908         6,589        7,318      1,600      2,286
                                                    ------------  -----------  -----------  ---------  ---------
Income from continuing operations, before income
 taxes............................................        8,033         6,962        8,893      1,701      3,061
Income tax expense................................        3,125         2,598        3,699        687      1,252
                                                    ------------  -----------  -----------  ---------  ---------
Income from continuing operations.................        4,908         4,364        5,194      1,014      1,809
Income (loss) from discontinued operations........         (462)       (2,852)       4,496        109     --
                                                    ------------  -----------  -----------  ---------  ---------
Net income........................................   $    4,446   $     1,512  $     9,690  $   1,123  $   1,809
                                                    ------------  -----------  -----------  ---------  ---------
                                                    ------------  -----------  -----------  ---------  ---------
Income from continuing operations per share.......   $     0.73   $      0.67  $      0.78  $    0.16  $    0.27
Income from discontinued operations per share.....        (0.06)        (0.38)        0.60       0.01     --
                                                    ------------  -----------  -----------  ---------  ---------
Net income per share..............................   $     0.67   $      0.29  $      1.38  $    0.17  $    0.27
                                                    ------------  -----------  -----------  ---------  ---------
                                                    ------------  -----------  -----------  ---------  ---------
Shares used in computing income per share (in
 thousands).......................................        7,219         7,360        7,518      7,397      7,505
                                                    ------------  -----------  -----------  ---------  ---------
                                                    ------------  -----------  -----------  ---------  ---------

                See notes to consolidated financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.

             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                               COMMON STOCK            CAPITAL IN
                                      -------------------------------   EXCESS OF    TREASURY    RETAINED
                                       CLASS A    CLASS B    CLASS C    PAR VALUE      STOCK     EARNINGS     TOTAL
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
Balance at June 1, 1993
 (inception)........................  $       1  $       5  $  --       $     994    $  --       $  --      $   1,000
  Net income........................                                                                 4,446      4,446
  Preferred stock dividends.........                                                                  (357)      (357)
  Accretion of preferred stock......                                                                    (9)        (9)
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
Balance at March 31, 1994...........          1          5     --             994       --           4,080      5,080
  Net income........................                                                                 1,512      1,512
  Preferred stock dividends.........                                                                  (473)      (473)
  Accretion of preferred stock......                                                                   (16)       (16)
  Purchase of shares of Class A
   common stock.....................                                                        (9)                    (9)
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
Balance at March 31, 1995...........          1          5     --             994           (9)      5,103      6,094
  Net income........................                                                                 9,690      9,690
  Preferred stock dividends.........                                                                  (594)      (594)
  Accretion of preferred stock......                                                                  (146)      (146)
  Sale of shares of Class A common
   stock............................                                           12            9                     21
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
Balance at March 31, 1996...........          1          5     --           1,006       --          14,053     15,065
  Net income (unaudited)............                                                                 1,809      1,809
  Preferred stock dividends
   (unaudited)......................                                                                  (166)      (166)
  Accretion of preferred stock
   (unaudited)......................                                                                   (36)       (36)
  Compensation in stock options
   issued to employee (unaudited)...                                           80                                  80
  Purchase of shares of Class A
   common stock (unaudited).........                                                       (85)                   (85)
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Balance at June 30, 1996
   (unaudited)......................  $       1  $       5     --       $   1,086    $     (85)  $  15,660  $  16,667
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------

                See notes to consolidated financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                              TEN MONTHS   YEAR ENDED MARCH 31,        THREE MONTHS
                                                                ENDED                                 ENDED JUNE 30,
                                                              MARCH 31,    ---------------------  ----------------------
                                                                 1994        1995        1996        1995        1996
                                                             ------------  ---------  ----------  ----------  ----------
                                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................   $    4,446   $   1,512  $    9,690  $    1,123  $    1,809
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Discontinued operations..................................        1,314       3,738      (4,396)     (5,180)     --
  Depreciation and amortization............................        1,993       2,718       3,535         721       1,258
  Other amortization included in interest expense..........          210         252         276          63          87
  Provision (benefit) for deferred and imputed income
   taxes...................................................          864         877         719         289        (178)
  Interest on senior and junior subordinated promissory
   notes paid by issuance of additional notes..............          614         993       1,161         271         626
  Compensation in stock options issued to employee.........       --          --          --          --              80
  Changes in assets and liabilities, net of acquisitions
   and dispositions of businesses:
    Accounts receivable....................................       (3,461)     (7,175)      3,783         660      (2,406)
    Inventories............................................        4,340      (2,979)     (4,201)     (5,286)     (3,197)
    Prepaid expenses and other current assets..............         (365)        318         353           2           8
    Accounts payable, accrued expenses, and accrued income
     taxes payable.........................................        2,782       4,867       4,627      (3,136)     (4,265)
    Other..................................................         (123)        526         554         120        (592)
                                                             ------------  ---------  ----------  ----------  ----------
Net cash provided by (used in) operating activities........       12,614       5,647      16,101     (10,353)     (6,770)
INVESTING ACTIVITIES
Capital expenditures, net..................................       (1,531)     (3,229)     (1,897)       (478)       (876)
Proceeds from sale of property and equipment of
 discontinued operation....................................          798         375      --          --          25,550
Proceeds from sale of company, net of cash sold............       --           1,192      --          --          --
Cost of businesses acquired, net of cash acquired..........         (623)     --         (34,137)     --          --
                                                             ------------  ---------  ----------  ----------  ----------
Net cash (used in) provided by investing activities........       (1,356)     (1,662)    (36,034)       (478)     24,674
FINANCING ACTIVITIES
Net (decrease) increase in revolving credit................       (9,555)       (617)      2,129      10,881     (13,050)
(Purchase) sale of treasury stock..........................       --              (9)         21          21         (85)
Proceeds from issuance of long-term debt...................       --          --          20,827          23          40
Payments related to long-term debt.........................       (1,957)     (3,040)     (3,251)       (711)     (4,918)
                                                             ------------  ---------  ----------  ----------  ----------
Net cash (used in) provided by financing activities........      (11,512)     (3,666)     19,726      10,214     (18,013)
                                                             ------------  ---------  ----------  ----------  ----------
(Decrease) increase in cash................................         (254)        319        (207)       (617)       (109)
Cash at beginning of period................................          681         427         746         746         539
                                                             ------------  ---------  ----------  ----------  ----------
Cash at end of period......................................   $      427   $     746  $      539  $      129  $      430
                                                             ------------  ---------  ----------  ----------  ----------
                                                             ------------  ---------  ----------  ----------  ----------
NON CASH INVESTING AND FINANCING ACTIVITIES
Seller note related to acquired business...................                                5,500
Assumption of liabilities related to acquisitions..........                                3,800
Non-cash proceeds from divestiture of discontinued
 operation.................................................                               10,300
Redeemable preferred stock issued in lieu of cash dividend
 payments and accretion to face value......................          325         530         740         144         202

                See notes to consolidated financial statements.

                        THE TRIUMPH GROUP HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1.  BASIS OF PRESENTATION AND FORMATION OF THE TRIUMPH GROUP HOLDINGS, INC.
    The Triumph Group Holdings, Inc. ("Holdings") is a Delaware corporation which was formed by Citicorp Venture Capital and other investors, including members of management of The Triumph Group, Inc. ("Triumph"), a wholly-owned subsidiary of Holdings, and Triumph's wholly-owned subsidiaries to acquire, effective June 1, 1993, certain operations of Alco Standard Corporation ("Alco") which are engaged in aviation services, paper converting (which was subsequently discontinued), and metals converting and distribution (the "acquisition").

    The accompanying financial statements present the consolidated financial position, results of operations, and cash flows of Holdings and its subsidiaries (collectively, the "Company") as of the dates indicated. Intercompany accounts and transactions have been eliminated from the consolidated financial statements.

    The aggregate purchase price of $115,167 for the acquisition, including $3,500 of related costs, was allocated to assets based on their estimated fair values. In addition, the Company assumed certain liabilities of $28,467. The net purchase was financed as follows:

Cash from initial capitalization of the Company:
  Common stock...................................................  $     900
  Cumulative redeemable preferred stock..........................      1,057
  Junior subordinated promissory notes...........................      6,043  $   8,000
                                                                   ---------
Debt:
  Revolving credit facility......................................     30,200
  Senior term loan...............................................     20,000
  Senior subordinated note and warrants..........................     15,000
  Subordinated promissory note payable to Alco...................     13,500     78,700
                                                                   ---------  ---------
                                                                              $  86,700
                                                                              ---------
                                                                              ---------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    The Company's aviation segment contributes approximately three quarters of the Company's operating income, while the metals converting and distribution segment contributes the remainder. Triumph's aviation segment designs, engineers, manufactures or repairs and overhauls aircraft components for commercial airlines, air cargo carriers and original equipment manufacturers on a worldwide basis. Triumph's metals segment manufactures, machines, forges, processes and distributes metal products to customers in the computer, construction, container, farm equipment and office furniture industries, primarily within North America.

    EARNINGS PER SHARE

    Earnings per share is computed using the weighted average number of shares of common stock outstanding after giving effect to the 65-for-one stock split described in Note 18, except as noted below. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and Staff policy, common and preferred shares, options and warrants issued during the period commencing 12 months prior to the initial filing of the proposed initial public offering at prices below the anticipated public offering price are presumed to have been in contemplation of the public offering and have been included in the

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) calculation as if they were outstanding for all periods presented, determined using the treasury stock method and the anticipated price from the initial public offering. In addition, common share equivalents such as warrants and options are included in the computation.

    Earnings per share reflected in the consolidated statements of income has been computed as described above, but also gives effect to the exchange of all outstanding 14% junior subordinated promissory notes, a portion of the 10.5% junior subordinated promissory notes and preferred stock for common stock upon the closing of the Company's initial public offering (determined using the if-converted method) as described in Note 18. Additionally, income from continuing operations has been increased to reflect interest related to the junior subordinated promissory notes net of income tax expense. Primary and fully diluted earnings per share are the same.

    INTERIM FINANCIAL INFORMATION

    The financial statements and disclosures included herein for the three months ended June 30, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements in accordance with generally accepted accounting principles for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out and last-in, first-out methods) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost, which is depreciated over the estimated useful lives of the related assets by the straight-line method. Buildings and improvements are depreciated over a period of 15 to 39 1/2 years, and machinery and equipment from 7 to 15 years (except for furnitures, fixtures and computer equipment which is depreciated over a period of 3 to 10 years).

    EXCESS OF COST OVER NET ASSETS ACQUIRED

    The excess of cost over the fair value of net assets acquired is being amortized on a straight-line basis over twenty-five years. The realizability of goodwill (and other intangibles) is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections.

    INTANGIBLE ASSETS

    Intangible assets consist primarily of patents, trademarks, aerospace designs, and licensing agreements. Intangible assets are amortized on a straight-line basis over their estimated useful lives which range from five to twenty-five years.

    REVENUE RECOGNITION

    Revenues are recorded when services are performed or when products are shipped except for long-term construction contracts which are recorded on the percentage-of-completion method based on the relationship between actual costs incurred and total estimated costs at completion. Estimated costs to complete for each contract are reviewed periodically as work progresses and apropriate adjustments are made to revenue recognition percentages, if necessary. In the event such estimates indicate a loss would be incurred on the contract, the estimated amount of such loss would be recognized in the period the

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) estimated loss was determined. Sales from long-term construction contracts approximated 11%, 11%, and 12% of total sales for the ten-month period ended March 31, 1994 and the years ended March 31, 1995 and 1996, respectively.

    INCOME TAXES

    The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts reportable for income tax purposes. The Company files a consolidated federal income tax return with its subsidiaries.

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions (for example, long-term contract revenue recognition and postretirement benefits) that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  ACQUISITIONS
    In January 1996, the Company acquired substantially all of the assets of Triumph Controls, Inc., formerly a division of Teleflex, Incorporated (Teleflex), for an aggregate purchase price of $40,100. Triumph Controls, Inc. manufactures and services mechanical controls for a broad range of end users, primarily in the aviation industry. The purchase price includes cash paid to Teleflex, Inc., a note to Teleflex, assumed liabilities and direct costs of the acquisition. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of Triumph Controls, Inc. have been included for the three months ended March 31, 1996. The aggregate purchase price was allocated to the assets based on their estimated fair values, including $5,500 of intangible assets (patents, trademarks and aerospace designs). The Company assumed certain liabilities of $2,600 and incurred transaction-related costs of approximately $1,000. The excess of the purchase price over the fair value of net assets acquired of $10,400 was recorded as excess of cost over net assets acquired and is being amortized over twenty-five years on a straight-line basis. The acquisition was funded by the Company's operations and long-term borrowings.

    In October 1995, the Company acquired substantially all of the assets of Air Lab, Inc. of Seattle, WA, for an aggregate purchase price of $3,400. Air Lab, Inc. services instruments and avionics for the commercial aviation industry. The purchase price includes cash paid to Air Lab, Inc., a long-term liability related to a covenant not-to-compete contract, certain assumed liabilities and direct costs of the acquisition. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of Air Lab, Inc. have been included in the consolidated operating results since the date of acquisition.

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

3.  ACQUISITIONS (CONTINUED)
    The following pro forma unaudited results of operations for the years ended March 31, 1995 and 1996 and the three months ended June 30, 1995 and 1996, have been prepared assuming the purchases of Triumph Controls, Inc. and Air Lab, Inc. had taken place at the beginning of the respective periods:

                                                         FOR YEARS ENDED MARCH      FOR THREE MONTHS
                                                                  31,                ENDED JUNE 30,
                                                        ------------------------  --------------------
                                                           1995         1996        1995       1996
                                                        -----------  -----------  ---------  ---------

Net sales.............................................  $   199,952  $   213,131  $  51,833  $  55,184
Income from continuing operations.....................        6,434        6,677      1,610      1,809
Income from continuing operations per share...........         0.96         0.98       0.24       0.27

    The pro forma information includes adjustments for interest expense that would have been incurred to finance the purchases, additional depreciation based on the estimated fair market value of the property, plant, and equipment acquired, and the amortization of the intangible assets arising from the transactions. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

4.  DISCONTINUED PAPER OPERATIONS
    On March 31, 1996, the Company sold substantially all of the assets of its paper converting subsidiary, Quality Park Products, Inc. of St. Paul, MN, to Mail-Well, Inc. for approximately $27,350 in cash and supplemental payments, based upon estimated earnings for the two years ending March 31, 1998, and the assumption by the purchaser of certain liabilities.

    The results of Quality Park Products, Inc. have been reported separately as a component of discontinued operations in the Consolidated Statements of Income.

    The following is a summary of the results of operations of the Company's paper converting business:

                                              TEN MONTHS        YEAR ENDED        THREE MONTHS ENDED
                                                ENDED           MARCH 31,              JUNE 30,
                                              MARCH 31,    --------------------  --------------------
                                                 1994        1995       1996       1995       1996
                                             ------------  ---------  ---------  ---------  ---------
Net sales..................................   $   63,975   $  84,170  $  99,531  $  24,321  $  --
Income (loss) from operations (net of taxes
 -- $233, $1,628, $1,156, $61 and $0,
 respectively).............................         (462)     (2,852)     2,046        109     --
Gain on sale (net of taxes -- $1,633 in
 1996).....................................       --          --          2,450     --         --
                                             ------------  ---------  ---------  ---------  ---------
Income (loss) from discontinued
 operations................................   $     (462)  $  (2,852) $   4,496  $     109  $  --
                                             ------------  ---------  ---------  ---------  ---------
                                             ------------  ---------  ---------  ---------  ---------

    Interest expense of $1,386, $1,700 and $2,045 was allocated to Quality Park Products, Inc. for the ten months ended March 31, 1994 and for the years ended March 31, 1995 and 1996, respectively, and $561 for the three months ended June 30, 1995. Such amounts are included in the income (loss) from discontinued operations of those years. These costs were allocated based on the operation's actual borrowings under the Company's revolving credit facility and the portion of the acquisition debt allocated to the subsidiary.

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

5.  INVENTORIES
    The components of inventories are as follows:

                                                                            MARCH 31,
                                                                       --------------------  JUNE 30,
                                                                         1995       1996       1996
                                                                       ---------  ---------  ---------
 Raw materials.......................................................  $  10,897  $  16,093  $  17,480
  Work-in-process....................................................      6,448     12,862     13,103
  Finished goods.....................................................     13,963     16,570     18,139
                                                                       ---------  ---------  ---------
  Total inventories at current FIFO cost.............................     31,308     45,525     48,722
  Less allowance to reduce certain current FIFO
   costs to LIFO basis...............................................        834        427        427
                                                                       ---------  ---------  ---------
  Total inventories..................................................  $  30,474  $  45,098  $  48,295
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Inventories would have been $834, $427 and $427 higher than reported at March 31, 1995 and 1996, and June 30, 1996, respectively, if the first-in, first-out method of determining cost had been used for all inventories. Approximately 22%, 15% and 17% of the inventory is valued using the LIFO method at March 31, 1995 and 1996, and June 30, 1996 respectively.

6.  INCOME TAXES
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reportable for income tax purposes. The components of deferred tax liabilities and assets are as follows:

                                                                               MARCH 31,
                                                                          --------------------   JUNE 30,
                                                                            1995       1996        1996
                                                                          ---------  ---------  -----------
Deferred tax assets:
  Alternative minimum and other tax credits.............................  $   1,441  $   1,171   $  --
  Net operating losses..................................................        384     --          --
  Accruals and reserves.................................................        502        942       1,414
  Accounts receivable...................................................        102         28          28
  Inventories...........................................................        142      2,514       2,534
                                                                          ---------  ---------  -----------
                                                                          $   2,571  $   4,655   $   3,976
                                                                          ---------  ---------  -----------
                                                                          ---------  ---------  -----------
Deferred tax liabilities:
  Property and equipment................................................  $   2,764  $   3,491   $   3,723
  Discontinued operations...............................................        536      2,521         320
  Other assets..........................................................     --          3,340       3,328
  Prepaid expenses......................................................        157        217         311
                                                                          ---------  ---------  -----------
                                                                              3,457      9,569       7,682
                                                                          ---------  ---------  -----------
Net deferred tax liabilities............................................  $     886  $   4,914   $   3,706
                                                                          ---------  ---------  -----------
                                                                          ---------  ---------  -----------

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

6.  INCOME TAXES (CONTINUED)
    The components of income tax expense related to continuing operations as follows:

                                                   TEN MONTHS        YEAR ENDED           THREE MONTHS
                                                     ENDED           MARCH 31,           ENDED JUNE 30,
                                                   MARCH 31,    --------------------  --------------------
                                                      1994        1995       1996       1995       1996
                                                  ------------  ---------  ---------  ---------  ---------
Current:
  Federal.......................................   $    2,053   $   1,650  $   2,689  $     378  $   1,235
  State.........................................          208          71        291         20        195
                                                  ------------  ---------  ---------  ---------  ---------
                                                        2,261       1,721      2,980        398      1,430
Deferred:
  Federal.......................................          254         685        574        223       (138)
  State.........................................          113         192        145         66        (40)
                                                  ------------  ---------  ---------  ---------  ---------
                                                          367         877        719        289       (178)
Imputed:
  Federal.......................................          483      --         --         --         --
  State.........................................           14      --         --         --         --
                                                  ------------  ---------  ---------  ---------  ---------
                                                          497      --         --         --         --
                                                  ------------  ---------  ---------  ---------  ---------
                                                   $    3,125   $   2,598  $   3,699  $     687  $   1,252
                                                  ------------  ---------  ---------  ---------  ---------
                                                  ------------  ---------  ---------  ---------  ---------

    Imputed income taxes represent income tax on pretax earnings of the Company for the period June 1, 1993 through July 31, 1993. Such taxes were paid by Alco under terms of the purchase agreement.

    A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

                                                       TEN MONTHS      YEAR ENDED MARCH 31,        THREE MONTHS
                                                          ENDED                                   ENDED JUNE 30,
                                                        MARCH 31,     ----------------------  ----------------------
                                                          1994           1995        1996        1995        1996
                                                     ---------------  ----------  ----------  ----------  ----------
Statutory federal income tax rate..................         34.0%          34.0%       34.0%       34.0%       34.0%
State and local income tax rate, net of federal tax
 benefit...........................................          2.6            2.5         3.2         3.3         3.3
Miscellaneous permanent items and non-deductible
 accruals..........................................          0.5          --            1.3         1.7         1.1
Other..............................................          1.8            0.8         3.1         1.4         2.5
                                                             ---            ---         ---         ---         ---
Effective income tax rate..........................         38.9%          37.3%       41.6%       40.4%       40.9%
                                                             ---            ---         ---         ---         ---
                                                             ---            ---         ---         ---         ---

    Income taxes paid during the ten months ended March 31, 1994 and the years ended March 31, 1995 and 1996 were $1,318, $596 and $1,182, respectively. Income taxes paid during the three months ended June 30, 1995 and 1996 were $250 and $1,004, respectively. At March 31, 1995 and 1996, the Company had alternative minimum tax credit carryforwards of $1,430 and $1,160, respectively, for income tax purposes which can be carried forward indefinitely. At March 31, 1995, the Company had a regular tax net operating loss carryforward of $1,129.

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7.  LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                            MARCH 31,
                                                                       --------------------  JUNE 30,
                                                                         1995       1996       1996
                                                                       ---------  ---------  ---------
Revolving credit facility............................................  $  20,028  $  22,157  $   9,109
Senior term loans....................................................     15,316     32,460     27,598
Senior subordinated notes............................................     14,900     14,900     14,900
Subordinated promissory notes........................................     13,500     19,000     19,293
Junior subordinated promissory notes.................................      7,625      9,575      9,890
Other debt and capital lease obligations.............................        369        677        677
                                                                       ---------  ---------  ---------
                                                                          71,738     98,769     81,467
Less current portion.................................................      2,949      8,806      5,206
                                                                       ---------  ---------  ---------
                                                                       $  68,789  $  89,963  $  76,261
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    On July 19, 1996, the Company entered into an unsecured five year credit agreement for a $50,000 revolving credit facility and a $35,000 term loan. Both credit instruments bear interest at either LIBOR plus between 0.63% and 1.88% or prime plus between 0% and 0.38% at the option of the Company. The variation in the interest rate is based upon the Company's ratio of total indebtedness to earnings before interest, taxes and depreciation and amortization. In addition, the Company is required to pay a commitment fee of between 0.2% and 0.45% on the unused portion of the revolving credit facility based upon the ratio described above. Principal payments on the term loan of $1,250 are made quarterly with a final balloon payment of $11,250 due on July 1, 2001. The Company may repay amounts owed under the credit agreement or reduce the revolving credit facility commitment without penalty. Additionally, the Company may allocate up to $5,000 of the available revolving credit facility for the issuance of letters of credit.

    The proceeds of the new term loan, amounts borrowed under the new revolving credit facility and the proceeds received from the sale of Quality Park Products, Inc. (see Note 4) were used to extinguish the outstanding balances of the revolving credit facility, the senior term loans and the senior subordinated notes existing at March 31, 1996. The extinguishment of this debt resulted in an extraordinary loss of $1,478, net of an income tax benefit of $985.

    Additionally, under the terms of the new credit agreement, upon completion of the common stock offering described in Note 18, the Company is required to make a principal payment of $15,000 which will be applied to any balance outstanding on the revolving credit facility followed by any balance remaining on the term loan. Should the Company fail to receive at least $30,000 in proceeds from the common stock offering by December 31, 1996, the new credit agreement will become secured as the Company is required to grant the holder a first priority lien and security interest in all real and personal property owned by the Company at that time.

    The Subordinated Promissory Notes consists of two notes, a $13,500 principal amount payable by Holdings to Alco, bearing interest at 10%, and due in equal installments on June 1, 2002 and June 1, 2003 and $5,500 principal amount payable by Holdings to Teleflex, bearing interest at 10.5%, and due in equal installments on December 31, 2002 and December 31, 2003.

    The Junior Subordinated Promissory Notes ("Junior Notes") consist of unsecured obligations of Holdings and one of its subsidiaries. The Junior Notes of Holdings, $7,625, $8,800 and $9,055 at

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7.  LONG-TERM DEBT (CONTINUED)
March 31, 1995 and 1996 and June 30, 1996, respectively, are subordinated to all liabilities of the Company and its subsidiaries and bear interest at 14%. The Company, in its sole discretion, may pay interest by issuance of additional Junior Notes and elected to do so for $614, $993 and $1,146 for the ten months ended March 31, 1994 and the years ended March 31, 1995 and 1996, respectively. Interest of $271 and $313 was paid by issuance of additional Junior Notes during the three months ended June 30, 1995 and 1996, respectively. The Junior Notes of Holdings mature on December 31, 2003, although the holders of the notes have no right to demand payment of principal until all superior debt, as defined, has been paid in full.

    In January 1996, additional Junior Notes of one of Triumph's subsidiaries were issued in the amount of $760 and are subordinated to all liabilities of the subsidiary and all indebtedness of Triumph and its subsidiaries pursuant to the revolving credit facility, the senior term loans and the senior subordinated notes and bear interest at 10.5%. The subsidiary, in its sole discretion, may pay interest by issuance of additional Junior Notes and elected to do so for $15 and $20 for the year ended March 31, 1996 and the three months ended June 30, 1996, respectively. These Junior Notes are due in equal installments on December 31, 2005 and 2006, although the holders of the notes have no right to demand payment of principal until all superior debt, as defined, has been paid in full.

    The indentures under the debt agreements described above contain restrictions and covenants which include limitations on the Company's ability to incur additional indebtedness, issue stock, options or warrants (excluding the offering described in Note 18 and any employee stock option plan the Company may enter into), make certain restricted payments and acquisitions, create liens, enter into transactions with affiliates, sell substantial portions of its assets, make capital expenditures and pay cash dividends.

    Additional covenants require compliance with financial tests, including current ratio, leverage, interest coverage ratio and maintenance of minimum net worth. As of July 19, 1996, subsequent to the refinancing, $31,029 of additional borrowings were available under the revolving credit facility.

    The fair value of the Company's long-term debt at March 31, 1996, excluding amounts which were refinanced, approximates the carrying value.

    Maturities of long-term debt, excluding payments which may be required under debt agreements based on excess cash flow (adjusted for the refinancing described above), are as follows: 1997 -- $2,648; 1998 -- $5,169; 1999 --
$5,176; 2000 -- $5,089; 2001 -- $5,096.

    Interest paid on indebtedness during the ten months ended March 31, 1994 and the years ended March 31, 1995 and 1996 amounted to $3,968, $6,909 and $7,552, respectively. Interest paid on indebtedness during the three months ended June 30, 1995 and 1996 amounted to $1,737 and $1,781, respectively.

    Financing fees and expenses of $2,103 incurred with respect to indebtedness have been capitalized and are reflected in other assets. These fees and expenses are being amortized over the terms of the related indebtedness (5-8 years). Total amortization (included in interest expense) for the ten months ended March 31, 1994 and the years ended March 31, 1995 and 1996 was $210, $252, and $276, respectively. Total amortization (included in interest expense) for the three months ended June 30, 1995 and 1996 was $63 and $87, respectively. On July 19, 1996, in conjunction with the refinancing, $923 in unamortized deferred financing fees related to the extinguished debt were written-off and an additional $510 in financing fees related to the new credit agreement were capitalized.

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

8.  COMMON STOCK
    The holders of the Class A, B, and C common stock are entitled to one vote, six-tenths of one vote, and 4,000 votes per share, respectively, on all matters to be voted upon by the stockholders of Holdings and are entitled to participate ratably in any distributions.

    The holders of Class B common stock may elect at any time to convert any or all such shares into the Class A common stock on a share-for-share basis. Upon the conversion of all shares of Class B common stock, each share of Class C common stock will automatically convert into one share of Class A common stock.

    The Company issued a stock purchase warrant which allows the holder to purchase 650,000 shares of Class A common stock at an aggregate exercise price of one hundred dollars through July 31, 2003. The proceeds from the issuance of the senior subordinated notes allocated to the warrants of $100 has been included in capital in excess of par value.

9.  PREFERRED STOCK
    The preferred stock provides for 14% cumulative dividends and redemption on July 21, 2004 or 91 days after the retirement date of senior debt at the lesser of the liquidation value of $100 per share ($3,058) plus all accumulated and unpaid dividends or 40% of the Company's equity value. Accumulated and unpaid dividends of approximately $830 or $27.15 per share, $1,424 or $46.57 per share and $1,590 or $52.00 per share are included in preferred stock as of March 31, 1995 and 1996 and June 30, 1996, respectively.

    The difference between the original issue price of $1,057 and the liquidation value of $3,057 is being accreted through July 21, 2004 using the effective interest method. The accretion of $9, $16 and $146 for the ten months ended March 31, 1994, and the years ended March 31, 1995 and 1996 respectively, and accretion of $4 and $36 for the three months ended June 30, 1995 and 1996, respectively, is charged to retained earnings and included in preferred stock.

10. PENSION AND OTHER BENEFIT PLANS
    The Company sponsors a defined contribution 401(k) plan, under which salaried and certain hourly employees may defer a portion of their compensation. Eligible participants may contribute to the plan up to 15% of their regular compensation before taxes. The Company matches 33% of the first 6% of compensation contributed by the participant. All contributions and Company matches are invested at the direction of the employee in one or more mutual funds. Company matching contributions vest immediately and aggregated $293, $404 and $437 for the period from August 1, 1993 (inception of the 401(k) Plan) through March 31, 1994 and the years ended March 31, 1995 and 1996, respectively. Company matching contributions for the three months ended June 30, 1995 and 1996 amounted to $100 and $143, respectively.

11. OTHER POSTRETIREMENT BENEFITS
    In connection with the acquisition of Triumph Controls, Inc., the Company provides certain postretirement medical and insurance benefits to eligible employees under a Collective Bargaining Agreement. For any employees who retired through the date of the acquisition, the Seller retained all liabilities for benefits due and administration of the postretirement benefits. The Company has assumed responsibility for administration of the postretirement coverage for any eligible employee who retires subsequent to the date of acquisition. The Company will pay the costs related to these benefits upon retirement and will be reimbursed by the Seller for its pro rata portion based on relative length of service.

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

11. OTHER POSTRETIREMENT BENEFITS (CONTINUED)
    At March 31, 1996, the Company has recorded a total liability of $1,053 (as estimated by actuaries) for other postretirement benefits, of which $1,045 is estimated to be reimbursed by the Seller. The $1,053 and $1,045 are recorded in Other liabilities and Other assets, respectively.

12. LEASES
    Capital lease assets are included in property and equipment and the related obligations in other debt and capital lease obligations. Amortization of capital lease assets is included in depreciation expense. At March 31, 1996, future minimum payments under noncancelable operating leases with initial or remaining terms of more than one year were as follows: 1997 -- $1,461; 1998 -- $1,451; 1999 -- $1,326; 2000 -- $1,147; 2001 -- $821; thereafter (through 2006) --
$3,380. In the normal course of business, operating leases are generally renewed or replaced by other leases.

    Total rental expense was $730, $950, and $1,135 for the ten months ended March 31, 1994 and the years ended March 31, 1995 and 1996, respectively. Total rent expense for the three months ended June 30, 1995 and 1996 amounted to $283 and $365, respectively.

13. COMMITMENTS AND CONTINGENCIES
    During 1995, the Company entered into a consulting agreement for total consideration of $1,300 payable in annual installments, which expires on April 30, 2001.

    Certain of the Company's business operations and facilities are subject to a number of federal, state and local environmental laws and regulations. The Company is indemnified for environmental liabilities related to assets purchased from Alco which existed prior to the acquisition (Note 1) and any unidentified environmental liabilities which arise subsequent to the date of settlement through July 22, 2000, arising from conditions or activities existing at these facilities prior to the acquisition. In the opinion of management, there are no significant environmental concerns which would have a material effect on the financial condition or operating results of the Company which are not covered by such indemnification.

    The Company is involved in certain litigation matters arising out of its normal business activities. In the opinion of management, the ultimate resolution of such litigation will not have a material effect on the financial condition or operating results of the Company.

14. COLLECTIVE BARGAINING AGREEMENTS
    Approximately 30% of the Company's labor force is covered under collective bargaining agreements. These collective bargaining agreements expire over the next several years.

15. CONCENTRATIONS OF CREDIT RISK
    No single customer accounts for more than 5% of the Company's sales, however, the loss of any significant customer could have a material effect on the Company and its operating subsidiaries.

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

16. SEGMENT REPORTING
    Selected financial information for each segment is as follows:

                                                                   TEN MONTHS
                                                                     ENDED        YEAR ENDED MARCH 31,
                                                                   MARCH 31,    ------------------------
                                                                      1994         1995         1996
                                                                  ------------  -----------  -----------
Revenues:

  Aviation......................................................   $   57,257   $    70,714  $   100,166
  Metals converting and distribution............................       72,738        93,451       86,608
                                                                  ------------  -----------  -----------
                                                                   $  129,995   $   164,165  $   186,774
                                                                  ------------  -----------  -----------
                                                                  ------------  -----------  -----------
Operating income:

  Aviation......................................................   $    9,138   $     8,778  $    14,095
  Metals converting and distribution............................        5,376         6,379        4,638
  Corporate expenses............................................       (1,573)       (1,606)      (2,522)
                                                                  ------------  -----------  -----------
                                                                   $   12,941   $    13,551  $    16,211
                                                                  ------------  -----------  -----------
                                                                  ------------  -----------  -----------
Assets:

  Aviation......................................................   $   44,512   $    53,100  $   101,219
  Metals converting and distribution............................       33,688        32,550       29,965
  Discontinued operations.......................................       24,821        20,165       27,350
  Corporate and other...........................................        3,342         5,571        2,872
                                                                  ------------  -----------  -----------
                                                                   $  106,363   $   111,386  $   161,406
                                                                  ------------  -----------  -----------
                                                                  ------------  -----------  -----------
Capital expenditures:

  Aviation......................................................   $      555   $     2,077  $     1,684
  Metals converting and distribution............................          976         1,152          213
                                                                  ------------  -----------  -----------
                                                                   $    1,531   $     3,229  $     1,897
                                                                  ------------  -----------  -----------
                                                                  ------------  -----------  -----------
Depreciation and amortization:

  Aviation......................................................   $    1,379   $     1,780  $     2,513
  Metals converting and distribution............................          594           916          999
  Corporate.....................................................           20            22           23
                                                                  ------------  -----------  -----------
                                                                   $    1,993   $     2,718  $     3,535
                                                                  ------------  -----------  -----------
                                                                  ------------  -----------  -----------

17. SUBSEQUENT ACQUISITION
    On July 31, 1996, the Company acquired all of the outstanding stock of Advanced Materials Technologies, Inc. ("AMTI") based in Tempe, Arizona for an aggregate purchase price of $21,300, including cash consideration of $7,950, an option to purchase 13,000 shares of the Company's Class A Common Stock at an exercise price of $1.87 per share valued at $164, a five-year covenant not-to-compete contract valued at $2,800 and the assumption of liabilities and costs related to the transaction of $10,386. AMTI repairs and refurbishes gas turbine engine components used in the aviation industry. The acquisition will be accounted for under the purchase method, and the purchase price will be allocated to the assets based on their estimated fair values, with any excess recorded as cost over net assets acquired. The acquisition was funded through the Company's long-term borrowings.

18. OTHER SUBSEQUENT EVENTS
    In August 1996, the Company filed a registration statement with respect to a proposed underwritten public offering by the Company of 2,500,000 shares and an offering directly by the Company of an additional 125,000 shares. The net proceeds to the Company will be used to pay down a portion of the Company's long-term borrowings under its five year credit agreement and 10% subordinated promissory note (see Note 7).

                        THE TRIUMPH GROUP HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

18. OTHER SUBSEQUENT EVENTS (CONTINUED)
    On August 21, 1996 the Company amended its certificate of incorporation to change its corporate name to Triumph Group, Inc.

    In conjunction with the sale of common stock, the Company intends to recapitalize the Common Stock and authorize a 65-for-one stock split. All references to earnings per share data in the financial statements have been restated to give effect to the stock split.

    In conjunction with the proposed public offering described above, the Company intends to exchange all outstanding preferred stock for Common Stock. The liquidation value of the preferred stock plus accumulated dividends at the date of the exchange (estimated to be October 15, 1996) of approximately $4,841 will convert to approximately 334,352 shares of Common Stock at an assumed initial public offering price of $16.00 (less underwriting discounts and commissions and estimated offering expenses payable by the Company).

    In addition, the Company intends to exchange all outstanding 14% junior notes and a portion of outstanding 10.5% junior notes for Common Stock. The face value of the junior notes plus accrued but unpaid interest at the date of exchange (estimated to be October 15, 1996) of approximately $9,964 will be exchanged for 688,140 shares of Common Stock at the estimated initial public offering price of $16.00 (less underwriting discounts and commissions and estimated offering expenses payable by the Company).

    The Company intends to adopt the 1996 Stock Option Plan (the "Plan") which will become effective upon the closing of the proposed public offering. The Plan provides for grants of stock options to officers and key employees of the Company.

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                    FOR THE THREE MONTHS ENDED
                                                        --------------------------------------------------
                                                        3/31/96(1)   12/31/95(2)    9/30/95      6/30/95
                                                        -----------  -----------  -----------  -----------
Net sales.............................................   $  54,206    $  46,492    $  43,702    $  42,374
Gross profit..........................................      15,630       10,520       10,588       10,296
Income from continuing operations.....................       1,850        1,199        1,131        1,014
Income from discontinued operations...................       4,008          315           64          109
Net income............................................       5,858        1,514        1,195        1,123
Income from continuing operations per share(3)........   $    0.27    $    0.18    $    0.17    $    0.16


                                                                    FOR THE THREE MONTHS ENDED
                                                        --------------------------------------------------
                                                        3/31/95(3)   12/31/94(3)  9/30/94(3)   6/30/94(3)
                                                        -----------  -----------  -----------  -----------
Net sales.............................................   $  47,630    $  37,819    $  38,630    $  40,086
Gross profit..........................................      11,419        8,847        8,937        9,126
Income from continuing operations.....................       2,127          577          985          675
Income from discontinued operations...................      (2,897)         241           15         (211)
Net income............................................        (770)         818        1,000          464
Income from continuing operations per share(3)........   $    0.31    $    0.10    $    0.15    $    0.11

--------------
(1) In January 1996, the Company completed its acquisition of Triumph Controls, Inc. The operating results of Triumph Controls, Inc. are included for the full period.

(2) In October 1995, the Company completed its acquisition of Air Lab, Inc. The operating results of Air Lab, Inc. are included in the quarters ended December 31, 1995 and March 31, 1996.

(3) See Note 2 "Summary of Significant Accounting Policies" for information regarding the calculation of income from continuing operations per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Teleflex Incorporated

    In our opinion, the accompanying statements of income and of cash flows present fairly, in all material respects, the results of operations and cash flows of North Wales Controls and Quadrants Group, a division of Teleflex Incorporated (the "Division") for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Division's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
June 25, 1996

                    NORTH WALES CONTROLS AND QUADRANTS GROUP
                     (A DIVISION OF TELEFLEX INCORPORATED)

                              STATEMENT OF INCOME

                                                                                     YEAR ENDED
                                                                   ----------------------------------------------
                                                                    DECEMBER 26,    DECEMBER 25,    DECEMBER 31,
                                                                        1993            1994            1995
                                                                   --------------  --------------  --------------
Net sales........................................................  $   30,254,208  $   30,958,560  $   31,477,611
                                                                   --------------  --------------  --------------

Cost and expenses:
  Materials, labor and other product costs.......................      17,039,342      17,389,166      17,801,964
  Selling, engineering and administrative expenses...............       7,261,666       7,146,240       7,797,883
  Interest expense...............................................         262,803         135,810
  Interest income................................................                         (16,970)       (152,891)
                                                                   --------------  --------------  --------------
                                                                       24,563,811      24,654,246      25,446,956
                                                                   --------------  --------------  --------------
Income before income taxes.......................................       5,690,397       6,304,314       6,030,655
Provision for income taxes.......................................       2,387,987       2,619,496       2,413,074
                                                                   --------------  --------------  --------------
Net income.......................................................  $    3,302,410  $    3,684,818  $    3,617,581
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                    NORTH WALES CONTROLS AND QUADRANTS GROUP
                     (A DIVISION OF TELEFLEX INCORPORATED)

                            STATEMENT OF CASH FLOWS

                                                                                     YEAR ENDED
                                                                   ----------------------------------------------
                                                                    DECEMBER 26,    DECEMBER 25,    DECEMBER 31,
                                                                        1993            1994            1995
                                                                   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................   $  3,302,410    $  3,684,818    $  3,617,581
  Adjustments to reconcile net income to cash flows from
   operating activities:
    Depreciation.................................................        454,479         451,118         437,866
    Decrease in accounts receivable..............................      1,758,248       1,780,686       1,567,969
    Decrease (increase) in inventories...........................        797,829         221,062      (1,317,175)
    (Increase) decrease in prepaid expenses......................         (6,506)         (9,015)         22,317
    Increase (decrease) in accounts payable and accrued
     expenses....................................................        209,325          (5,513)         37,673
                                                                   --------------  --------------  --------------
Net cash provided by operating activities........................      6,515,785       6,123,156       4,366,231
                                                                   --------------  --------------  --------------

CASH FLOWS FOR INVESTING ACTIVITIES:
  Additions to plant assets, net.................................       (398,568)       (871,922)       (634,216)
                                                                   --------------  --------------  --------------
Net cash used in investing activities............................       (398,568)       (871,922)       (634,216)
                                                                   --------------  --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) in intercompany notes payable.........................     (6,116,629)     (5,250,700)     (3,733,390)
                                                                   --------------  --------------  --------------
Net cash used in financing activities............................     (6,116,629)     (5,250,700)     (3,733,390)
                                                                   --------------  --------------  --------------
Net increase (decrease) in cash and cash equivalents.............            588             534          (1,375)

Cash and cash equivalents at the beginning of the year...........          1,912           2,500           3,034
                                                                   --------------  --------------  --------------
Cash and cash equivalents at the end of the year.................   $      2,500    $      3,034    $      1,659
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                    NORTH WALES CONTROLS AND QUADRANTS GROUP
                     (A DIVISION OF TELEFLEX INCORPORATED)
                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION
    North Wales Controls and Quadrants Group, a division of Teleflex Incorporated (the "Division"), consists of two business units: aerospace and non-aerospace. Aerospace manufactures and services qualified mechanical controls for a broad range of end users. Non-aerospace comprises the naval group, which produces remote valve operators, and the nuclear group, which provides flux mapping systems for the nuclear industry. All manufacturing operations of the Division are conducted at North Wales, PA.

    These financial statements have been prepared in conformity with generally accepted accounting principles and include management estimates and assumptions that affect the recorded amounts. Actual results could differ from those estimates.

    The statement of income includes all charges applicable to the Division. Teleflex Incorporated provides certain services to, and incurs costs on behalf of, the Division. All of the allocations and estimates in the financial statements are based on assumptions that the Division and Teleflex Incorporated believe are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity.

    In January 1996, the Division was sold by Teleflex Incorporated to Triumph Controls, Inc. and is currently doing business under that name.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVENTORIES

    Inventories are stated principally at the lower of aggregate average cost or market.

    PLANT ASSETS

    Plant assets include the cost of additions and those improvements which increase the capacity or lengthen the useful lives of the assets. Repairs and maintenance costs are expensed as incurred. With minor exceptions, straight-line composite lives for depreciation of plant assets are as follows: machinery and equipment -- 5 to 12 years; leasehold improvements -- 10 years. Depreciation expense was $454,479, $451,188, and $437,866 for the years ending December 26, 1993, December 25, 1994 and December 31, 1995, respectively.

    INCOME TAXES

    The taxable income of the Division is included in the consolidated tax return of Teleflex Incorporated. As such, separate income tax returns were not prepared or filed by the Division. Income tax expense has been determined as if the Division was a separate tax paying entity by applying an asset and liability approach.

    REVENUE RECOGNITION

    Revenue is recognized upon shipment of product. Revenues from long-term contracts, which are less than 10 percent of total sales, are recognized on a percentage of completion basis.

3.  RELATED PARTY TRANSACTIONS

    NOTES PAYABLE

    The Company's cash requirements are met by funds generated from operations, supplemented as necessary by advances or borrowings from Teleflex Incorporated. Borrowings from Teleflex Incorporated are made pursuant to unwritten, informal arrangements. Interest is charged (earned) at a rate of 8%. Interest expense was $262,803 and $135,810 for the years ended December 26, 1993 and December 25, 1994, respectively.

                    NORTH WALES CONTROLS AND QUADRANTS GROUP
                     (A DIVISION OF TELEFLEX INCORPORATED)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  RELATED PARTY TRANSACTIONS (CONTINUED)
    INSURANCE COVERAGE

    WORKER'S COMPENSATION. Teleflex Incorporated purchases workers' compensation coverage for all its U.S. Divisions from external carriers. Premiums paid are determined based upon claims experience subject to a stop-loss provision. Each Division is allocated a charge based upon the application of published workers' compensation rates to division payroll costs adjusted for claims experience. Charges for the years ended December 26, 1993, December 25, 1994 and December 31, 1995 were $536,000, $554,000 and $610,600, respectively.

    MEDICAL. Certain medical and other related benefits are provided to active employees of the Division. Monthly premiums are paid to insurance carriers by Teleflex and reimbursed by the Division on the basis of employee headcount. These contracts are negotiated by Teleflex on a Company-wide basis.

    Medical charges allocated to the Division were $2,013,000, $1,689,000 and $1,415,000 for the years ended December 26, 1993, December 25, 1994 and December 31, 1995. These charges and allocations are not necessarily indicative of the costs that would have been incurred if the Division had been operating as a separate entity.

    CORPORATE EXPENSES

    The results of operations include significant transactions with Teleflex business units that are outside of the Division's operations. These transactions involve functions and services (such as executive management, cash management, tax administration, legal services and research funding) that were provided to the Division by these other Teleflex units. The cost of these functions and services has been allocated to the Division based on a predetermined percentage of Division revenues. Teleflex management believes this allocation methodology is reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred by the Division as a separate entity. Corporate charges were $1,180,000, $1,190,000 and $1,191,000 for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, respectively.

    SALES AND PURCHASES

    Sales by the Division to other divisions of Teleflex were $259,000, $212,000 and $45,000 for the years ending December 26, 1993, December 25, 1994 and December 31, 1995, respectively. Purchases by the Division from other divisions of Teleflex were $259,000, $245,000 and $335,000 for the years ending December 26, 1993, December 25, 1994 and December 31, 1995, respectively.

    RENT

    The Division rents its manufacturing facility from Teleflex under a month-to-month net lease. Charges of approximately $156,000 including rent, insurance and taxes were allocated to the Division for each of the three years ended December 31, 1995.

4.  BENEFITS PLANS

    PENSIONS

    Teleflex has defined benefit plans which provide retirement benefits to eligible employees. The benefits for these plans are based on employee's years of service and pay. Assumptions used in determining the actuarial present value of benefit obligations reflect a weighted average discount rate of 7.8% in 1993, 8.0% in 1994 and 1995, and an investment return of 9% and a salary increase of 5%.

    Pension costs have been assigned to the Division for all employees participating in Plan 1039, a plan solely for Division hourly employees, in accordance with actuarial calculations.

                    NORTH WALES CONTROLS AND QUADRANTS GROUP
                     (A DIVISION OF TELEFLEX INCORPORATED)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  BENEFITS PLANS (CONTINUED)
    Pension expense for Plan 1039 is summarized as follows:

                                                            1993         1994         1995
                                                         -----------  -----------  -----------
Service cost -- benefits earned during the year........  $   145,800  $   147,800  $   147,600
Interest cost on projected benefit obligations.........      369,900      396,400      406,500
Actual return on plan assets...........................     (135,100)     (57,700)    (740,320)
Net amortization and deferral..........................     (181,700)    (289,500)     441,420
                                                         -----------  -----------  -----------
                                                         $   198,900  $   197,000  $   255,200
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Salaried employees participate in a company-wide pension plan. Allocation of pension cost for salaried employees was made on the basis of proportional payroll and aggregated $250,000, $269,000 and $320,000 for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, respectively. Such costs are not necessarily indicative of the pension cost that would be incurred if the Division operated as a separate entity.

    OTHER

    Teleflex has defined contribution 401(k) plans in which substantially all employees of the Division may participate. Under these plans, employees may make voluntary contributions of their compensation, which are partially matched by Teleflex. Employer contributions for the years ended December 26, 1993, December 25, 1994 and December 31, 1995 were $100,000, $143,000 and $140,000, respectively.

5.  OTHER POSTRETIREMENT BENEFITS
    Teleflex provides postretirement medical and other benefits to eligible employees. Assumptions used in determining the expense and benefit obligations include a weighted average discount rate of 7.8% in 1993 and 8.0% in 1994 and 1995 and an initial health care cost trend rate of 12% in 1993, 11% in 1994 and 10% in 1995, declining to 6% over a period of 5 years. Increasing the health care cost trend rate by one percentage point would increase the postretirement benefit expense by approximately $20,000.

    Postretirement benefit expense has been assigned to the Division for all hourly employees participating in Plan 1039, in accordance with actuarial calculations. Postretirement benefit expense for this Plan allocated to the Division is summarized as follows:

                                                            1993         1994         1995
                                                         -----------  -----------  -----------
Service cost -- benefits earned during the year........  $   138,000  $    90,000  $    22,000
Interest cost on projected benefit obligations.........      541,000      438,000      301,000
Net amortization and deferral..........................      307,000      272,000      144,000
                                                         -----------  -----------  -----------
                                                         $   986,000  $   800,000  $   467,000
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    The reduction in the accumulated postretirement benefit expense resulted from Plan amendments.

    Salaried employees participate in a company-wide plan. Allocation of postretirement benefit expense was made on the basis of employees headcount and aggregated $128,000, $139,000 and $113,000 for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, respectively. Such costs are not necessarily indicative of the postretirement benefit cost that would be incurred if the Division operated as a separate entity.

                    NORTH WALES CONTROLS AND QUADRANTS GROUP
                     (A DIVISION OF TELEFLEX INCORPORATED)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  CONCENTRATION OF CREDIT RISK AND OTHER INFORMATION
    The Division's sales are made principally to commercial OEM customers, airlines and the U.S. Government. Sales to the U.S. Government, directly and as a subcontractor amounted to approximately $11,151,000, $9,559,000 and $10,500,000 for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, respectively.

7.  INCOME TAXES
    The provision for income taxes consists of the following:

                                                       1993           1994           1995
                                                   -------------  -------------  -------------
Current
  Federal........................................  $   1,712,816  $   1,858,581  $   1,709,879
  State..........................................        713,065        760,674        567,967
                                                   -------------  -------------  -------------
                                                       2,425,881      2,619,255      2,277,846
                                                   -------------  -------------  -------------
Deferred
  Federal........................................        (26,864)          (973)        92,997
  State..........................................        (11,030)         1,214         42,231
                                                   -------------  -------------  -------------
                                                         (37,894)           241        135,228
                                                   -------------  -------------  -------------
                                                   $   2,387,987  $   2,619,496  $   2,413,074
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    Deferred taxes primarily relate to additional costs capitalized in inventory for tax accounting in accordance with S-263A of the income tax code, and because of the use of accelerated depreciation for tax purposes.

    The following is a reconciliation of the effective income tax rate with the federal statutory income tax rate of 34%.

                                                       1993           1994           1995
                                                   -------------  -------------  -------------
Income tax expense at the statutory rate.........  $   1,934,905  $   2,143,637  $   2,050,423
State taxes, net of federal benefit..............        463,343        502,090        396,657
Research credits.................................        (23,861)       (39,831)       (47,605)
Other............................................         13,600         13,600         13,599
                                                   -------------  -------------  -------------
                                                   $   2,387,987  $   2,619,496  $   2,413,074
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

8.  COMMITMENTS AND CONTINGENCIES
    The Division has various purchase commitments for materials, supplies and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

    The Division has entered into certain operating leases which require minimum annual payments as follows: 1996 -- $240,000; 1997 -- $156,000; 1998 --
$100,000; 1999 -- $95,000 and 2000 -- $48,000. The total rental expense for all operating leases was $80,000, $171,000 and $260,000 for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, respectively. Certain equipment leased by the Division is used by other Teleflex units which reimburse the Division for their cost. Minimum annual payments for this equipment are as follows: 1996 -- $100,000 and 1997 -- $33,000.

    Teleflex is involved in a lawsuit in which a commissioned sales representative alleges breach of contract by the Division. The Division reached a settlement on May 14, 1996 in this lawsuit. The

                    NORTH WALES CONTROLS AND QUADRANTS GROUP
                     (A DIVISION OF TELEFLEX INCORPORATED)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) settlement required payment by the Division to the commissioned sales representative of $550,000. The Division had previously accrued approximately $430,000 in relation to this matter. No adjustment has been made to the financial statements for the outcome of this settlement.

    The United States Environmental Protection Agency notified Teleflex, as well as six other entities, that it is potentially responsible for costs of investigating and cleaning up a superfund site. The Division has received a settlement proposal in a suit with the North Penn Water Authority (NPWA) in June 1996, relative to the same property. The Division may be required to make a payment to NPWA of approximately $462,000. Teleflex has agreed to assume liability, if any is incurred in resolving this issue. Total environmental expenses, exclusive of allocated corporate expenses, recorded by the Division were approximately $17,000, $65,000 and $186,000 for the years ended December 26, 1993, December 25, 1994 and December 31, 1995.

    The Division is also subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on the financial position, results of operations, or cash flows of the Division.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Advanced Materials Technologies, Inc.

    We have audited the accompanying consolidated balance sheet of Advanced Materials Technologies, Inc. and subsidiary as of March 31, 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Materials Technologies, Inc. and subsidiary at March 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Phoenix, Arizona
July 5, 1996, except for Note 12 as to
  which the date is July 31, 1996

                     ADVANCED MATERIALS TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                     MARCH 31,
                                                                                        1996
                                                                                   --------------     JUNE 30,
                                                                                                        1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents......................................................  $       28,997  $      310,917
  Accounts receivable, less allowance for doubtful accounts of $35,000...........       3,961,012       4,617,173
  Inventories....................................................................       1,447,526       1,405,376
  Other current assets...........................................................         246,214          15,080
                                                                                   --------------  --------------
Total current assets.............................................................       5,683,749       6,348,546

Property, plant and equipment, at cost:
  Land...........................................................................         147,844         147,844
  Building and leasehold improvements............................................       1,058,682       1,104,097
  Machinery and equipment........................................................       4,126,342       4,625,202
  Office equipment...............................................................         146,455         179,043
  Transportation equipment.......................................................          74,598          74,598
                                                                                   --------------  --------------
                                                                                        5,553,921       6,130,784
Less accumulated depreciation and amortization...................................      (1,438,980)     (1,560,019)
                                                                                   --------------  --------------
                                                                                        4,114,941       4,570,765

Intangible assets, net...........................................................         861,339         840,881
Officer note receivable..........................................................         199,541         192,316
Other assets.....................................................................          23,407          23,257
                                                                                   --------------  --------------
Total assets.....................................................................  $   10,882,977  $   11,975,765
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit................................................................  $    1,421,082  $    1,422,645
  Accounts payable...............................................................         880,402         552,519
  Accrued expenses...............................................................         457,210         436,523
  Income taxes payable...........................................................         352,364       1,191,364
  Deferred income taxes..........................................................         813,000         482,000
  Current portion of long-term debt..............................................         865,636         758,224
                                                                                   --------------  --------------
Total current liabilities........................................................       4,789,694       4,843,275

Long-term debt, less current portion.............................................       3,142,199       3,197,988
Deferred income taxes............................................................         382,000         410,000

Commitments......................................................................        --              --

Shareholders' equity:
  Common stock, no par value, 1,000,000 shares authorized;
   20,613 shares issued and outstanding..........................................         131,193         131,193
  Retained earnings..............................................................       2,437,891       3,393,309
                                                                                   --------------  --------------
Total shareholders' equity.......................................................       2,569,084       3,524,502
                                                                                   --------------  --------------
Total liabilities and shareholders' equity.......................................  $   10,882,977  $   11,975,765
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                     ADVANCED MATERIALS TECHNOLOGIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         THREE MONTHS ENDED
                                                                    YEAR ENDED     ------------------------------
                                                                  MARCH 31, 1996   JUNE 30, 1996   JUNE 30, 1995
                                                                  ---------------  --------------  --------------
                                                                                            (UNAUDITED)

Net sales.......................................................   $  17,035,936    $  6,214,611    $  2,765,687
Cost of sales...................................................       9,608,858       3,604,474       1,591,206
                                                                  ---------------  --------------  --------------
Gross profit....................................................       7,427,078       2,610,137       1,174,481
Selling, general and administrative expenses....................       3,104,844         926,509         550,753
Special officer's bonus.........................................       2,507,500         --              --
                                                                  ---------------  --------------  --------------
Income from operations..........................................       1,814,734       1,683,628         623,728

Other income (expense):
  Interest income...............................................          19,286           1,490           3,206
  Interest expense..............................................        (270,992)       (110,092)        (29,646)
  Other.........................................................          11,249          20,392           6,287
                                                                  ---------------  --------------  --------------
Total other expense.............................................        (240,457)        (88,210)        (20,153)
                                                                  ---------------  --------------  --------------
Income before income taxes......................................       1,574,277       1,595,418         603,575
Provision for income taxes......................................         749,000         640,000         241,000
                                                                  ---------------  --------------  --------------
Net income......................................................   $     825,277    $    955,418    $    362,575
                                                                  ---------------  --------------  --------------
                                                                  ---------------  --------------  --------------

                            See accompanying notes.

                     ADVANCED MATERIALS TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                  COMMON SHARES
                                                              ----------------------    RETAINED
                                                               SHARES      AMOUNT       EARNINGS         TOTAL
                                                              ---------  -----------  -------------  -------------
Balances at April 1, 1995...................................     19,643  $    19,643  $   1,612,614  $   1,632,257
Shares issued in connection with options exercised..........        970      111,550       --              111,550
Net income..................................................     --          --             825,277        825,277
                                                              ---------  -----------  -------------  -------------
Balances at March 31, 1996..................................     20,613      131,193      2,437,891      2,569,084
Net income (unaudited)......................................     --          --             955,418        955,418
                                                              ---------  -----------  -------------  -------------
Balances at June 30, 1996 (unaudited).......................     20,613  $   131,193  $   3,393,309  $   3,524,502
                                                              ---------  -----------  -------------  -------------
                                                              ---------  -----------  -------------  -------------

                            See accompanying notes.

                     ADVANCED MATERIALS TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED
                                                                    YEAR ENDED     ------------------------------
                                                                  MARCH 31, 1996   JUNE 30, 1996   JUNE 30, 1995
                                                                  ---------------  --------------  --------------
                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net income......................................................   $     825,277    $    955,418    $    362,575
Adjustments to reconcile net income to net cash used in
 operating activities:
  Depreciation and amortization.................................         314,305         141,497          64,956
  Deferred income taxes (benefit)...............................         351,682        (303,000)         97,000
  Loss on disposal of assets....................................           8,250         --              --
  Provision for doubtful accounts...............................          17,527         --              --
  Special officer's bonus.......................................       2,507,500         --              --
  Changes in assets and liabilities:
    Accounts receivable.........................................      (1,836,156)       (656,161)       (179,530)
    Inventories.................................................      (1,066,206)         42,150        (100,125)
    Prepaid expenses............................................          (4,754)        --                6,845
    Other current assets........................................        (191,320)        231,134         --
    Accounts payable............................................         436,947        (327,883)         13,337
    Accrued expenses............................................          80,021         (20,687)        (72,061)
    Income taxes payable........................................         328,065         839,000         119,557
                                                                  ---------------  --------------  --------------
Net cash provided by operating activities.......................       1,771,138         901,468         312,554

INVESTING ACTIVITIES
Purchases of property, plant and equipment......................      (1,034,878)       (576,863)       (163,131)
Proceeds from disposal of property, plant and equipment.........          11,994         --              --
(Increase) decrease in deposits.................................          (9,554)            150          13,853
Acquisition of SPOA, net of cash acquired.......................        (761,221)        --              --
Advance to officer..............................................      (2,500,000)        --              --
                                                                  ---------------  --------------  --------------
Net cash used in investing activities...........................      (4,293,659)       (576,713)       (149,278)

FINANCING ACTIVITIES
Net increase in lines of credit.................................       1,215,194           1,563         --
Proceeds from long-term debt....................................       2,298,001         --              --
Payments of long-term debt......................................        (431,416)        (51,623)        (73,127)
(Increase) decrease in officer note receivable..................        (199,541)          7,225         --
Decrease in officer note payable................................        (678,383)        --              (76,647)
                                                                  ---------------  --------------  --------------
Net cash provided by (used in) financing activities.............       2,203,855         (42,835)       (149,774)
                                                                  ---------------  --------------  --------------
Net (decrease) increase in cash and cash equivalents............        (318,666)        281,920          13,502
Cash and cash equivalents at beginning of period................         347,663          28,997         347,663
                                                                  ---------------  --------------  --------------
Cash and cash equivalents at end of period......................   $      28,997    $    310,917    $    361,165
                                                                  ---------------  --------------  --------------
                                                                  ---------------  --------------  --------------

                            See accompanying notes.

                     ADVANCED MATERIALS TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
(INFORMATION FOR THE PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Advanced Materials Technologies, Inc. (Company) and its wholly owned subsidiary, Special Processes of Arizona, Inc., are in one line of business as a repair operation of aircraft component parts used in the commercial airline industry. The Company was incorporated in the State of Arizona in January 1984 and is a licensed FAA repair station.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

    INTERIM FINANCIAL INFORMATION

    The financial statements and disclosures included herein for the periods ended June 30, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements in accordance with generally accepted accounting principles for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost has been determined on the first-in, first-out basis.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated on the basis of cost. Depreciation and amortization are computed under the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Building and building improvements.............................     30 years
                                                                      7 - 15
Machinery and equipment........................................        years
                                                                      5 - 10
Office equipment...............................................        years
Transportation equipment.......................................      5 years

    INTANGIBLES

    Intangibles assets were acquired in connection with the acquisition of Special Processes of Arizona, Inc. Intangible assets include a noncompete agreement and FAA approvals. The assets are being amortized over their estimated useful lives of 5 to 15 years. Accumulated amortization at March 31, 1996 and June 30, 1996 was $14,452 and $34,910, respectively. Management periodically evaluates the continuing value of its intangibles based upon the expected gross margin on the related assets.

    INCOME TAXES

    The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes."

                     ADVANCED MATERIALS TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
(INFORMATION FOR THE PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK BASED COMPENSATION

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and, accordingly, recognizes no compensation expense for the stock option grants.

    REVENUE RECOGNITION

    Sales are recorded at the time of shipment.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable, and borrowings under its short-term revolving credit arrangements approximates their fair values. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements, and the carrying amounts approximate their fair value.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  ACQUISITIONS
    Effective January 31, 1996, the Company acquired the assets and assumed certain liabilities of Special Processes of Arizona, Inc. (SPOA). Under the terms of the agreement, the Company paid $764,564 in cash and issued a promissory note in the amount of $675,128. The acquisition has been accounted for using the purchase method of accounting; therefore, the accompanying financial statements include the accounts of SPOA since the date of acquisition. The excess of cost over net assets acquired is being amortized over fifteen years on a straight-line basis. The purchase price was allocated to assets acquired based upon their fair market values at the date of acquisition, as follows:

Cash and cash equivalents......................................  $    3,343
Accounts receivable............................................     416,275
Inventories....................................................      93,359
Other current assets...........................................      17,626
Property, plant and equipment..................................     725,000
Excess of cost over net assets acquired........................     292,000
Other intangibles..............................................     583,791
Line of credit.................................................    (205,888)
Accounts payable...............................................    (236,464)
Accrued expenses...............................................     (21,462)
Long-term debt.................................................    (227,888)
                                                                 ----------
                                                                 $1,439,692
                                                                 ----------
                                                                 ----------

    Concurrent with the acquisition, the Company entered into a technical consulting agreement with the former owner of SPOA for transition facilitation services to be performed during February and March of 1996. The Company incurred expense of $450,000 related to this agreement for the year ended March 31, 1996. The results of operations of SPOA were not material when compared to the Company.

                     ADVANCED MATERIALS TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
(INFORMATION FOR THE PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995 IS UNAUDITED)

3.  INVENTORIES
    Inventories consist of the following:

                                                                    MARCH 31,      JUNE 30,
                                                                      1996           1996
                                                                  -------------  -------------
Raw materials...................................................  $     152,288  $     152,288
Work in process.................................................      1,295,238      1,253,088
                                                                  -------------  -------------
                                                                  $   1,447,526  $   1,405,376
                                                                  -------------  -------------
                                                                  -------------  -------------

4.  LINES OF CREDIT
    The Company has a revolving line of credit with maximum borrowings of the lesser of $1,500,000 or 75 percent of eligible accounts receivable less a borrowing base of $500,000. The revolving line of credit is personally guaranteed by the majority shareholder of the company and collateralized by substantially all receivables and equipment. The revolving line of credit bears interest at prime plus 1 percent and matures July 1996. At March 31, 1996, and June 30, 1996, the balance was $1,370,455 and $1,422,645, respectively, and there were no available funds under the line of credit. The line of credit agreement contains certain financial and other covenants for which the Company was not in compliance as of March 31, 1996. The lines of credit were paid in full subsequent to year-end as is discussed in Note 12.

    SPOA has a revolving line of credit with maximum borrowings of the lesser of $300,000 or 80 percent of eligible accounts receivable. The revolving line of credit is collateralized by substantially all receivables and equipment. The revolving line of credit bears interest at prime plus 2 percent. This line of credit had a balance of $50,627 at March 31, 1996 and was paid in full and was not renewed in April 1996.

    The weighted average interest rates in short-term borrowings as of March 31, 1996 was approximately 9.25 percent.

                     ADVANCED MATERIALS TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
(INFORMATION FOR THE PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995 IS UNAUDITED)

5.  LONG-TERM DEBT

                                                                              MARCH 31,      JUNE 30,
                                                                                1996           1996
                                                                            -------------  -------------
Long-term debt consists of the following:
Note payable to a bank, collateralized by a deed of trust, payable in monthly installments of $16,667, plus interest at prime plus 1.0 percent
 until December 1998. Guaranteed by the majority shareholder..............  $   1,950,000  $   1,900,000
Note payable to an individual, collateralized by substantially all assets of SPOA, payable in annual installments of $261,973 including interest at
 8 percent until January 1999. Guaranteed by the majority shareholder.....        675,128        675,128
Note payable to a mortgage company, collateralized by deed of trust, payable in monthly installments of $3,660 including interest at 10.5 percent until March 1997, at which time the remaining balance is expected to be refinanced with bank debt at prime over 60 months; the debt
 maturities reflect the expected refinancing terms........................        371,023        369,771
Note payable to a bank, collateralized by equipment, payable in monthly installments of $7,525, plus interest at prime until December 1999.
 Guaranteed by the majority shareholder...................................        335,636        312,061
Note payable to a bank, collateralized by equipment, payable in monthly installments of $3,457 including interest at prime until June 2001.
 Guaranteed by the majority shareholder...................................        169,000        169,000
Note payable to a bank, payable in monthly installments of $4,444, plus interest at prime plus 2.5 percent until December 1996, at which time the
 remaining balance is due. Guaranteed by the majority shareholder.........        141,399       --
Note payable to a bank, collateralized by equipment, payable in monthly installments of $4,059 including interest at 8.15 percent until December
 1998. Guaranteed by the majority shareholder.............................        116,392        105,555
Other.....................................................................        249,257        424,697
                                                                            -------------  -------------
                                                                                4,007,835      3,956,212
Less current portion......................................................        865,636        758,224
                                                                            -------------  -------------
                                                                            $   3,142,199  $   3,197,988
                                                                            -------------  -------------
                                                                            -------------  -------------

    Maturities of long-term debt for the five years succeeding March 31, 1996 are $865,636 in 1997, $677,774 in 1998, $1,976,891 in 1999, $148,733 in 2000,
and $338,801 in 2001.

    Certain notes payable contain various covenants pertaining to the maintenance of working capital and net worth for which the Company was not in compliance. These defaults were cured through the payment in full of the related notes subsequent to year-end as discussed in Note 12. The notes are classified in accordance with these scheduled maturities given that such debt was paid in full.

                     ADVANCED MATERIALS TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
(INFORMATION FOR THE PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995 IS UNAUDITED)

5.  LONG-TERM DEBT (CONTINUED)
    Interest paid during the year ended March 31, 1996 and the periods ended June 30, 1996 and 1995 was approximately $171,000, $107,000, and $30,000, respectively.

6.  INCOME TAXES
    Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                    MARCH 31,      JUNE 30,
                                                                      1996           1996
                                                                  -------------  -------------
Deferred tax liabilities:
  Tax over book depreciation....................................  $     427,000  $     455,000
  Inventory basis differences...................................        540,000        209,000
  Accounts receivable basis differences.........................        348,000        348,000
                                                                  -------------  -------------
Total deferred tax liabilities:.................................      1,315,000      1,012,000
Deferred tax assets:
  Receivables and allowances....................................         15,000         15,000
  Accrued vacation..............................................         58,000         58,000
  Other.........................................................         47,000         47,000
                                                                  -------------  -------------
Total deferred tax assets.......................................        120,000        120,000
                                                                  -------------  -------------
Net deferred tax liability......................................  $   1,195,000  $     892,000
                                                                  -------------  -------------
                                                                  -------------  -------------

    Significant components of the federal and state income tax expense are:

                                                         MARCH 31,     JUNE 30,     JUNE 30,
                                                           1996          1996         1995
                                                        -----------  ------------  -----------
Current:
  Federal.............................................  $   320,000  $    730,000  $   112,000
  State...............................................       83,000       213,000       32,000
                                                        -----------  ------------  -----------
Total current.........................................      403,000       943,000      144,000
Deferred:
  Federal.............................................      275,000      (235,000)      74,000
  State...............................................       71,000       (68,000)      23,000
                                                        -----------  ------------  -----------
Total deferred........................................      346,000      (303,000)      97,000
                                                        -----------  ------------  -----------
                                                        $   749,000  $    640,000  $   241,000
                                                        -----------  ------------  -----------
                                                        -----------  ------------  -----------

    The reconciliation of income tax computed at the U.S. federal statutory tax rates to the income tax expense effective rate is as follows:

                                                                 MARCH 31,       JUNE 30,       JUNE 30,
                                                                   1996            1996           1995
                                                              ---------------  -------------  -------------
Tax at U.S. statutory rates.................................            34%             34%            34%
State income taxes net of federal benefit...................             6               6              6
Nondeductible expenses......................................             6              --             --
Other.......................................................             1              --             --
                                                                        --              --             --
                                                                        47%             40%            40%
                                                                        --              --             --
                                                                        --              --             --

                     ADVANCED MATERIALS TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
(INFORMATION FOR THE PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995 IS UNAUDITED)

6.  INCOME TAXES (CONTINUED)
    Total income tax payments, net of any refunds received, during the year ended March 31, 1996 and the periods ended June 30, 1996 and 1995 were approximately $175,000, $104,000 and $24,000, respectively.

7.  STOCK OPTION PLAN
    The Company has a stock option plan which covers directors, officers and key employees of the Company. In August of 1993 the Company granted a key employee options to purchase a total of 2,425 shares at $115 per share. The exercise price of the options granted was at a price that approximated the fair value of the common shares at the date of grant. The options are exercisable in five equal annual options of 485 shares. All options expire six years after the date of grant. Options to purchase 970 shares were exercised for $111,550 during 1996. No cash was received under the exercise of these options as the amount due was offset against certain royalties payable due the option holder. No options were exercisable at March 31, 1996 and June 30, 1996, respectively.

8.  SIGNIFICANT CUSTOMERS
    The Company's significant customers are businesses in the aerospace components industry. Credit losses have been provided for in the financial statements and have been within management's expectations. The Company performs ongoing credit evaluations of its customers' financial condition, and generally does not require collateral.

    Sales to one customer accounted for approximately 62 percent, 56 percent and 61 percent of total sales for the year ended March 31, 1996 and the periods ended June 30, 1996 and 1995, respectively.

9.  COMMITMENTS

    LEASE COMMITMENTS

    The Company leases real property, vehicles and office equipment under noncancelable operating leases, including buildings leased from the majority shareholder. Certain leases have rent escalation clauses and renewal options up to ten years. Future minimum payments under the noncancelable operating leases with terms in excess of one year consisted of the following at March 31, 1996:

1997...........................................................  $  172,000
1998...........................................................     163,000
1999...........................................................     163,000
2000...........................................................     157,000
2001...........................................................     157,000
Thereafter.....................................................     905,000
                                                                 ----------
                                                                 $1,717,000
                                                                 ----------
                                                                 ----------

Rental expense under the noncancelable leases was approximately $76,000, $36,000 and $11,000 for the year ended March 31, 1996 and the periods ended June 30, 1996 and 1995, respectively, including approximately $26,000, $31,000 and $0 in rental expenses paid to the majority shareholder.

    ROYALTY AGREEMENT

    During 1993, the Company formalized a royalty agreement with certain participants regarding the development of technical processes. The participants are compensated 12 percent, in aggregate, of gross revenues generated by the component part number for which the technical process was utilized. The royalty is paid based on revenues generated in the first eighteen months of each covered part numbers

                     ADVANCED MATERIALS TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
(INFORMATION FOR THE PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995 IS UNAUDITED)

9.  COMMITMENTS (CONTINUED)
existence. Royalty expense under this agreement was approximately $534,000, $127,000 and $102,000 for the year ended March 31, 1996 and the periods ended June 30, 1996 and 1995, respectively, of which approximately $358,000, $127,000 and $74,000 was paid to the Company's majority shareholder.

10. BENEFIT PLAN
    The Company sponsors a defined contribution benefit plan covering employees who meet specified age and service requirements. The Company contributes an amount equal to 50 percent of each participant's contribution, not to exceed 6 percent of the employees salary per year per participant. The Company contributed and expensed approximately $43,000, $12,000 and $10,000 during the year ended March 31, 1996 and the periods ended June 30, 1996 and 1995, respectively.

11. RELATED PARTY TRANSACTIONS
    During 1996, the Company incurred $2,500,000 of debt from a bank for which the proceeds were advanced to its majority shareholder as an officer note receivable. The Company also paid a bonus of $2,507,500 to the same officer and reduced the officer note receivable by that amount. The outstanding balance on the officer note receivable is unsecured, bears interest at 9.5 percent and is due on demand.

12. SUBSEQUENT EVENT
    Subsequent to March 31, 1996, a letter of intent was signed by the majority shareholder for an unrelated third party to acquire all of the outstanding stock of the Company. On July 31, 1996, the Company completed the sale of its stock to The Triumph Group Holdings, Inc. at which time funds were advanced to extinguish substantially all long-term debt.

[An airplane gauge]

A. BIEDERMAN
A. BIEDERMAN AND AIR LAB, DEDICATED TO THE HIGHEST STANDARDS IN THE AIRCRAFT AND INDUSTRIAL INSTRUMENT AND AVIONICS INDUSTRY FOR OVER 60 YEARS.


[Various aircraft turbine parts]

ADVANCED MATERIALS TECHNOLOGIES, INC.
AMTI'S FUTURE LIES IN THE MANUFACTURE AND RESTORATION OF TURBINE PARTS TO MAIANTAIN THE TURBINE ENGINE FLEET.


[The factory floor of Aerospace Technologies, Inc.]

AEROSPACE TECHNOLOGIES
AEROSPACE TECHNOLOGIES, INC. IS A WORLD CLASS MANUFACTURER OF METALLIC COMPOSITE HONEY-COMB ASSEMBLIES AS WELL AS A CERTIFIED FAA REPAIR STATION FOR FUSELAGE WING AND FLIGHT CONTROL SURFACE PARTS.


[A stretch forming machine at K-T Corporation]

K T CORPORATION
K T CORPORATION PERFORMS STRETCH FORMING, MACHINING AND OTHER FABRICATION FOR THE AEROSPACE, TRANSPORTATION AND GENERAL INDUSTRY SECTORS.


[Ultra precision machining of a gauge]

L.A. GAUGE CO.
L.A. GAUGE IS AN ULTRA PRECISION MACHINING, BONDING AND FABRICATION SHOP SERVING THE AEROSPACE, COMPUTER, MEDICAL AND TRANSPORTATION INDUSTRIES.


[A collage of aircraft and engine accessories including electrical and pneumatic accessories]

LAMAR ELECTRO-AIR
LAMAR ELECTRO-AIR CORPORATION IS A DIVERSE, HIGH QUALITY COMPANY SERVING THE TRANSPORTATION, MILITARY AND AEROSPACE INDUSTRIES WITH MANUFACTURED PRODUCTS AND ACCESSORY OVER-HAUL SUPPORT.


[Three hot-gas values]

NORTHWEST INDUSTRIES
NORTHWEST INDUSTRIES IS A LEADER IN RARE METALS INCLUDING PRECISION MACHINING AND FABRICATION OF REFRACTORY, REACTIVE, HEAT AND CORROSION-RESISTANT PRODUCTS FOR THE AEROSPACE, NUCLEAR, CHEMICAL, MEDICAL AND ELECTRONIC INDUSTRIES.


[An aircraft auxiliary power unit]

TRIUMPH AIR REPAIR
TRIUMPH AIR REPAIR PROVIDES QUALITY REPAIR AND OVERHAUL SERVICE TO THE WORLD'S COMMERCIAL AIRLINES, FOR AUXILIARY POWER UNITS AND OTHER SUPPLEMENTAL EQUIPMENT AT AFFORDABLE COSTS AND SUPERIOR RELIABILITY.


[Various aircraft controls]

TRIUMPH CONTROLS, INC.
(FORMERLY TELEFLEX AEROSPACE DEFENSE)
FOR OVER HALF A CENTURY, AEROSPACE ENGINEERS HAVE TRUSTED TCI TO DEVELOP INNOVATIVE DESIGN SOLUTIONS FOR A BROAD RANGE OF CONTROL APPLICATIONS.


[Logo]
TRIUMPH GROUP, INC.
WAYNE, PENNSYLVANIA - (610) 975-0420

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                 --------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          9
Historical Background..........................         13
Use of Proceeds................................         14
Dividend Policy................................         14
Capitalization.................................         15
Dilution.......................................         16
Selected Financial Data........................         17
Selected Unaudited Pro Forma Financial Data....         19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         22
Business.......................................         31
Management.....................................         41
Certain Transactions...........................         45
Principal Stockholders.........................         47
Description of Capital Stock...................         48
Direct Sale....................................         50
Shares Eligible for Future Sale................         51
Underwriting...................................         52
Legal Matters..................................         53
Experts........................................         53
Additional Information.........................         53
Index to Financial Statements..................        F-1


                                 --------------

    UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                     [LOGO]

                              TRIUMPH GROUP, INC.

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS
                                  ------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                            DILLON, READ & CO. INC.

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated amount of various expenses in connection with the sale and distribution of the securities being registered:


SEC registration fee.........................................     $18,620.69
NASD filing fee..............................................       5,675.00
NYSE filing fee..............................................      98,600.00
Printing and engraving expenses..............................     190,000.00
Legal fees and expenses (including blue sky fees and
 expenses)...................................................     280,000.00
Accounting fees and expenses.................................     200,000.00
Transfer agent fees..........................................      10,000.00
Miscellaneous................................................     247,104.31
                                                               -------------
Total........................................................  $1,050,000.00
                                                               -------------
                                                               -------------


--------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The By-laws of the Registrant provide for indemnification of directors and officers in accordance with indemnification provisions of the Delaware General Corporation Law. The Delaware statute permits indemnification of directors and officers of a corporation under certain conditions and subject to certain limitations.

    The Registrant's Certificate of Incorporation, as amended, provides that, subject to certain limitations, no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following sales of securities of the Company, including its subsidiaries, took place on the dates indicated (except as otherwise shown, transactions shown are on a pre-Stock Split basis):

    On May 9, 1995, the Company sold 400 shares of Class A Common Stock to the president of Triumph Air Repair for $52.325 per share and 14% JSDs in the aggregate principal amount of $28,818 which bear interest at the rate of 14% per annum and mature on December 31, 2003.

    On January 23, 1996, TCI, a subsidiary of the Company, in connection with the acquisition of TCI by the Company, sold 2,150 shares of its common stock to one corporation for $10.00 per share and 10.5% JSDs in the aggregate principal amount of $344,000 which bear interest at the rate of 10.5% per annum and mature in two equal installments on December 31, 2002 and 2003 and sold an aggregate of 2,850 shares of its common stock and $456,000 aggregate principal amount of such 10.5% JSDs to five employees of TCI. The Company also granted to the president of TCI a purchase option to purchase shares of Class A Common Stock which will be exchanged into 19,500 shares of Common Stock (on a post-Stock Split basis) at an exercise price of $1.87 per share and issued 14% JSDs which will be exchanged into 1,816 shares of Common Stock at the JSD Exchange Ratio. This purchase option was exercised on September 17, 1996.

    On January 23, 1996, the Company issued a subordinated promissory note in connection with its acquisition of TCI in the aggregate principal amount of $5,500,000 which accrues interest at the rate of 10.5% per annum and matures in two equal installments on December 31, 2002 and 2003.

    In July 1996, the Company granted a stockholder of AMTI a purchase option to purchase shares of Class A Common Stock which will be exchanged into 13,000 shares of Common Stock (on a post-Stock Split basis) at an exercise price of $1.87 per share and issued 14% JSDs which will be exchanged into 1,211 shares of Common Stock at the JSD Exchange Ratio. This purchase option was exercised on August 30, 1996.

    In August 1996, the Company granted to the president of Aerospace Technologies, Inc., a subsidiary of the Company, a purchase option to purchase shares of Class A Common Stock which will be exchanged into 7,800 shares of Common Stock (on a post-Stock Split basis) at an exercise price of $1.87 per share and issued 14% JSDs which will be exchanged into 727 shares of Common Stock at the JSD Exchange Ratio. This purchase option was exercised on September 25, 1996.

    The foregoing transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    Except as otherwise noted, the exhibit has previously been filed.


EXHIBIT NO.
-----------
1            Form of Underwriting Agreement.
3.1          Amended and Restated Certificate of Incorporation of the Company.
3.2          By-laws of the Company.
3.3          Certificate of Amendment to the Certificate of Incorporation of the Company to become effective immediately prior to the closing of this offering.*
3.4          Amended and Restated Certificate of Incorporation of the Company, to become effective upon the closing of this offering.*
3.5          Bylaws of the Company to become effective upon the closing of this offering.*
4            Form of certificate evidencing Common Stock of the Company.*
5            Opinion of Ballard Spahr Andrews & Ingersoll regarding legality of securities being registered.*
10.1         Form of Employment Agreement with Richard C. Ill.*
10.2         Form of Employment Agreement with John R. Bartholdson.*
10.3         Credit Agreement with PNC Bank, N.A. dated July 19, 1996.
10.4         Guaranty of the Company to PNC Bank, N.A. dated July 19, 1996.
10.5         Purchase Agreement dated as of July 22, 1993 between the Company and Citicorp Venture Capital, Ltd.
10.6         Subordinated Promissory Note dated June 1, 1993 payable to MDR Corporation, as amended.
10.7         Stockholders Agreement dated as of July 22, 1993 among the Company, Citicorp Venture Capital, Ltd.,
              World Equity Partners, L.P. and certain members of management of the Company, as amended on May 9,
              1995.
10.8         Registration Agreement dated as of July 22, 1993 among the Company, Citicorp Venture Capital, Ltd.,
              World Equity Partners, L.P. and certain members of management of the Company.
10.9         Warrant dated July 22, 1993 issued to World Equity Partners, L.P.
10.10        Warrant Agreement dated as of July 22, 1993 among the Company, Citicorp Venture Capital, Ltd. and
              World Equity Partners, L.P.
10.11        Asset Purchase Agreement dated as of December 31, 1995 among the Company, Triumph Control Systems,
              Inc. and Teleflex Incorporated.
10.12        Subordinated Promissory Note dated December 31, 1995 payable to Teleflex Incorporated.
10.13        Stock Purchase Agreement dated as of July 31, 1996 among The Triumph Group Holdings, Inc., Advanced
              Materials Technologies Inc. and certain members of management of Advanced Materials Technologies
              Inc.

10.14        Executive Securities Agreement dated July 31, 1996 between the Company and Jay Donkersloot, as amended.
10.15        Non-Competition Agreement dated July 31, 1996 between the Company and Jay Donkersloot.
10.16        Note Modification Agreement dated December 31, 1995 between the Company and MDR Corporation
10.17        Executive Stock Agreement dated as of May 9, 1995 between the Company and John M. Brasch
10.18        Form of 1996 Stock Option Plan.
10.19        Form of Executive Securities Agreement.
10.20        Executive Stock Agreement between the Company and Richard C. Ill.*
10.21        Executive Stock Agreement between the Company and John R. Bartholdson.*
10.22        Executive Stock Agreement between the Company and Paul T. Stimmler.*
10.23        Executive Stock Agreement between the Company and Kevin E. Kindig.*
11.1         Statements re: computations of per share earnings.
21.1         Subsidiaries of the Registrant.
23.1         Consent of Ernst & Young LLP.*
23.2         Consent of Price Waterhouse LLP.*
23.3         Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5).*
27           Financial Data Schedule.


--------------
 * Filed herewith.
** To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

    The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chester, Commonwealth of Pennsylvania, on October 15, 1996.


                                          TRIUMPH GROUP, INC.

                                          By: ________/s/ RICHARD C. ILL________
                                                       Richard C. Ill
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                              President, Chief Executive
                                               Officer and Director
             /s/ RICHARD C. ILL                (Principal Executive         October 15, 1996
               Richard C. Ill                  Officer)

                                              Senior Vice President, Chief
                                               Financial Officer,
          /s/ JOHN R. BARTHOLDSON              Treasurer and Director       October 15, 1996
            John R. Bartholdson                (Principal Financial
                                               Officer)

                                              Controller
            /s/ KEVIN E. KINDIG                (Principal Accounting        October 15, 1996
              Kevin E. Kindig                  Officer)

            /s/ RICHARD C. GOZON              Director                      October 15, 1996
              Richard C. Gozon

             /s/CLAUDE F. KRONK               Director                      October 15, 1996
              Claude F. Kronk

          /s/ JOSEPH M. SILVESTRI             Director                      October 15, 1996
            Joseph M. Silvestri

           /s/ MICHAEL A. DELANEY             Director                      October 15, 1996
             Michael A. Delaney

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                                                                                         PAGE
---------                                                                                                       -----
1          Form of Underwriting Agreement.
3.1        Amended and Restated Certificate of Incorporation of the Company.
3.2        By-laws of the Company.
3.3        Certificate of Amendment to the Certificate of Incorporation of the Company to become effective immediately prior to the closing of this offering.*
3.4        Amended and Restated Certificate of Incorporation of the Company, to become effective upon the closing of this offering.*
3.5        Bylaws of the Company to become effective upon the closing of this offering.*
4          Form of certificate evidencing Common Stock of the Company.*
5          Opinion of Ballard Spahr Andrews & Ingersoll regarding legality of securities being registered.*
10.1       Form of Employment Agreement with Richard C. Ill.*
10.2       Form of Employment Agreement with John R. Bartholdson.*
10.3       Credit Agreement with PNC Bank, N.A. dated July 19, 1996.
10.4       Guaranty of the Company to PNC Bank, N.A. dated July 19, 1996.
10.5       Purchase Agreement dated as of July 22, 1993 between the Company and Citicorp Venture Capital,
            Ltd.
10.6       Subordinated Promissory Note dated June 1, 1993 payable to MDR Corporation, as amended.
10.7       Stockholders Agreement dated as of July 22, 1993 among the Company, Citicorp Venture Capital,
            Ltd., World Equity Partners, L.P. and certain members of management of the Company, as amended on May 9, 1995.
10.8       Registration Agreement dated as of July 22, 1993 among the Company, Citicorp Venture Capital,
            Ltd., World Equity Partners, L.P. and certain members of management of the Company.
10.9       Warrant dated July 22, 1993 issued to World Equity Partners, L.P.
10.10      Warrant Agreement dated as of July 22, 1993 among the Company, Citicorp Venture Capital, Ltd.
            and World Equity Partners, L.P.
10.11      Asset Purchase Agreement dated as of December 31, 1995 among the Company, Triumph Control
            Systems, Inc. and Teleflex Incorporated.
10.12      Subordinated Promissory Note dated December 31, 1995 payable to Teleflex Incorporated.
10.13      Stock Purchase Agreement dated as of July 31, 1996 among The Triumph Group Holdings, Inc.,
            Advanced Materials Technologies Inc. and certain members of management of Advanced Materials
            Technologies Inc.
10.14      Executive Securities Agreement dated July 31, 1996 between the Company and Jay Donkersloot, as amended.
10.15      Non-Competition Agreement dated July 31, 1996 between the Company and Jay Donkersloot.
10.16      Note Modification Agreement dated December 31, 1995 between the Company and MDR Corporation
10.17      Executive Stock Agreement dated as of May 9, 1995 between the Company and John M. Brasch
10.18      Form of 1996 Stock Option Plan.
10.19      Form of Executive Securities Agreement.
10.20      Executive Stock Agreement between the Company and Richard C. Ill.*
10.21      Executive Stock Agreement between the Company and John R. Bartholdson.*
10.22      Executive Stock Agreement between the Company and Paul T. Stimmler.*
10.23      Executive Stock Agreement between the Company and Kevin E. Kindig.*
11.1       Statements re: computations of per share earnings.
21.1       Subsidiaries of the Registrant.
23.1       Consent of Ernst & Young LLP.*

 EXHIBIT
 NUMBER                                                                                                         PAGE
---------                                                                                                       -----
23.2       Consent of Price Waterhouse LLP.*
23.3       Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5).*
27         Financial Data Schedule.


--------------
 * Filed herewith.
** To be filed by amendment.